Exhibit 10.1

EXECUTION VERSION

Secured Revolving Loan Facility

LOAN AND SECURITY AGREEMENT

Among

ROF SPV I, LLC

as Borrower,

CREDIT SUISSE AG, New York Branch
as Agent and Managing Agent,

and

THE LENDER GROUPS PARTY HERETO FROM TIME TO TIME

Dated as of
February 4, 2022

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VI.	AFFIRMATIVE COVENANTS		68

	6.1	Financial Statements, Reports and Other Information	68
	6.2	Payment of Obligations	71
	6.3	Conduct of Business and Maintenance of Existence and Assets	71
	6.4	Compliance with Legal and Other Obligations	71
	6.5	Insurance	71
	6.6	True Books	72
	6.7	Inspection; Periodic Audits	72
	6.8	Further Assurances; Post Closing	73
	6.9	Other Liens	73
	6.10	Use of Proceeds	73
	6.11	Collateral Documents; Security Interest in Collateral	73
	6.12	Servicing Agreement; Backup Servicer	74
	6.13	Special Purpose Entity	74
	6.14	Collections.	76
	6.15	Financial Covenants and Collateral Performance	76
	6.16	Changes to Underwriting Guidelines	78
	6.17	Right of First Refusal	78

VII.	NEGATIVE COVENANTS		80

	7.1	Indebtedness	80
	7.2	Liens	80
	7.3	Investments; Investment Property; New Facilities or Collateral; Subsidiaries	81
	7.4	Dividends; Redemptions; Equity	81
	7.5	Transactions with Affiliates	82
	7.6	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Trade Names	82
	7.7	Transfer of Collateral; Amendment of Receivables	82
	7.8	Contingent Obligations and Risks	83
	7.9	Truth of Statements	83
	7.10	Modifications of Agreements	83
	7.11	Anti-Terrorism; OFAC	83
	7.12	Deposit Accounts and Payment Instructions	83
	7.13	Servicing Agreement	84
	7.14	No Adverse Selection	84
	7.15	Bank Partnership Agreement	84

VIII.	EVENTS OF DEFAULT		84

IX.	RIGHTS AND REMEDIES AFTER DEFAULT		87

	9.1	Rights and Remedies	87
	9.2	Application of Proceeds	88
	9.3	Right to Appoint Receiver	88
	9.4	Attorney-in-Fact	89
	9.5	Rights and Remedies not Exclusive	89

X.	WAIVERS AND JUDICIAL PROCEEDINGS		89

	10.1	Waivers	89
	10.2	Delay; No Waiver of Defaults	89
	10.3	Jury Waiver	90
	10.4	Amendment and Waivers	90

XI.	EFFECTIVE DATE AND TERMINATION		91

	11.1	Effectiveness and Termination	91
	11.2	Survival	92

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XII.	MISCELLANEOUS		92

	12.1	Governing Law; Jurisdiction; Service of Process; Venue	92
	12.2	Successors and Assigns; Assignments and Participations	93
	12.3	Application of Payments	96
	12.4	Indemnity	96
	12.5	Notice	97
	12.6	Severability; Captions; Counterparts; Facsimile Signatures	97
	12.7	Expenses	98
	12.8	Entire Agreement	98
	12.9	Approvals and Duties	99
	12.10	Release of Collateral	99
	12.11	Times of Day	100
	12.12	Rounding	100
	12.13	No Advisory or Fiduciary Responsibility	100
	12.14	Independent Effect of Covenants	101
	12.15	Right of Setoff	101
	12.16	Confidentiality and Publicity	101
	12.17	Inconsistencies with Other Documents	103
	12.18	Patriot Act	103
	12.19	Bankruptcy Petition	104
	12.20	Limitation on Liability	104

XIII.	AGENT PROVISIONS; SETTLEMENT		104

	13.1	Agent	104
	13.2	Lender Consent	109
	13.3	Sharing of Payments	110
	13.4	Reserved	110
	13.5	Payments; and Information	110
	13.6	Dissemination of Information	111
	13.7	Non-Funding Lender.	112
	13.8	Managing Agents	112

XIV.	TAXES		115

	14.1	Taxes	115

SCHEDULES

Schedule A	Disclosure Schedules
Schedule B	Revolving Loan Amount
Schedule C	Managing Agents, Branch Banks and Conduit Lenders
Schedule D	Approved States
Schedule E	[Reserved]
Schedule F	Approved Make
Schedule 6.8	Post-Closing Covenants

EXHIBITS

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Excess Collections Disbursement Request
Exhibit C	Form of Monthly Collateral and Servicing Report
Exhibit D	Form of Portfolio Documents
Exhibit E	Form of Request for Revolving Advance
Exhibit F	Form of Compliance Certificate
Exhibit G	Underwriting Guidelines
Exhibit H	Form of Reconcilement E-mail
Exhibit I	Charge Off Policy

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of February 4, 2022, is entered into by and between ROF SPV I, LLC, a Delaware limited liability company (“Borrower”), the Conduit Lenders (as hereinafter defined) from time to time parties hereto, the Lenders (as hereinafter defined) from time to time parties hereto, the Managing Agents (as hereinafter defined) from time to time parties hereto, and CREDIT SUISSE AG, New York Branch (“Credit Suisse”), as administrative, payment and collateral agent for the Secured Parties (as hereinafter defined) (in such capacities, “Agent”).

WHEREAS, Borrower has requested that make available to Borrower a revolving loan facility in a maximum principal amount of $25,000,000, the proceeds of which shall be used by Borrower to purchase certain Eligible Receivables, to pay closing expenses and for payment of fees and expenses to Agent and other Secured Parties, to pay for operating expenses and to distribute funds to its member subject to compliance with this Agreement;

WHEREAS, Borrower is willing to grant Agent, for its benefit and the other Secured Parties, a lien on and security interest in the Collateral to secure the Obligations and other financial accommodations being granted by Agent and the other Secured Parties to Borrower; and

WHEREAS, Lenders are willing to make the Loans available to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower, Agent, Managing Agents and Lenders hereby agree as follows:

I.	DEFINITIONS

1.1	General Terms

(a) For purposes of the Loan Documents and all Annexes, Schedules and Exhibits thereto, in addition to the definitions above and elsewhere in this Agreement or the other Loan Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I.

(b) The following rules of construction shall apply to this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (vi) in the computation of a period of time from a specified date to a later specified date, the word “from” shall mean “from and including” and the words “to” and “until” each shall mean “to by excluding” and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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(c) All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein.

(d) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrower that Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. When calculating Indebtedness for the Leverage Ratio and when calculating Tangible Net Worth, Contingent Obligations shall be excluded from the calculations.

“Account Debtor” shall mean any individual or individuals that are obligors in respect of any Receivable.

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“Advance” shall mean any borrowing under and advance of the Loan, including, but not limited to, each Revolving Advance and any Protective Advance. Any amounts paid by Agent on behalf of Borrower under any Loan Document shall be an Advance for purposes of this Agreement.

“Affiliate” or “affiliate” shall mean, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director or officer of such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of the members of the board of directors or other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.

“Agent” shall have the meaning assigned to it in the introductory paragraph hereof.

“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.

“Amortization Period” shall mean the period beginning on the expiration or termination of the Revolving Period and ending on the Maturity Date.

“Applicable Law” shall mean any and all federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements of any and every conceivable type applicable to the Loans, the Loan Documents, Borrower, Indemnitor, Originator, Servicer, any Receivable and the related Account Debtor, as applicable, or any other Collateral or any portion thereof, including, but not limited to, Credit Protection Laws, credit disclosure laws and regulations, the Fair Labor Standards Act, and all applicable state and federal usury laws.

“Applicable Margin” shall mean five percent (5.00%); provided, that the Applicable Margin for any Loan bearing interest at the Base Rate shall, in each case, be one percent (1.00%) lower than the rate set forth in the immediately preceding clause.

“Applicable Rate” shall have the meaning assigned to it in Section 2.2(a).

“Approved Make” shall mean the make (including all related models) of vehicles listed in Schedule F, as amended from time to time in accordance with Section 6.1(g), attached hereto or any other make and model approved in writing by Agent in its sole discretion.

“Approved State” shall mean the states listed in Schedule D attached hereto or any other state approved in writing by Agent from time to time in its sole discretion (which such schedule shall be deemed to be automatically updated upon such approval).

“Assignment of Vehicle Titles” shall mean that certain Collateral Assignment of Motor Vehicle Title Liens dated as of the date of the initial Advance executed by Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

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“Available Amounts” shall mean, as of any date of determination, any and all Collections on deposit in the Collection Account.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.12.

“Average Daily Balance” shall have the meaning assigned to it in Section 2.2(c).

“Backup Servicer” shall mean such Person as Agent may engage in its sole discretion or such Person as Borrower may elect to engage that is acceptable to Agent in its Permitted Discretion.

“Backup Servicer Fee” shall mean any fee payable monthly by Borrower to Backup Servicer, such fee to be as specified in any applicable Backup Servicing Agreement.

“Backup Servicing Agreement” shall mean a Backup Servicing Agreement entered into by and among Agent, Borrower and Backup Servicer after the Closing Date, regarding the provision of certain services by the Backup Servicer with respect to the Receivables, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Bank Branch” shall mean any financial institution identified as a “Bank Branch” on Schedule C, as such Schedule may be amended, restated or otherwise revised from time to time, and its successors or assigns (subject to Section 12.2).

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Floor, (b) the Prime Rate in effect on such day, and (c) the Federal Funds Rate in effect on such day plus 0.50%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Benchmark” shall initially mean Daily Simple SOFR; provided that, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.12; and provided further that if the Benchmark would be less than the Floor, the Benchmark will be deemed to be the Floor.

“Benchmark Adjustment” shall mean, with respect to any Benchmark:

(1) for purposes of determining the Interest Rate prior to the occurrence of any Benchmark Transition Event, the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of 1-month USD LIBOR with a SOFR-based rate having approximately the same 1-month interest payment period;

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(2) for purposes of clauses (1), (2) and (3) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; or

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor;

(3) for purposes of clause (4) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Agent in its Permitted Discretion for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for asset-backed lending transactions substantially similar hereto; provided that, in the case of clause (2) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Adjustment from time to time as selected by the Agent in its reasonable discretion.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below for the applicable Benchmark Replacement Date:

(1) if a Term SOFR Transition Event has occurred, the sum of: (a) Term SOFR and (b) the related Benchmark Adjustment;

(2) if a Compounded SOFR Transition Event has occurred, the sum of: (a) Compounded SOFR and (b) the related Benchmark Adjustment;

(3) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Adjustment;

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(4) the sum of: (a) the alternate benchmark rate that has been selected by the Agent in its Permitted Discretion as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for asset-backed lending transactions substantially similar hereto at such time and (b) the related Benchmark Adjustment;

provided that:

(i) if the Benchmark Replacement is Term SOFR and (x) Term SOFR ceases to be available, (y) the Agent determines in its sole discretion that the use of Term SOFR has become operationally, administratively or technically unfeasible, or (z) the Agent determines in its sole discretion that Term SOFR has ceased to reflect market conditions, the Benchmark Replacement shall be (2), (3) or (4) above, as applicable;

(ii) if the Benchmark Replacement is Compounded SOFR and (x) Compounded SOFR ceases to be available, (y) the Agent determines in its sole discretion that the use of Compounded SOFR has become operationally, administratively or technically unfeasible, or (z) the Agent determines in its sole discretion that Compounded SOFR has ceased to reflect market conditions, the Benchmark Replacement shall be (1), (3) or (4) above, as applicable; and

(iii) if the Benchmark Replacement is Daily Simple SOFR and (x) Daily Simple SOFR ceases to be available, (y) the Agent determines in its sole discretion that the use of Daily Simple SOFR has become operationally, administratively or technically unfeasible, or (z) the Agent determines in its sole discretion that Daily Simple SOFR has ceased to reflect market conditions, the Benchmark Replacement shall be (1), (2), or (4) above, as applicable; and

(iv) the Agent shall have the right to make any Benchmark Replacement Conforming Change that the Agent deems appropriate in its Permitted Discretion.

“Benchmark Replacement Conforming Change” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational change (including any change to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides, in its reasonable discretion after consultation with Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides, in its reasonable discretion, is reasonably necessary in connection with the administration of this Agreement or any other Loan Document).

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“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)  in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)  in the case of a Term SOFR Transition Event that is not covered by clauses (1) or (2) above, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.12(c); and

(4)  in the case of a Compounded SOFR Transition Event that is not covered by clauses (1) or (2) above, the date that is thirty (30) days after the date a Compounded SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.12(c).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)  a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)  a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

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(3)  a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative;

(4)  a Term SOFR Transition Event; or

(5)  a Compounded SOFR Transition Event.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred for purposes of clauses (1), (2), and (3) above with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and in accordance with Section 2.12.

“Blocked Account” shall mean that certain deposit account at Wells Fargo Bank, National Association held in the name of Borrower, with account number [____], or such successor account approved in writing by Agent in its sole discretion.

“Blocked Account Control Agreement” shall mean that certain account control agreement by and among Agent, Borrower and Wells Fargo Bank, National Association dated as of the Closing Date, which provides for Agent’s full dominion over the disposition of funds with respect to the Blocked Account, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Borrower” shall have the meaning assigned to it in the introductory paragraph hereof.

“Borrowing Base” shall mean as of any date of determination, an amount equal to (i) the product of seventy-five percent (75%) multiplied by the excess of (A) the aggregate Receivable Balance due under or in respect of each Eligible Receivable pledged to Agent as Collateral hereunder or pursuant to any other Loan Document, over (B) the Excess Concentration Amounts, if any, as of such date, plus (ii) an amount equal to the aggregate amount of Excess Collections on deposit in the Collection Account, subject to adjustment in accordance with the terms hereof, including Section 9.1(a).

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“Borrowing Base Certificate” shall mean a Borrowing Base Certificate substantially in the form of Exhibit A, which includes in each instance a breakdown of Receivables (Eligible Receivables and Receivables which no longer satisfy the eligibility criteria) held by Borrower.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.

“Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $1,000,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A-2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A-2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above

“Change in Law” shall mean the occurrence, after the date of this Agreement (or with respect to any Lender, if later, after the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

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“Change of Control” shall mean the occurrence of any of the following:

(a) Parent at any time for any reason ceases to own, in the aggregate, 100% of the issued and outstanding Equity Interests of Originator; or

(b) Originator at any time for any reason ceases to own, in the aggregate, 100% of the issued and outstanding Equity Interests of Borrower, free and clear of all Liens (except for any Permitted Liens), rights, options, warrants or other similar agreements or understandings; or

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than a Permitted Holder or Oaktree and its Affiliates, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than the greater of (x) 40.0% or more of the capital stock of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) (the “Voting Stock”) and (y) the percentage of Voting Stock owned, directly or indirectly, beneficially by the Permitted Holders and Oaktree and its Affiliates; or

(d) any “change in/of control” or “sale” or “disposition” or “merger” or similar event as defined in any certificate of incorporation or formation or statement of designations or operating agreement or partnership agreement or trust agreement of Borrower, Originator or Parent or in any document governing indebtedness for borrowed money of such Person (other than any Loan Documents) in excess of $35,000,000 (exclusive of indebtedness for floor plan and inventory loan facilities) which the holder of such indebtedness has accelerated or otherwise required payment of such indebtedness prior to the maturity date thereof as a result of such “change in/of control” or “sale” or “disposition” or “merger” or similar event; or

(e) Scott Raymer ceases to be employed directly or indirectly by Parent and in charge of day to day senior management decisions of Borrower, and is not replaced by one or more Persons that has experience and qualifications satisfactory to Agent in its Permitted Discretion, in each case within one-hundred twenty (120).

“Charge-Off Policy” shall mean Parent’s charge-off policy, as set forth on Exhibit I, as such may be updated from time to time pursuant to the terms of this Agreement.

“Charter and Good Standing Documents” shall mean, for the applicable Person, (a) a copy of the certificate of incorporation, certificate of formation, statutory certificate of trust or other applicable charter document certified as of a date not more than thirty (30) days before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation of such Person, (b) a copy of the bylaws, operating agreement, trust agreement or other applicable organizational document certified as of the Closing Date by an authorized officer or member of such Person, (c) a certificate of good standing or existence, as applicable, as of a date not more than thirty (30) days before the Closing Date issued by the applicable Governmental Authority of the jurisdiction of incorporation of such Person and of every other jurisdiction in which such Borrower is otherwise required to be in good standing, and (d) copies of the resolutions of the Board of Directors (or other applicable governing body or trustee) and, if required, stockholders or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Person, as applicable, is a party, certified by an authorized officer or member of such Person as of the Closing Date.

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“Closing” shall mean the satisfaction, or written waiver by Agent, Managing Agents and Lenders, of all of the conditions precedent set forth in this Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Collateral” shall have the meaning assigned to such term in Section 2.8.

“Collateral Reserve” shall mean the reserve established from funds deducted from each Revolving Advance and/or otherwise pursuant to Section 2.4 hereof that are established as a cash collateral reserve to be held in the Collateral Reserve Account.

“Collateral Reserve Account” shall mean the deposit account number [_______] maintained at Collection Account Bank.

“Collateral Reserve Account Control Agreement” shall mean that certain account control agreement by and among Agent, Borrower and Collection Account Bank dated as of the Closing Date, which provides for direct and springing instructions for the disposition of funds from the Collateral Reserve Account as directed by Agent following an Event of Default or any Early Wind-Down Trigger Event , as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Collateral Reserve Amount” shall mean, as of any date of determination (and after giving effect to any Revolving Advances being made on such date), an amount equal to the product of (A) 1.00% and (B) the then applicable aggregate outstanding principal balance of Revolving Advances as of such date.

“Collection Account” shall mean that certain deposit account at Collection Account Bank, held in the name of Borrower, with account number [_____], or such other replacement deposit account acceptable to Agent in its sole discretion.

“Collection Account Bank” shall mean Wells Fargo Bank, National Association and any successor thereto.

“Collection Account Control Agreement” shall mean that certain account control agreement by and among Agent, Borrower and Collection Account Bank dated as of the Closing Date, which provides for direct and springing instructions for the disposition of funds from the Collection Account as directed by Agent following an Event of Default or any Early Wind-Down Trigger Event, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time

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“Collections” shall mean, individually and collectively, as it relates to any and all Receivables, (a) all Scheduled Payments, interest, principal, prepayments (both voluntary and mandatory), fees, late charges or other amounts collected from or on behalf of the Account Debtors on the Receivables, (b) all amounts received pursuant to a Permitted Disposition related to Collateral released in connection therewith, (c) all liquidation proceeds collected from the sale or disposition of any Receivable and/or any property related thereto, whether to a third party purchaser or an Affiliate of Borrower and (d) any and all proceeds of Collateral and/or other amounts received of any and every description payable to Borrower by or on behalf of such Account Debtor pursuant to the applicable Receivable, the related Portfolio Documents, or any other related documents or instruments, including judgment awards or settlements, and refinancing proceeds.

“Compounded SOFR” shall mean, with respect to any U.S. Government Securities Business Day:

(1) the applicable compounded average of SOFR for the Corresponding Tenor as published on the SOFR Administrator’s Website on such U.S. Government Securities Business Day at the SOFR Determination Time; or

(2) if the rate specified in (1) above does not so appear, the applicable compounded average of SOFR for the Corresponding Tenor as published on the SOFR Administrator’s Website in respect of the first preceding U.S. Government Securities Business Day for which such rate appeared on the SOFR Administrator’s Website.

“Compounded SOFR Notice” shall mean a notification by the Agent to the Lenders and the Borrower of the occurrence of a Compounded SOFR Transition Event.

“Compounded SOFR Transition Event” shall mean the determination by the Agent in its sole discretion that Compounded SOFR (a) has been (x) applied in any asset-backed lending transaction substantially similar hereto where the Agent or one of its affiliates is a lender or (y) adopted by a significant number of market participants for use in asset-backed lending transactions substantially similar hereto, and (b) is operationally, administratively and technically feasible for the Agent.

“Conduit Lender” shall mean any special purpose entity identified as a “Conduit Lender” on Schedule C, as such Schedule may be amended, restated or otherwise revised from time to time, and its successors or assigns (subject to Section 12.2)..

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

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“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term “Contingent Obligation” shall not include indorsements of instruments for deposit or collection in the ordinary course of business or any other contingent obligations in the nature of indemnities incurred in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Right” shall mean any right of Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“CP” shall mean the commercial paper notes or other debt securities issued from time to time by means of which a Conduit Lender (directly or indirectly) obtains financing.

“Credit Protection Laws” shall mean all federal, state and local laws in respect of the business of extending credit to borrowers, including the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, GLBA, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Custodial Account” shall mean that certain custodial account in the name of Servicer, for the benefit of Borrower, as described in the Multi-Party Agreement.

“Customer Loan” shall mean a loan made by Originator or an Originating Dealer (in each case, using the current “Banker’s System” form Customer Loan Documents for each applicable jurisdiction maintained by Reynolds and Reynolds) to an Account Debtor the proceeds of which were used by the Account Debtor to finance the purchase of a vehicle and that is secured by a security interest in such vehicle, which loan was originated by Originator or an Originating Dealer and then sold to Borrower pursuant to and in accordance with the Purchase and Sale Agreement.

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“Customer Loan Documents” shall mean with respect to each Customer Loan, each installment sale contract, each installment loan agreement or the like, each promissory note, each security agreement, each extended warranty and all other documents, instruments and certificates executed and/or delivered by Originator, Originating Dealer or an Account Debtor in connection therewith, including amendments and modifications thereto and all instruments, security agreements, deeds of trust, mortgages, guaranties, financing statements and other documentation evidencing any security for such Customer Loan.

“Daily Simple SOFR” shall mean, for any day, SOFR, with conventions (including, without limitation, a lookback of at least two (2) Business Days) established by the Agent in its Permitted Discretion in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that, if the Agent determines that any such convention is not administratively, operationally, or technically feasible for the Agent, then the Agent may establish another convention in its Permitted Discretion.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time, if any, or both, could constitute or be or result in an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 3.2.

“Defaulted Ratio” shall mean, as of the last day of any calendar month, the percentage equivalent of a fraction, (a) the numerator of which is the aggregate Receivable Balance of all Defaulted Receivables included in the Collateral at any time that became Defaulted Receivables during such calendar month minus all Collections received on each such Defaulted Receivable from and after the date such Receivable became a Defaulted Receivable hereunder and (b) the denominator of which is the aggregate Receivable Balance of all Receivables included in the Collateral as of the beginning of such month.

“Defaulted Receivable” shall mean any Receivable (i) that has been or should be deemed charged-off by the Servicer in accordance with the Charge-Off Policy, or (ii) that, at any point is one hundred twenty (120) days or more Past Due.

“Delinquency Ratio” shall mean, as of the last day of any calendar month, the percentage equivalent of a fraction, (a) the numerator of which is the aggregate Receivable Balance of all Delinquent Receivables included in the Collateral as of the last day of such calendar month and (b) the denominator of which is the aggregate Receivable Balance of all Receivables included in the Collateral as of the beginning of such calendar month.

“Delinquent Receivable” shall mean a Receivable that is not otherwise a Defaulted Receivable and is at any time more than sixty (60) calendar days Past Due.

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“Deposit Account” shall mean, individually and collectively, the Operating Account, the Blocked Account, the Collection Account, the Collateral Reserve Account and any bank or other depository accounts of Borrower.

“Deposit Account Control Agreements” shall mean collectively the Blocked Account Control Agreement, Collateral Reserve Account Control Agreement, Collection Account Control Agreement and the Operating Account Control Agreement. On the Closing Date, the Collateral Reserve Account Control Agreement, Collection Account Control Agreement and the Operating Account Control Agreement is a single agreement.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Down Payment” shall mean, with respect to a Financed Vehicle securing a Receivable, cash amounts or the value of trade-ins paid or provided by the Account Debtor in connection with the acquisition of Financed Vehicle.

“E-Fax” shall mean any system used to receive or transmit faxes electronically.

“Early Wind-Down Trigger Event” shall mean the occurrence of any one of the following unless otherwise waived by Agent in its sole discretion:

(i)	if, as of the last day of any calendar month, the Three-Month Average Delinquency Ratio is greater than four and one-half of one percent (4.50%);

(ii)	if, as of the last day of any calendar month, the Three-Month Average Defaulted Ratio is greater than two and one-quarter of one percent (2.25%);

(iii)	if, as of the last day of any calendar month, the Three-Month Average Excess Spread is less than two percent (2.00%);

(iv)	if, as of any date of determination, the aggregate market capitalization of Parent shall be less than $50,000,000; or

(v)	if, as of the end of any calendar month, the actual Vintage Quarter Charged-Off Percentage for any Vintage Quarter Pool is more than the percentage set forth below corresponding to the applicable Month From Vintage Quarter Pool Origination Date:

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Month From Vintage Quarter Pool Origination Date	Vintage Quarter Charged-Off Percentage
1	1.00%
2	2.00%
3	3.00%
4	4.00%
5	5.00%
6	6.00%
7	7.00%
8	8.00%
9	9.00%
10	9.50%
11	10.00%
12	10.50%
13	11.00%
14	11.50%
15 and each month thereafter	12.00%

“Electronic Collateral Control Agreement” shall mean that certain Electronic Collateral Control Agreement by and among, Agent, Borrower and E-Vault Provider, as the same may be amended, restated, replaced or otherwise modified from time to time.

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by electronic mail (“e-mail”) or E-Fax, or otherwise to or from an electronic system or other equivalent service.

“Eligible Receivables” shall mean those Receivables that meet, as of any date of determination, all of the following requirements:

(a) payments under such Receivable are due in Dollars and the Portfolio Documents do not permit the currency in which such Receivable is payable to be changed, and all previous payments have been made by the related Account Debtor and not by Originator, Servicer, Borrower or any Affiliate thereof;

(b) such Receivable and all related Portfolio Documents shall have been duly authorized, shall be in full force and effect and shall represent a legal, or valid and binding and absolute and unconditional payment obligation of the applicable Account Debtor enforceable against such Account Debtor in accordance with its terms for the amount outstanding thereof without any right of rescission, offset, counterclaim, dispute, discount, adjustment or defense, except to the extent that enforceability may be limited by Debtor Relief Laws and general principles of equity, and is not contingent in any respect for any reason, there are no conditions precedent to the enforceability or validity of the Receivable that have not been satisfied or waived, and the Account Debtor has no bona fide claim against Borrower, Servicer or Originator or any Affiliate thereof, and there are no restrictions or prohibitions on the sale, transfer, or assignment of such Receivable by the holder thereof as of any date of determination;

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(c) the retail installment contract and all other Portfolio Documents requiring the signature of an Account Debtor were executed by Account Debtor or via a power of attorney with a digital or electronic signature in accordance with the Uniform Electronic Transaction Act or, as applicable to the jurisdiction governing such Portfolio Documents, the Electronic Signatures in Global and National Commerce Act (E-Sign Act), including all consumer consent and other applicable provisions thereof;

(d) the Account Debtor with respect to such Receivable shall not have engaged in fraud in connection with such Receivable and is not the subject of any proceeding under any Debtor Relief Law;

(e) no portion of any Scheduled Payment for such Receivable shall (i) be delinquent at the time such Receivable is pledged as Collateral or (ii) more than sixty (60) days delinquent at any time thereafter;

(f) no instrument of release or waiver has been executed by Borrower or Servicer in connection with any Portfolio Document related to such Receivable, and the Account Debtor has not been released from its obligations under such Receivable in whole, or in part;

(g) none of Originator, Servicer, Parent nor Borrower shall be engaged in any adverse proceeding or other adverse litigation with the applicable Account Debtor related to such Receivable;

(h) such Receivable shall have been originated by Originator in accordance with the applicable Underwriting Guidelines in connection with an extension of credit made to an Account Debtor to finance such Account Debtor’s acquisition of a Financed Vehicle;

(i) such Receivable and related Portfolio Documents shall not have been amended or modified from their original terms provided neither (x) a change to the date a monthly payment is due that does not exceed fifteen (15) calendar days nor (y) a technical change to the terms of a Receivable via a “corrective action letter” that is necessary to fix a mutual mistake in the terms thereof that does not impact any payment terms, shall be deemed to be an “amendment or modification” pursuant to this clause (i);

(j) such Receivable (and all Portfolio Documents entered into in connection therewith), the origination thereof by Originator, acquisition thereof by Borrower and servicing and administration thereof by Servicer shall comply in all material respects with all Applicable Laws,

(k) such Receivable shall not otherwise be subject to a Level Two Regulatory Event,

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(l) all statutory or other applicable cancellation or rescission periods related to such Receivable shall have expired;

(m) all amounts and material information in respect of such Receivable furnished by Borrower or Servicer to Agent shall be true and correct and undisputed by the Account Debtor thereon or any Indemnitor thereof;

(n) such Receivable shall not be a renewal, extension or refinancing of any Receivable that was previously an Ineligible Receivable;

(o) such Receivable shall not be evidenced by a judgment or have been reduced to judgment;

(p) such Receivable shall not be a revolving line of credit;

(q) payments in respect of such Receivable shall be due and payable monthly, in equal installments of interest and principal resulting in full amortization thereof on the maturity date set forth in the Portfolio Documents governing such Receivable;

(r) such Receivable was originated in accordance with, and acquired by Borrower pursuant to, a Purchase and Sale Agreement, and such Receivable shall be 100% owned directly by Borrower, and no other Person (other than Borrower and Agent, for the benefit of the Lenders) owns or claims any legal or beneficial interest therein or Lien thereon, other than Permitted Liens;

(s) the Portfolio Documents with respect to such Receivable constitute “electronic chattel paper” (as such term is defined in the UCC) and Agent has “control” of such Receivable pursuant to and in accordance with the Electronic Collateral Control Agreement.

(t) the applicable Account Debtor shall (i) have personal recourse for all amounts owed with respect to such Receivable and (ii) be a natural person that is at least eighteen (18) years of age and not be a governmental entity or any other Governmental Authority, (iii) have a valid electronic mail account and (iv) have a United States Social Security number;

(u) Reserved;

(v) Verification Agent shall have received access to all the Verification Deliverables for such Receivable, and shall have delivered to Agent a certification pursuant to the Verification Agreement covering such Receivable, without exceptions, except as waived by Agent; provided, however, with respect to Receivables pledged in connection with the initial Advance under this certification, the above referenced certification shall not be required for eligibility purposes hereunder until the date that is thirty (30) days after the Closing Date;

(w) the representations and warranties of Originator made with respect to such Receivable in the applicable Purchase and Sale Agreement were true and correct in all material respects when made and such Receivable was purchased pursuant to such Purchase and Sale Agreement;

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(x) such Receivable represents the undisputed, bona fide transaction created by the lending of money by Originator in the ordinary course of Originator’s business and completed in accordance with the terms and provisions contained in the related Portfolio Documents;

(y) such Receivable is not an Originator Repurchase Receivable;

(z) such Receivable is not a Defaulted Receivable;

(aa) the Account Debtor in relation to such Receivable is not an officer, director, manager, employee of Parent, Borrower or Originator or any of their Affiliates;

(bb) the original term to maturity of such Receivable does not exceed eighty-four (84) months;

(cc) such Receivable shall have been originated exclusively for consumer purposes and not commercial purposes;

(dd) the original principal balance of such Receivable does not exceed $40,000;

(ee) the applicable Account Debtor has a FICO Score equal to or greater than 550 (excluding Account Debtors with no FICO Score);

(ff) such Receivable shall have a per annum interest rate greater than or equal to eight percent (8.00%);

(gg) the Loan-to-Value Ratio with respect to such Receivable as of the date of origination of such Receivable shall not exceed one-hundred and thirty five percent (135%);

(hh) the form of Portfolio Documents relating to such Receivable shall be in the form of Exhibit D attached hereto or shall otherwise be in form and content consented to by Agent (such consent to not be unreasonably withheld or delayed);

(ii) such Receivable and/or the related Account Debtor shall not have been deemed to be in default by Servicer in accordance with Servicer’s standard practices and/or the applicable Servicing Agreement at any time and such Receivable is otherwise being serviced by the Servicer in accordance with generally accepted servicing practices;

(jj) Borrower has not received any written notice of any bona fide disputes by any Account Debtor thereon or any Indemnitor thereof in respect of such Receivable;

(kk) no Account Debtor with respect to such Receivable is a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. no Account Debtor is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code and regulations promulgated thereunder);

(ll) the Receivable has been originated in an Approved State;

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(mm) the Financed Vehicle securing such Receivable is an Approved Make;

(nn) the Financed Vehicle securing such Receivable shall have an odometer reading of 60,000 miles or less as of the Origination Date of such Receivable;

(oo) the Account Debtor with respect to such Receivable was not an Account Debtor with respect to any Receivable that was previously an Ineligible Receivable at or immediately prior to the time of origination of such Receivable;

(pp) a Down Payment shall have made by the Account Debtor in an amount equal to at least ten percent (10%) of the selling price of the Financed Vehicle relating to such Receivable at the time of origination and no portion of such down payment has been paid or loaned to the Account Debtor by Originator or Borrower, and the Account Debtor has received no cash or other rebates of any kind in connection with the acquisition of such Financed Vehicle (unless the same reduced the Receivables Balance);

(qq) (A) the Receivable represents the personal obligation of an Account Debtor to repay a loan or extension of credit made to finance such Account Debtor’s acquisition of a Financed Vehicle, and the payment of such Receivable is secured by a first priority, perfected Lien and security interest in such Financed Vehicle; (B) the related Financed Vehicle shall not currently be in foreclosure or repossession by Borrower or its Affiliates, or any third party acting on their behalf; (C) within ninety calendar days of the date Borrower acquires such Receivable, the original Title reflects either Originator (pursuant to the Nominee Agreement) or Borrower as the first lienholder on the Financed Vehicle; (D) at the time such Receivable was originated or acquired by Borrower, the Financed Vehicle securing such Receivable shall have liability insurance coverage acceptable to Borrower in accordance with its standard procedures; and (E) the Financed Vehicle securing such Receivable is not a wrecked vehicle;

(rr) such Receivable is not subject to and will not result in any tax, fee or governmental charge payable by Borrower or any other Person to any federal, state or local Governmental Authority unless the Account Debtor thereon is required under the terms of the applicable Portfolio Documents to make “gross up” payments that cover the full amount of such withholding tax on an after-tax basis (other than with respect to customary “excluded taxes”);

(ss) such Receivable shall be subject to the Servicing Agreement in form and substance acceptable to Agent in its sole discretion;

(tt) such Receivable is not the result of a consumer-to-consumer transaction;

(uu) the debt-to-income ratio as determined by Agent in accordance with the Underwriting Guidelines of the Account Debtor with respect to such Receivable shall not exceed sixty percent (60%) as of the Origination Date of such Receivable;

(vv) the payment-to-income ratio as determined by Agent in accordance with the Underwriting Guidelines of the Account Debtor with respect to such Receivable shall not exceed twenty percent (20%) as of the Origination Date of such Receivable;

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(ww) the Account Debtor with respect to such Receivable shall have comprehensive and collision insurance on the Financed Vehicle with a deductible of $1,000 or less at the time the Receivable is pledged and at all times thereafter;

(xx) the Financed Vehicle securing such Receivable has not been foreclosed upon or repossessed by Originator, Servicer, Parent or Borrower except in connection with an ordinary course repossession or foreclosure with respect to such Financed Vehicle previously owned by a Person other than the Account Debtor with respect to such Receivable; and

(yy) such Receivable shall not have been referred to an attorney for collection or be the subject of legal proceedings.

“Equity Interests” shall mean, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“E-Vault Provider” shall mean EOriginal, Inc., as the provider of the “electronic vault” under the Electronic Collateral Control Agreement.

“Event of Default” shall mean the occurrence of any event defined as such set forth in Article VIII.

“Excess Collections” shall mean, as of any date of determination, an amount equal to the amount of cash on deposit in the Collection Account in excess of the amounts necessary, pursuant to the Borrower’s calculation after delivery of an updated Borrowing Base Certificate, to satisfy an amount equal to the product of (a) one and one-quarter (1.25) multiplied by (b) all estimated accrued and unpaid interest fees and principal payments that will be payable on the next Payment Date pursuant to Section 2.4(a)(i) through (vii) on the next Payment Date to occur.

“Excess Collections Disbursement Request” shall mean a written request for a disbursement or application of Excess Collections hereunder substantially in the form of Exhibit B hereto.

“Excess Concentration Amounts” shall mean, as of any date of determination and without duplication, the aggregate Receivable Balance of Eligible Receivables that cause the applicable Excess Concentration Limit(s) to not be met.

“Excess Concentration Limits” shall mean the following requirements during the Revolving Period:

(a) The weighted average FICO Score for the applicable Account Debtors in the Financed Portfolio shall be greater than or equal to 630;

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(b) The weighted average Loan-to-Value Ratio with respect to the Financed Portfolio shall be less than or equal to 115%.

(c) The weighted average initial principal amount of the Receivables in the Financed Portfolio shall be less than or equal to $17,000;

(d) The weighted average original term to maturity of the Financed Portfolio shall be less than or equal to seventy-one (71) calendar months;

(e) The weighted average total mileage set forth on the odometer of the Financed Vehicles in the Financed Portfolio shall be less than or equal to 30,000 miles;

(f) The weighted average debt-to-income ratio as determined by Agent in accordance with the Underwriting Guidelines of Account Debtors obligated under Receivables in the Financed Portfolio shall be less than or equal to forty-five percent (45%) (such weighted average to be weighted by Dollars);

(g) The weighted average payment-to-income ratio as determined by Agent in accordance with the Underwriting Guidelines of Account Debtors obligated under Receivables in the Financed Portfolio shall be less than or equal to twelve percent (12%) (such weighted average to be weighted by Dollars);

(h) The weighted average annualized yield shall be greater than or equal to fifteen percent (15%);

(i) No more than ten percent (10%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall have FICO Scores less than or equal to 550 or no FICO Score;

(j) No more than seventy percent (70%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Receivables originated in connection with Financed Vehicles that are characterized (on an aggregate basis) as the same Approved Make;

(k) (1) at all times prior to the date that the aggregate outstanding Advances under this Agreement exceeds $25,000,000, no more than (x) forty percent (40%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Receivables with Account Debtors who were domiciled in any individual state (at the time of the origination of such Receivable) and (y) seventy percent (70%) as determined by aggregate Receivables Balance of the Financed Portfolio shall consist of Receivables with Account Debtors who were domiciled in any of the three (3) largest state concentrations with respect to the Financed Portfolio and (2) at all times after the date that the aggregate outstanding Advances under this Agreement exceeds $25,000,000, no more than (x) twenty-five percent (25%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Receivables with Account Debtors who were domiciled in any individual state (at the time of the origination of such Receivable) and (y) sixty percent (60%) as determined by aggregate Receivables Balance of the Financed Portfolio shall consist of Receivables with Account Debtors who were domiciled in any of the three (3) largest state concentrations with respect to the Financed Portfolio;

[RumbleOn] Loan Agreement

(l) No more than fifteen percent (15%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Receivables with an original term to maturity of greater than seventy-two (72) calendar months;

(m) No more than forty-five percent (45%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Receivables with a Loan-to-Value Ratio of greater than one hundred twenty five (125%); and

(n) No more than three percent (3%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Receivables that are greater than thirty (30) days contractually past due but less than sixty (60) days contractually past due.

“Excess Spread” shall mean, as of the last day of any Interest Period, (a) a fraction (expressed as a percentage) (i) the numerator of which is the sum of (w) all interest and fees collected in the Collection Account during such Interest Period with respect to Receivables pledged hereunder, plus (x) all amounts collected in the Collection Account during such Interest Period in respect of Receivables that were Defaulted Receivables as of the beginning of such Interest Period , less (y) the sum of (A) the interest paid by Borrower hereunder on the related Payment Date in respect of such Interest Period and (B) the expenses paid by the Borrower on the related Payment Date to Servicer pursuant to Section 2.4(a)(ii) in respect of such Interest Period, less (z) the Receivable Balance of all Receivables pledged hereunder that became Defaulted Receivables (calculated as of the date such Receivable became a Defaulted Receivable hereunder) during such Interest Period, and (ii) the denominator of which is the Receivable Balance of all Eligible Receivables at such time of determination (but excluding, for purposes of this clause (ii), all Eligible Receivables for which no Required Payments were made or required to be made during such Interest Period), multiplied by (b) twelve.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Agent, any Managing Agent, any Lender or any Program Support Provider (each a “Recipient”) or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or the Revolving Loan Amount pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loans or Revolving Loan Amount (other than pursuant to an assignment request by Borrower) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 14.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 14.1 and (d) any U.S. federal withholding Taxes imposed under FATCA.

[RumbleOn] Loan Agreement

“Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any applicable agreement entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements and local implementing laws, regulations and official guidance with respect to the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Agent on such day on such transactions as determined by Agent.

“FICO Score” shall mean, for each Account Debtor with respect to a Receivable, the credit score of such Account Debtor obtained from Equifax, Experian, Transunion or Fair Isaac Corporation as of the Origination Date of such Receivable.

“Finance Acceptance” shall have the meaning assigned to it in Section 6.17(b).

“Finance First Refusal Offer” shall have the meaning assigned to it in Section 6.17(b).

“Financed Portfolio” shall mean, on any date of determination, all Eligible Receivables included within the calculation of the Borrowing Base as set forth in the most recently-delivered Borrowing Base Certificate delivered to Agent by Borrower.

“Financed Vehicle” shall mean a new or used vehicle, together with all accessions thereto, securing an Account Debtor’s indebtedness under the respective Receivable.

“Floor” shall mean 0.00% per annum.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

[RumbleOn] Loan Agreement

“GLBA” shall mean, collectively, Title V – Privacy – of the Gramm-Leach-Bliley Act, P.L. 106-102 and the standards for safeguarding customer information set forth in 12 C.F.R. Part 364 and 16 C.F.R. Part 314, all as amended, supplemented or interpreted in writing by federal Governmental Authorities.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, including any attorney general or agency related thereto, the Consumer Financial Protection Bureau, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Indebtedness” of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, Equity Interests, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable and (d) any Contingent Obligations.

“Indemnified Person” shall have the meaning assigned to it in Section 12.4.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitor” shall mean Parent and Originator.

“Indemnity Agreement” shall mean that certain Indemnity Agreement, dated as of the Closing Date, executed by Indemnitor in favor of Agent, as the same may be further amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Ineligible Receivable” shall mean any Receivable that, as of any date of determination, fails to meet any or all of the requirements to be an Eligible Receivable.

“Interest Period” means each monthly period (or portion thereof, if applicable) ending on (and inclusive of) the last day of the calendar month, provided, that the final Interest Period hereunder shall end on the Maturity Date.

“Interest Rate” means the Benchmark as adjusted by the Benchmark Adjustment.

[RumbleOn] Loan Agreement

“Intermediate Account” shall have the meaning set forth in the Multi-Party Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Lender Addition Agreement” shall have the meaning assigned to it in Section 12.2(a).

“Lender Group” shall mean a Managing Agent and any and all Conduit Lenders, Bank Branches and, if applicable, Program Support Providers designated from time to time by such Managing Agent as part of its Lender Group.

“Lender Register” shall have the meaning assigned to it in Section 12.2(c) hereof.

“Lenders” shall mean, collectively, the Conduit Lenders and the Bank Branches.

“Leverage Ratio” shall mean, at any date of determination with respect to Originator (and calculated on an individual basis and without consolidation with Borrower), the ratio of (a) total Indebtedness of such Person to (b) the Tangible Net Worth of such Originator.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Limited Power of Attorney” shall mean that certain Limited Power of Attorney dated as of the Closing Date executed by Borrower in favor of Agent as the same may be amended, restated, replaced, or otherwise modified from time to time.

“Liquidity” shall mean, at any date of determination, an amount equal to unrestricted cash and Cash Equivalents. For the purposes of this definition, unrestricted cash and Cash Equivalents do not exclude cash and Cash Equivalents that are subject to Liens that are not Permitted Liens securing Indebtedness that are not Obligations.

“Loan” shall mean, collectively, each Revolving Advance and each Protective Advance, if any.

“Loan Documents” shall mean, collectively and each individually, this Agreement, any Notes, the Security Documents, any Backup Servicing Agreement, the Servicing Agreement, the Purchase and Sale Agreement, the Indemnity Agreement, each Borrowing Base Certificate, the Limited Power of Attorney, the Verification Agreement, the Title Administrator Agreement, the Nominee Agreement and any account control agreement and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Agent and/or Lenders in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time.

[RumbleOn] Loan Agreement

“Loan-to-Value Ratio” shall mean, as of any date of determination, the ratio, expressed as a percentage, computed as follows: (i) the numerator of the ratio shall be equal to the outstanding principal amount of Receivable, and (ii) the denominator of the ratio shall be the amount of the National Automobile Dealers Association Guide “blue book” value of the Financed Vehicle securing such Receivable, excluding any add-ons.

“Managing Agent” shall mean each of the agents identified as a “Managing Agent” on Schedule C, as such Schedule may be amended, restated or otherwise revised from time to time, acting on behalf of the Bank Branches, Conduit Lenders and, if applicable, Program Support Providers in its Lender Group under this Agreement, as applicable, and any of its successors or assigns (subject to Section 12.2).

“Material Adverse Effect” shall mean any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which has, had or reasonably could be expected to have a material adverse effect upon:

(a) the legality, validity or enforceability of any Loan Document, (ii) the perfection or priority of any Lien granted to Agent or any other Secured Party under any of the Security Documents, (iii) the material rights and remedies of Agent or any other Secured Party under any Loan Document or (iv) the validity, enforceability or collectability of a material portion of the Receivables or any of the other Collateral;

(b) the Collateral, the business, operations, properties, assets, liabilities or condition (financial or otherwise) of Borrower, Parent or Originator or to the Borrower’s knowledge, the Servicer; or

(c) the ability of Borrower or Indemnitor to perform any of the Obligations or its other obligations under the Loan Documents, or to consummate the transactions, under the Loan Documents.

“Maturity Date” shall mean February 4, 2025

“Maximum Loan Amount” shall mean $25,000,000 (or such higher amount as has been elected pursuant to Section 2.1(e) hereof); provided, that after the expiration or termination of the Revolving Period, the Maximum Loan Amount shall mean the aggregate principal amount of outstanding Advances.

“Maximum Rate” shall mean the highest lawful and non-usurious rate of interest applicable to the Loan, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the Loans and the Obligations under the laws of the United States and the laws of such states as may be applicable thereto, that are in effect or, to the extent allowed by such laws, that may be hereafter in effect and that allow a higher maximum non-usurious and lawful interest rate than any Applicable Laws would now allow.

“Month From Vintage Quarter Pool Origination Date” shall mean the number of months from the origination of each Vintage Quarter Pool calculated such that “month 1” is the calendar month immediately following the completion of such Vintage Quarter Pool.

[RumbleOn] Loan Agreement

“Monthly Collateral and Servicing Report” shall mean each monthly report prepared by Borrower (or the Servicer on behalf of the Borrower) substantially in the form of Exhibit C, or as otherwise approved by Agent in its sole discretion.

“Multi-Party Agreement” shall mean, individually and collectively, as applicable (i) that certain Multi-Party Agreement entered into by and among Agent, Borrower, Originator and Servicer as of the Closing Date and (ii) any Multi-Party Agreement entered into by and among Agent, Originator and any bank partner approved by Agent in its sole discretion related to a bank program approved by Agent in its sole discretion, as each may be modified, amended or restated from time to time.

“Nominee Agreement” shall mean that certain Financed Vehicle Lienholder Nominee Agreement dated on or about the Closing Date by and among Agent, Originator and Borrower as the same may be amended, amended and restated or otherwise modified from time to time.

“Non-Funding Lender” shall have the meaning assigned to it in Section 13.7.

“Note(s)” shall mean, individually and collectively, any promissory notes payable to the order of the Managing Agent, for the benefit of Lenders in such Managing Agent’s Lender Group, executed by Borrower evidencing the Loans, as the same may be amended, modified, supplemented and/or restated from time to time.

“Oaktree” means Oaktree Capital Management, L.P., as manager on behalf of certain funds and accounts and one or more entities owned by certain funds and accounts.

“Obligations” shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of Borrower to Agent and the other Secured Parties at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to this Agreement, any Notes and/or the Loans, including interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by Agent or a Lender on behalf of or for the benefit of Borrower for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.

“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Operating Account” shall mean that certain deposit account at Wells Fargo Bank, National Association held in the name of Borrower, with account number [_____], or such successor account as designated by Borrower and approved in writing by Agent, said approval not to be unreasonably withheld, conditioned or delayed, but which approval may be conditioned upon the delivery of an account control agreement in relation to such successor account in form and substance reasonably acceptable to Agent.

“Operating Account Control Agreement” shall mean that certain account control agreement by and among Agent, Borrower and Wells Fargo Bank, National Association dated as of the Closing Date, which provides for springing instructions for the disposition of funds from the Operating Account directly to Agent or as Agent may direct, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

[RumbleOn] Loan Agreement

“Originating Dealer” means a seller of Financed Vehicles that originates Receivables that are underwritten by Originator.

“Origination Date” shall mean, with respect to any Receivable, the date of the closing and funding of the applicable Receivable between the Originator or Originating Dealer, as applicable, and the applicable Account Debtor.

“Originator” shall mean RumbleOn Finance LLC, a Nevada limited liability company.

“Originator Repurchase Receivable” shall mean any Receivable that must be repurchased by Originator under the applicable Purchase and Sale Agreement.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender” shall have the meaning assigned to it in Section 13.7.

“Other Taxes” shall mean any present or future stamp, court or documentary intangible, recording, filing or similar Taxes which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” shall mean RumbleOn, Inc., a Nevada corporation.

“Participant” shall have the meaning assigned to it in Section 12.2(b).

“Past Due” shall mean, with respect to any Receivable, the number of calendar days representing the difference between the actual repayment received and the total Scheduled Payments due and owing as of the date of measurement pursuant to the Portfolio Documents.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001), as amended.

“Payment Date” shall mean the fifteenth (15th) day of each calendar month, or if such day is not a Business Day, on the next succeeding Business Day, that the Loans are outstanding, beginning March 15, 2022.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.

[RumbleOn] Loan Agreement

“Permitted Discretion” shall mean a determination or judgment made in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

“Permitted Dispositions” shall mean, so long as no Event of Default or Early Wind-Down Trigger Event has occurred and is continuing, each of the following, provided that in each case, all net cash proceeds of such disposition are immediately deposited in the Collection Account:

(a) a disposition of Receivables in connection with a Permitted Securitization that complies with the requirements of Section 2.5(d) hereof;

(b) a sale of charged-off Receivables in the ordinary course of business to a third party purchaser on an arms-length basis;

(c) a sale of one or more Receivables to the Originator from time to time in connection with a repurchase by the Originator of such Receivable(s) as a result of a breach of the representations and warranties of such Person; and

(d) Permitted Whole Loan Sales that complies with the requirement of Section 2.5(e) hereof.

“Permitted Holders” means, collectively, the RideNow Permitted Holders and the RumbleOn Permitted Holders.

“Permitted Liens” shall have the meaning assigned to it in Section 7.2.

“Permitted Securitization” shall mean an off-balance sheet securitization transaction (other than in connection with any conduit or similar financing facility) pursuant to which (a)  Borrower or any Affiliate of any Borrower sells in a “true sale” to a Subsidiary of such Person established as a “special-purpose” bankruptcy remote entity (a “Securitization Subsidiary”), any Receivables or interests therein, (b) such Securitization Subsidiary sells, conveys, grants a security interest in, or otherwise transfers to a third party such Receivables or interests therein and in connection therewith, Borrower or an Affiliate of Borrower (other than such Securitization Subsidiary) serves as a “servicer” rather than a “borrower” with respect to such Receivables and (c) that results in at least one class or tranche of the issued debt obligations issued in connection therewith being purchased by unaffiliated investors, provided, however, that (i) Borrower provides Agent with a copy of the “true sale” opinion delivered in connection with such transaction and (ii) any Receivables selected to be sold in connection with such transaction must be selected from all similar Receivables of Borrower with no intention to select Receivables that would be more adverse (in the reasonable determination of Agent) to Agent or Lenders than other Receivables of Borrower.

“Permitted Whole Loan Sale” shall mean, subject to Borrower’s compliance with Section 6.17(c) hereof, one or more sales by Borrower of Receivables to a third-party on an arms-length basis with a minimum aggregate Purchase Price of at least $25,000,000; provided, however, said Purchase Price must be at or above par or, if not, then the difference between par and a lower Purchase Price must be contributed to the Borrower by the Originator and all outstanding Obligations shall be paid in full in connection with such Permitted Whole Loan Sale unless otherwise agreed to by Agent in its sole discretion; provided, further, that (i) Borrower must provide Agent, Managing Agent and Lenders with not less than three (3) Business Days prior written notice, (ii) Borrower must deposit the cash proceeds and the Permitted Whole Loan Sale Partial Prepayment Fee with Agent prior to or simultaneously with each such disposition, (iii) any Receivables selected to be sold in connection with each such transaction must be selected from all similar Receivables of Borrower with no intention to select Receivables that would be more adverse to Agent or Lenders than other Receivables of Borrower and (iv) both prior to and after giving effect to such transaction on a pro forma basis, the aggregate outstanding principal amount of the Revolving Advances shall not exceed the lesser of (x) the Maximum Loan Amount and (y) the Borrowing Base.

[RumbleOn] Loan Agreement

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the date hereof, made by Originator in favor of Agent, for the benefit of Lenders, as the same may be amended, modified or restated from time to time.

“Portfolio Documents” shall mean Customer Loan Documents.

“Prepayment Date” shall mean any date that all of the Obligations are prepaid by Borrower pursuant to Section 2.5 or Section 2.6 in connection with the termination of this Agreement.

“Prime Rate” shall mean, for any day and any Lender Group, a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by the Managing Agent for such Lender Group as its “prime rate.” The “prime rate” is a rate set by a Managing Agent based upon various factors including such Managing Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by a Managing Agent shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding anything herein to the contrary, in no event shall the Prime Rate be less than 0.00%.

“Pro Rata Share” shall mean (a) with respect to any particular Lender Group with Revolving Loan Amounts, a fraction (expressed as a percentage) the numerator of which is the aggregate of the Revolving Advances held by such Lender Group plus all unused Revolving Loan Amount of such Lender Group, and the denominator of which is the Maximum Loan Amount; (b) with respect to any Bank Branch, a fraction (expressed as a percentage) the numerator of which is such Bank Branch’s Revolving Loan Amount and the denominator of which is the Maximum Loan Amount; (c) with respect to any Lender within a Lender Group, the percentage of such Lender Group’s Pro Rata Share allocated to such Lender by its Managing Agent; (d) with respect to any repayment of Advances with respect to any Lender, a fraction (expressed as a percentage) the numerator of which is the aggregate outstanding principal balance of Revolving Advances funded by such Lender, and the denominator of which is the aggregate outstanding principal balance of Advances funded by all Lenders.

[RumbleOn] Loan Agreement

“Program Support Provider” shall mean and includes any Person now or hereafter extending liquidity or credit or having a commitment to extend liquidity or credit to or for the account of, or to make purchases from, a Conduit Lender (or any related issuer that finances such Conduit Lender) in support of commercial paper issued, directly or indirectly, by such Conduit Lender in order to fund Advances made by such Conduit Lender hereunder or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Lender’s or such related issuer’s commercial paper or other debt securities program, but only to the extent that such letter of credit, surety bond, or other instrument supported either CP issued to make Advances or was dedicated to that Program Support Provider’s support of the Conduit Lender as a whole rather than one particular issuer (other than the Borrower) within such Conduit Lender’s commercial paper or other debt securities program.

“Protective Advance” shall have the meaning assigned to it Section 2.7(b).

“Purchase and Sale Agreement” shall mean that certain Purchase and Sale Agreement dated on or about the Closing Date, by and among Originator, as seller of Receivables from time to time, and Borrower, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time in accordance with this Agreement.

“Receipt” shall have the meaning assigned to it in Section 12.5.

“Receivable” or “Receivables” shall mean all rights to payment of indebtedness and other obligations (including unpaid principal, accrued interest, costs, fees, expenses and indemnity obligations) owing by an Account Debtor in respect of Customer Loan or other financial accommodations made or extended by Originator or an Originating Dealer to or for the benefit of such Account Debtor as such rights to payment of indebtedness and obligations have been sold and assigned to Borrower by Originator pursuant to the applicable Purchase and Sale Agreement. Each Receivable shall include all rights (including enforcement rights) under or pursuant to all related Portfolio Documents in respect thereof, and all supporting obligations in connection therewith.

“Receivable Balance” shall mean, at any specified time with respect to any Receivable, the then outstanding aggregate principal amount payable on such Receivable, minus any discount received by Borrower upon the purchase of such Receivable from Originator, minus any capitalized fees and closing costs and expenses added to the outstanding principal balance of such Receivable.

“Recipient” shall have the meaning set forth in the definition of “Excluded Taxes”.

“Reconcilement E-mail” shall have the meaning assigned to it in Section 2.4(e).

“Reference Time” with respect to any setting of the then-current Benchmark, means the time determined by the Agent in its reasonable discretion.

“Regulatory Event” shall mean:

(x) a “Level One Regulatory Event”, which shall comprise (i) the commencement by any Governmental Authority of any formal inquiry or investigation, legal action or proceeding against Borrower, Originator, Parent, Servicer or any of their Affiliates or (ii) the filing of any class action or similar legal action which (A) has certified a class and (B) alleges a violation of laws, rules or regulations against any of Borrower, Originator, Parent, Servicer or any of their Affiliates, in the case of either (i) or (ii), challenging its authority to originate, hold, own, service, collect, administer, pledge or enforce any Receivable, or otherwise alleging any non-compliance by Borrower, Originator, Parent, Servicer or any of their Affiliates with any Applicable Laws related to originating, holding, collecting, pledging, servicing, administering or enforcing such Receivable or otherwise related to such Receivable; which inquiry, investigation, legal action or proceeding, in each case, is not released or terminated in a manner reasonably acceptable to Agent within thirty (30) calendar days of commencement thereof or (iii) any Change in Law with respect to one or more jurisdictions that would, with respect to such jurisdictions (a) result in actionable non-compliance by Borrower, Originator, Servicer or any of their respective Affiliates with any Applicable Law related to originating, holding, owning, servicing, collecting, administering, pledging or enforcing any Receivable or (b) materially and adversely relates to the operation of the business of Borrower, Originator, Servicer or Parent (as to Parent’s business, solely as it relates to the Receivables); or

[RumbleOn] Loan Agreement

(y) a “Level Two Regulatory Event”, which shall comprise (A) the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling (i) against Borrower, Originator, Parent, Servicer or any of Borrower’s, Originator’s or Parent’s Affiliates that materially and adversely affects the originating, holding, pledging, administering, collecting, servicing or enforcing of any Receivable, or rendering in any manner the related Portfolio Documents unenforceable, or (ii) against a third party to the extent that such stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling remains unvacated, undischarged, unbounded or unstayed by appeal or otherwise for a period of sixty (60) days from the date of its entry and could, in the reasonable determination of Agent, render any Receivable or the related Portfolio Documents unenforceable (provided, during such sixty (60) day period referenced in this clause (ii) above and during the pendency of any stay pending appeal thereafter, a Level One Regulatory Event shall be deemed to have occurred with respect to any impacted Receivable) or (B) any Change in Law which materially and adversely affects the ability of Borrower, Originator, Parent, Servicer or any of their Affiliates to originate, hold, own, service, collect, administer, pledge or enforce any Receivable;

provided, that, in each case, upon the favorable resolution of such inquiry, investigation, action or proceeding as determined by Agent in its Permitted Discretion and confirmed by written notice from Agent (whether by judgment, withdrawal of such action or proceeding or settlement of such action or proceeding), such Regulatory Event for such Governmental Authority shall cease to exist immediately upon such determination by Agent. For the avoidance of doubt, the issuance of a civil investigative demand by the Consumer Financial Protection Bureau (or any other similar proceeding by any other Governmental Authority) shall not, on its own, constitute a Regulatory Event.

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“Release Price” shall mean an amount equal to the outstanding Receivables Balance with respect to any Receivable.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor of any of the foregoing.

“Request for Revolving Advance” shall have the meaning assigned in Section 4.2(a).

“Required Principal Payment” shall mean, as of any date of determination, the amount by which the aggregate outstanding principal balance of the Advances exceeds the then applicable Borrowing Base, or such greater amount as of any Payment Date as shall be specified by the Borrower.

“Requisite Lenders” shall mean, at any time, (i) Agent and (ii) Bank Branches who together with the Conduit Lenders in their Lender Group hold Advances and unused Revolving Loan Amounts representing not less than fifty-one percent (51%) of the sum of the total Advances outstanding and unused Revolving Loan Amount at such time; provided that, the Advances and Revolving Loan Amounts held by any Non-Funding Lender shall be disregarded in determining Requisite Lenders at any time.

“Response E-Mail” shall have the meaning assigned to it in Section 2.4(e).

“Responsible Officer” shall mean any manager the president, chief operating officer, chief administrative officer, the chief financial officer, the secretary or any vice president of Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, chief administrative officer, the treasurer or the controller of Borrower, or any other officer having substantially the same authority and responsibility, and in all cases such person shall be listed on an incumbency certificate delivered to Agent, in form and substance acceptable to Agent in its sole discretion.

“Revolving Advance” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Loan Amount” shall mean (i) with respect to a Bank Branch, the maximum amount of Advances such Bank Branch is willing to consider making or funding hereunder as described on Schedule B, as such Schedule may be amended, restated or otherwise revised from time to time including by the Agent to reflect assignments, reallocations, decreases and increases of the Revolving Loan Amount permitted under this Agreement, and (ii) with respect to a Lender Group, the aggregate amount of Advances such Lender Group is willing to consider making, in each case as such amount may be reduced or increased pursuant to the terms and conditions hereof.

“Revolving Period” shall mean the period from and including the Closing Date through and including the earlier of (a) February 4, 2024, (b) the Termination Date, (c) (i)at the election of Agent in its sole discretion, any Early Wind-Down Trigger Event or (ii) three (3) months after any Early Wind-Down Trigger Event if, within five (5) Business Days of Borrower’s request at any time thereafter, the Agent has not determined that the condition precedent in Section 4.2(a)(iii) is satisfied or waived despite such Early Wind-Down Trigger Event, or (d) at the election of Agent in its sole discretion, the occurrence and continuance of an Event of Default.

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“RideNow Permitted Holders” means William Coulter and Mark Tkach and their respective spouses, children, grandchildren and other immediate family members and personal representatives of their estates or trusts of which they or their respective spouses, children, grandchildren, or other immediate family members are the sole beneficiaries (in each case, directly or indirectly, including through one or more investment vehicles).

“RumbleOn Permitted Holders” means Marshall Chesrown and Steven Berrard and their respective spouses, children, grandchildren and other immediate family members and personal representatives and trustees of their estates or trusts of which they or their respective spouses, children, grandchildren, or other immediate family members are the sole beneficiaries (in each case, directly or indirectly, including through one or more investment vehicles including, without limitation Berrard Holdings Limited Partnership).

“ROFR Termination Date” shall have the meaning assigned to it in Section 6.17(a).

“Scheduled Payment” shall mean the scheduled monthly payment of principal and interest by or on behalf of an Account Debtor on a Receivable.

“Secured Parties” shall mean the Agent, each Lender, each Managing Agent and each Program Support Provider, and any assignee of any Lender or any Program Support Provider pursuant to the terms hereof.

“Securitization First Refusal Offer” shall have the meaning assigned to it in Section 6.17(a).

“Security Documents” shall mean this Agreement, UCC financing statements, the Multi-Party Agreement, the Pledge Agreement, the Deposit Account Control Agreements, any other agreements related to Deposit Accounts, the Assignment of Vehicle Titles, the Electronic Collateral Control Agreement and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

“Servicer” shall mean CSC Logic, Inc. in its capacity as servicer of the Receivables under the Servicing Agreement, or the Backup Servicer or any other Person becoming a servicer of the Receivables upon termination of CSC Logic, Inc. as servicer in accordance with the terms of the Servicing Agreement or Multi-Party Agreement.

“Servicer Default” shall mean (i) the occurrence of an event pursuant to which Borrower or Originator, as applicable, may terminate the Servicer “For Cause” pursuant to Section 15.1 of the Servicing Agreement and/or (ii) a breach by Servicer of its material obligations to the Agent under the Multi-Party Agreement.

“Servicing Agreement” shall mean, individually and collectively as the context so implies that certain agreement entered into by Servicer and Originator (as successor-in-interest to Parent) dated as of March 29, 2019 that includes “Base Terms,” the “Managed Services Module” and the “DXC Consumer Loan Processing Solution Pack” as amended by Amendment No 1 to Statement of Work dated May 17, 2019, Master Amendment Name Change dated May 30, 2019, Amendment Number One to the Fast Track Execution Document and Amendment Number Two to the DXC Consumer Loan Processing Solutions Pack dated July 2, 2020 and that certain Fast Track Execution Document dated on or about the Closing Date whereby Servicer has agreed to perform certain servicing functions on behalf of Borrower in relation to the Receivables under this Agreement, by and among, Servicer, Borrower and Originator, as amended, modified, supplemented, restated, replaced or renewed in accordance with this Agreement.

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“Servicing Fee” shall mean the fee payable monthly to Servicer (solely as it relates to the Receivables owned by Borrower as of such date of determination) as set forth in the applicable Servicing Agreement.

“SOFR” shall mean, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding SOFR Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or any successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Business Day” shall mean a day on which banks are open for dealing in foreign currency and exchange in London, New York City and Washington, D.C.

“SOFR Determination Time” shall mean 3:00 p.m. (New York time) on a U.S. Government Securities Business Day, at which time Compounded SOFR or Term SOFR, as applicable, is published on the Federal Reserve Bank of New York’s Website.

“Solvency Certificate” shall have the meaning assigned to it in Section 4.1(g).

“Springing DACA Effective Date” shall mean the effective date of exercise by the Agent of sole dominion as to dispositions of Collections pursuant to the Collection Account Control Agreement

“Subsidiary” shall mean, as to any Person, any other Person in which more than fifty percent (50%) of all Equity Interests are owned directly or indirectly by such Person.

“Tangible Net Worth” shall mean, for any Person, such Person’s (a) assets, minus (b) liabilities, minus (c) any intangible assets of such person, including goodwill, trademarks, tradenames, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangibles, in each case as determined in accordance with GAAP.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, or withholdings (including backup withholdings), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Termination Date” shall have the meaning assigned to it in Section 11.1.

“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” shall mean a notification by the Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” shall mean the determination by the Agent in its sole discretion that Term SOFR (a) has been (x) recommended by the Relevant Governmental Body for use in asset-backed lending transactions substantially similar hereto, (y) applied in any asset-backed lending transaction substantially similar hereto where the Agent or one of its affiliates is a lender, or (z) adopted by a significant number of market participants for use in asset-backed lending transactions substantially similar hereto, and (b) is operationally, administratively and technically feasible for the Agent.

“Title” shall mean with respect to a Financed Vehicle, the certificate of title for, or other written evidence of ownership, including, without limitation a lien certificate of such Financed Vehicle, issued by the registrar of titles or other appropriate Governmental Authority in the jurisdiction in which such Financed Vehicle is registered.

“Title Administrator” means PDP Group Incorporated, or any successor thereto or other Person that has executed an agreement to provide motor vehicle title administration software and related services with respect to the Receivables.

“Title Administrator Agreement” means that certain letter agreement, dated as of the Closing Date by and among Borrower, Originator, Agent and Title Administrator as the same may be amended, amended and restated or otherwise modified from time to time.

“Third-Party Finance Offer” shall have the meaning assigned to it in Section 6.17(b).

“Third-Party Securitization Offer” shall have the meaning assigned to it in Section 6.17(a).

“Three-Month Average Defaulted Ratio” shall mean, as of the last day of any calendar month, the arithmetic average Defaulted Ratio for the preceding three (3) calendar months (including such calendar month).

“Three-Month Average Delinquency Ratio” shall mean, as of the last day of any calendar month, the arithmetic average Delinquency Ratio for the preceding three calendar months (including such calendar month).

“Three-Month Average Excess Spread” shall mean, as of the last day of any calendar month, the arithmetic average of the Excess Spread for the preceding three (3) calendar months (including such calendar month then ending).

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“Total Liabilities” shall mean, for any Person, as at any date of determination, the aggregate amount of all Indebtedness of such Person, as determined on a consolidated basis in accordance with GAAP.

“Transferee” shall have the meaning assigned to it in Section 12.2(a).

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Adjustment.

“Underwriting Guidelines” shall mean Originator’s minimum credit criteria, as set forth on Exhibit G, as such exhibit may be updated from time to time in accordance with Section 6.16 of this Agreement.

“Upfront Fee” shall have the meaning assigned to it in Section 3.4.

“U.S. Government Securities Business Day” shall mean any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“USD LIBOR” means the London interbank offered rate for Dollars.

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“Verification Agent” shall mean Residential RealEstate Review Management, Inc., or such other Person as Agent and Borrower engage, or after the occurrence and continuance of an Event of Default, Agent in its sole discretion engages, from time to time, in each case, at Borrower’s sole cost and expense, to verify certain information with respect to the electronic copies of all Portfolio Documents and certain duplicate documents and instruments related thereto, and to take certain actions in connection therewith.

“Verification Agreement” shall mean that certain Verification Agent Agreement by and among Borrower, Agent and Verification Agent, as the same may be amended, restated or otherwise modified from time to time.

“Verification Deliverables” shall mean, with respect to each Receivable, those certain Portfolio Documents to be delivered to E-Vault Provider and access made available to Verification Agent pursuant to the terms of this Agreement and the Verification Agreement, as such list of Portfolio Documents may be supplemented from time to time by Agent and/or Borrower pursuant to the terms of the Verification Agreement.

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“Verification Fee” shall mean the fee payable monthly to the Verification Agent, if any, as such fee is specified in the Verification Agreement.

“Vintage Quarter” shall mean, with respect to each Receivable, as applicable, the calendar quarter during which the Origination Date for such Receivable occurred.

“Vintage Quarter Charged-Off Percentage” shall mean, as of any date of determination, with respect to any Vintage Quarter Pool, the percentage calculated by dividing (a) the aggregate outstanding principal balance of the Defaulted Receivables in such Vintage Quarter Pool, minus all other Collections received on each such Defaulted Receivable from and after the date such Receivable became a Defaulted Receivable hereunder, divided by (b) the aggregate original principal balance (as of the Origination Date of such Receivables) of all Receivables in any Vintage Quarter Pool.

“Vintage Quarter Pool” shall mean a group of Receivables with Origination Dates in the same Vintage Quarter.

“Volcker Rule” shall mean the common rule entitled “Proprietary Trading and Certain Interests and Relationships with Covered Funds” published at 79 Fed. Reg. 5779 et seq.

“Voting Interests” shall mean securities, membership interests, partnership interests or any other equity interests of any class or classes of an entity, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors or managers (or Persons performing similar functions) and otherwise control the policies of such entity.

II.	LOANS, PAYMENTS, INTEREST AND COLLATERAL

2.1	The Loans

(a) Revolving Advances. Subject to the provisions of this Agreement, including, without limitation satisfaction or waiver in writing by the Agent of all conditions set forth in Article IV hereof, (i) each Bank Branch severally may, but has no obligation to, make Revolving Advances up to such Lender’s respective portion of the Revolving Loan Amount to Borrower under the Loan from time to time during the Revolving Period and (ii) each Conduit Lender may, in its sole discretion, make Revolving Advances to Borrower under the Loan from time to time during the Revolving Period (each, a “Revolving Advance” and collectively, the “Revolving Advances”). Each Revolving Advance may be made in an amount requested by Borrower not to exceed an amount equal to the Borrowing Base minus the outstanding principal balance of the Revolving Advances, by deposit to an account specified by the Borrower; provided, that under no circumstances shall the cumulative amount of all outstanding Advances made hereunder exceed the lesser of the Borrowing Base or the Maximum Loan Amount; provided, further, that (i) no Bank Branch shall be requested to provide funding for any Advance that would increase the aggregate of all outstanding amounts funded by such Bank Branch (including any Advances made by any predecessor in interest to such Bank Branch) and its related Conduit Lender (if any) to an amount in excess of or such Bank Branch’s Revolving Loan Amount, (ii) no Conduit Lender shall be requested to provide funding for any Advance that would increase the aggregate of all outstanding amounts funded by such Conduit Lender (including any Advances made by any predecessor in interest to such Conduit Lender) and its related Bank Branch to an amount in excess of its related Bank Branch’s Revolving Loan Amount and (iii) no Bank Branch shall be responsible for the refusal of any other Bank Branch and any Conduit Lender in a Lender Group (other than such Bank Branch’s Lender Group) to fund any Advance in such Lender’s discretion. Unless otherwise permitted by Agent, each Revolving Advance shall be in an amount of at least Two Hundred Fifty Thousand Dollars ($250,000), and no more than one (1) Revolving Advance may be requested during any calendar week. Revolving Advances may be made hereunder on any Business Day during the Revolving Period. With respect to each Bank Branch, the failure of any other Bank Branch or Conduit Lender in another Lender Group to make any Advance requested to be made by it shall not relieve such Bank Branch of its obligations hereunder; provided, that the Revolving Loan Amount of each Bank Branch is several and no Bank Branch shall be responsible for any other Bank Branch’s failure or the failure of any Conduit Lender in a Lender Group other than such Bank Branch’s Lender Group to make requested Advances. For the avoidance of doubt, no Lender shall have any obligation hereunder to make any Advances pursuant to this Agreement. In the event that a Lender chooses not to participate in any Advances requested hereunder, Agent shall offer the portion of the Revolving Loan Amount declined by such Lender to the other Lender(s).

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(b) Collateral Reserve. In connection with each Revolving Advance, Agent and/or Borrower shall withhold from such Revolving Advance, for immediate deposit (and shall deposit same) into the Collateral Reserve Account, an amount equal to the excess (if any) of (a) the Collateral Reserve Amount (giving effect to such Revolving Advance), and (b) the amount then on deposit in the Collateral Reserve Account. Borrower hereby irrevocably authorizes Agent, in Agent’s sole discretion, to make and maintain deposits up to the Collateral Reserve Amount in the Collateral Reserve Account from all amounts received pursuant to this Section 2.1(b) by Borrower and, if applicable, from Section 2.4. The portion of each Revolving Advance (if any) that is withheld as a portion of the Collateral Reserve shall remain a Revolving Advance and an Obligation under this Agreement, without regard to the fact that Borrower is required to immediately deposit such amount in the Collateral Reserve Account. If at the expiration of the Revolving Period, the amount on deposit in the Collateral Reserve Account is less than the Collateral Reserve Amount, and no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Lenders shall make a Revolving Advance, subject to the requirements of Section 4.2 hereof, as applicable, in an amount equal to such shortfall, and the proceeds of such Revolving Advance shall be deposited by Borrower in the Collateral Reserve Account. Upon the expiration of the Revolving Period, so long as no Default or Event of Default shall have occurred and be continuing, Agent shall withdraw the amount (if any) of the Collateral Reserve that is in excess of the Collateral Reserve Amount on deposit in the Collateral Reserve Account, which excess amount shall be applied by Agent to repay any outstanding Loans and, if no Loans are then outstanding, shall be delivered to the Borrower. Notwithstanding and without limiting or being limited by any other provision of this Agreement, upon the occurrence and during the continuation of any Early Wind-Down Trigger Event or an Event of Default, Agent shall have the right, in Agent’s sole discretion, to use all or any portion of the Collateral Reserve to pay any Obligation hereunder and/or under any other Loan Document, to be applied at such time and in such manner and order as Agent shall decide in Agent’s sole discretion. The Collateral Reserve shall in no way waive or otherwise modify any of Borrower’s obligations hereunder, under the Notes, or any other Loan Document, including, without limitation, the obligation of Borrower to make interest payments, principal payments or any other payments or prepayments as and when required under the Loan Documents or the obligation to pay all Obligations on the Maturity Date.

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(c) Registry.

(i) Agent shall maintain, as a part of the Lender Register, a record of (A) the amount of each Loan made hereunder, (B) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (C) the amount of any sum received by Agent hereunder for the account of Lenders and each Lender’s share thereof.

(ii) The entries made in the accounts maintained pursuant to paragraph (i) above of this Section 2.1(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Payment of the Loans. Borrower shall repay the Loans pursuant to and in accordance with the terms of this Agreement and any Notes evidencing the Loans. The outstanding principal balance of all of the outstanding Revolving Advances shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date. All other amounts outstanding under the Loans and all other Obligations under the Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.

(e) Accordion Feature. Borrower, Agent, Managing Agent and Bank Branches will be permitted, at any time prior to the expiration of the Revolving Period, to increase the then applicable Revolving Loan Amounts to an aggregate amount equal to $50,000,000 (or such higher amount as Borrower, Agent, Conduit Lenders and Lenders agree to in each parties’ sole discretion) in minimum increments of $5,000,000 with additional Revolving Loan Amounts from such Lender’s or new Revolving Loan Amounts from financial institutions approved by and acceptable to Agent in its sole discretion, provided, that: (i) at the time of any such increase, no Early Wind-Down Trigger Event, Default or Event of Default, or any condition that would (or with the passage of time would) constitute an Early Wind-Down Trigger Event, Default or an Event of Default under this Agreement or any other Loan Document, has occurred and is continuing; (ii) no Bank Branch shall be obligated to participate in any such increase by increasing the amount of its own Revolving Loan Amount, which decision shall be made in the sole discretion of each such Bank Branch; (iii) the Revolving Loan Amounts shall be in a maximum aggregate principal amount of $50,000,000 after giving effect to any such increase (iv) Borrower shall pay to Agent, for the benefit of the Lenders, a nonrefundable additional upfront fee equal to one percent (1.00%) of the increased Revolving Loan Amounts effective as of the date of any such increase, which shall be deemed fully earned and non-refundable on any date of such increase; and (v) all documents and opinions reasonably required by Agent to evidence any such increase shall be executed and delivered to Agent on or before the effective date of such increase, including, without limitation, one or more new or replacement Notes.

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2.2	Interest on the Loan

(a) Borrower agrees to pay interest to each Managing Agent for the account of the Lenders in such Managing Agent’s Lender Group, which interest shall be calculated monthly in arrears, from the date the proceeds of any Advance are made available to Borrower until paid in full, at a rate per annum equal to the lesser of (i) the Interest Rate plus the Applicable Margin (the “Applicable Rate”), and (ii) the Maximum Rate. All such payments of accrued interest shall be calculated and earned as of the first Business Day of each calendar month and all such payments of interest shall be due and payable on each Payment Date pursuant to Section 2.4(a), (b), or (c), as applicable. If Lenders are prevented from charging or collecting interest at the Applicable Rate, then, to the extent permitted by law, the interest rate shall continue to be the Maximum Rate until such time as Lenders have charged and collected the full amount of interest that would be chargeable and collectable if interest at the Applicable Rate had always been lawfully chargeable and collectible.

(b) On each day upon which the Interest Rate is increased or decreased, the Applicable Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Interest Rate.

(c) The monthly interest due on the principal balance of the Loan outstanding shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days and shall be calculated by determining the average daily principal balance of the Loans outstanding as of the close of business for each day of the applicable Interest Period (the “Average Daily Balance”).

(d) At least five (5) Business Days prior to each Payment Date, the Agent shall provide to the Borrower a statement setting forth the accrued and unpaid interest, costs, fees and expenses relating to the Obligations that will be payable to the Lenders on the next applicable Payment Date.

2.3	Loan Collections.

Borrower shall, or shall direct Servicer to, direct or otherwise cause the Account Debtor of each Receivable, to pay all Collections directly to the Intermediate Account for ultimate deposit into the Collection Account in accordance with the time periods and mechanics set forth in the Multi-Party Agreement. In the event that Borrower receives any Collections directly from or on behalf of the Account Debtor thereof in a manner other than through a deposit into the Intermediate Account, Borrower shall receive all such Collections in trust for the benefit of Agent as secured party hereunder, and Borrower shall deliver such Collections to the Collection Account, within the time periods and mechanics set forth in the Multi-Party Agreement, unless Agent shall have notified Borrower to deliver directly to Agent all such Collections after the occurrence and during the continuance of an Event of Default, in which event all such Collections (in the form received) shall, if applicable, be endorsed by Borrower to Agent and delivered to Agent promptly upon Borrower’s receipt thereof.

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2.4	Promise to Pay; Manner of Payment.

(a) On each Payment Date during the term of this Agreement, so long as no Event of Default is then continuing, payments shall be made by the Borrower, subject Agent’s agreement pursuant to Section 2.4(e), from the Collection Account in the following order of priority and to the extent of the Available Amounts on deposit in the Collection Account:

(i) to Verification Agent, to pay the Verification Fee to the extent accrued and unpaid through the last day of the immediately preceding calendar month until such accrued fees are paid in full;

(ii) pro rata to Servicer, to pay the Servicing Fee up to an amount equal to 2% of the aggregate Receivables Balance of Eligible Receivables on a per annum basis and to Backup Servicer (if any) to pay the Backup Servicer Fee, respectively, to the extent accrued and unpaid through the last day of the immediately preceding calendar month until such accrued fees are paid in full;

(iii) to Agent, to pay any fees required to be paid to Collection Account Bank with respect to the Collection Account and the Collateral Reserve Account, including any such fees accrued and unpaid through the last day of the immediately preceding calendar month until such accrued fees are paid in full;

(iv) to Agent or each Managing Agent, for itself and the other Secured Parties in its Lender Group, any accrued and unpaid costs, fees and expenses relating to the Obligations, including any accrued and unpaid wire transfer fees or other banking fees;

(v) to Agent or each Managing Agent, for itself and the other Secured Parties in its Lender Group, first an amount equal to the outstanding principal balance of any Protective Advances, together with all interest owed with respect to all Protective Advances and second, any indemnities owed to Agent or any other Secured Party in such Managing Agent’s Lender Group, in each case, to the extent not previously reimbursed or paid;

(vi) to Agent (for further payment to each Managing Agent, for itself and the other Secured Parties in its Lender Group), any accrued and unpaid interest relating to the Obligations then due and owing to the Lenders;

(vii) to Agent (for further payment to each Managing Agent, for itself and the other Secured Parties in its Lender Group), the Required Principal Payment (if any);

(viii) at any time during the continuance of an Early Wind-Down Trigger Event, and at all times during the Amortization Period, in each instance, to Agent (for further payment to each Managing Agent, for itself and the other Secured Parties in its Lender Group), to apply to the then outstanding principal amount of the Advances and other Obligations then due and owing to the Lenders; and

[RumbleOn] Loan Agreement

(ix) to Borrower, to pay any remaining portion of the Servicing Fee due and owing to Servicer, if applicable,

(x) to Borrower, by deposit into the Operating Account, any remaining Available Amounts.

(b) In the event that amounts distributed under Section 2.4(a) on any Payment Date are insufficient for of the amounts required to be paid in such calendar month as well as any Required Principal Payment for such calendar month, Borrower shall pay an amount equal to the extent of such insufficiency from a wire transfer of immediately available funds by Borrower within one (1) Business Day of request by Agent (or if requested by Borrower and consented to by Agent in its sole discretion, through a Revolving Advance hereunder on such date). Agent shall distribute any such payment received by it for the account of any Secured Party to the appropriate Managing Agent, for the benefit of the applicable Secured Party, in accordance with the terms hereof, including Section 2.4(a). Collections and other proceeds of Collateral derived from Receivables shall be applied in the manner set forth in Section 2.4(a) above on a pro rata basis.

(c) Notwithstanding anything to the contrary contained in this Section 2.4, following the occurrence and during the continuance of an Event of Default, at the election of Agent, Agent shall have the immediate right to direct and to apply all funds in the Collection Account, Collateral Reserve Account, Blocked Account and any other Scheduled Payments, interest, principal, prepayments and other amounts received of every description payable to Borrower with respect to the Collateral, to the Obligations in such order and in such manner as Agent shall elect in its sole discretion.

(d) Borrower absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable, hereunder or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. Except as expressly provided for herein, Borrower hereby waives setoff, recoupment, demand, presentment, protest, and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under this Agreement and any other Loan Document, all to the extent permitted by law.

(e) Payment Date Reconciliation

(i) On the third (3rd) Business Day occurring immediately prior to each Payment Date, Borrower shall submit to Agent a notice via electronic mail indicating Borrower’s determination of how the Available Amounts should be applied on such Payment Date in accordance with Section 2.4(a) above, such notice, which shall be in substantially the form attached hereto as Exhibit H, (the “Reconcilement E-mail”).

(ii) Agent shall use commercially reasonable efforts to respond to each Reconcilement E-Mail by the end of the Business Day following Agent’s receipt thereof, which response shall state whether Agent agrees or disagrees with the Reconcilement E-Mail (such notice, the “Response E-Mail”).

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(iii) If the Response E-Mail states Agent’s agreement with Borrower’s determination set forth in the Reconcilement E-mail, then Agent (subsequent to the Springing DACA Effective Date) or Borrower (prior to the Springing DACA Effective Date), shall apply such Available Amounts in accordance with the Reconcilement E-mail on the applicable Payment Date.

(iv) If Agent does not agree with the terms in the Reconcilement E-Mail, Agent will notify Borrower regarding its comments and the parties will then discuss the appropriate terms. Once the Agent and Borrower have agreed to the terms regarding the application of such Available Amounts, Borrower shall submit a revised Reconcilement E-Mail with respect to the application of the Available Amounts, whereupon Borrower shall apply such Available Amounts in accordance with the Reconcilement E-Mail on the applicable Payment Date. Borrower shall be prohibited from disbursing such amounts unless any such dispute is resolved or waived in writing by Agent.

2.5	Voluntary Prepayments

(a) Except as set forth in Section 2.5(b) and Section 2.5(d)-(e) below, the Loans may only be prepaid only through the collection of Scheduled Payments and any other amounts received by or on behalf of Borrower from payments of or collections of proceeds derived from the Receivables (including all "Collections" described in clauses (b) through (d) of that definition).

(b) Borrower may voluntarily prepay, in whole but not in part, the entire principal balance of the Loan and all other Obligations, and terminate this Agreement at any time (i) the Lenders do not make Revolving Advances pursuant to a Request for Revolving Advance and all conditions precedent to Advances set forth in Section 4.2 have been fully satisfied or (ii) any Secured Party request compensation pursuant to Sections 3.3 or 14.1 in excess of $100,0000 or (iii) after the Revolving Period (and, except as set forth in clause (i) and (ii) at no time prior), so long as, in any such case, Borrower shall have identified the Prepayment Date and given Agent, Managing Agent and each Lender not less than thirty (30) calendar days prior written notice in advance of such proposed Prepayment Date.

(c) In the event of a voluntary prepayment in full of the Loans and termination of this Agreement and the Revolving Loan Amounts by Borrower pursuant to Section 2.5(b), the applicable Obligations to be prepaid as provided in this Section 2.5 shall include, (i) all outstanding Loans made prior to the related Prepayment Date, plus (ii) accrued and unpaid interest on all such outstanding Loans made prior to such Prepayment Date (including any interest accrued at the Default Rate), plus (iii) any unpaid fees or expenses required to be paid by Borrower under this Agreement and all other unpaid Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) in relation to such Obligations to be prepaid on the Prepayment Date.

(d) Notwithstanding anything set forth herein to the contrary, Borrower may prepay the Loan in full during the Revolving Period, subject to the terms below upon the occurrence of a Permitted Securitization, upon not less than thirty (30) days’ prior written notice to Agent; provided, that Borrower shall pay to Agent, for the benefit of Lenders, an amount equal to one percent (1.0%) of the aggregate principal amount of the Loan so prepaid (the “Partial Prepayment Fee”); provided further, however, that to the extent Borrower or such Affiliate has offered to Agent or an Affiliate of Agent to be the lead manager or lead placement agent to the issuer thereof on reasonable market terms (for similar securitization transactions of comparable size and complexity) at the time of determination, the Partial Prepayment Fee payable to the Lenders shall be applied towards underwriting or similar fees otherwise payable to Agent or its Affiliates in connection therewith. Immediately upon Borrower’s or its Affiliates receipt of any proceeds from the Permitted Securitization, such Borrower or Affiliate shall deliver such proceeds to the Collection Account in their original form for application to the Obligations and, pending delivery to Agent, such Borrower or Affiliate will hold such proceeds as agent for Agent and in trust for Agent.

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(e) Additionally, Borrower may prepay the Loan in part in connection with a Permitted Whole Loan Sale by deposit of the Release Prices with respect to the Receivables sold in connection with such Permitted Whole Loan Sale into the Collection Account; provided, however, in connection therewith, Borrower shall pay to Agent, for the benefit of Lenders, an amount equal to one percent (1.0%) of the aggregate principal amount of the Loan so prepaid (the “Permitted Whole Loan Sale Partial Prepayment Fee”); provided, however, such Permitted Whole Loan Sale Partial Prepayment Fee shall be waived to the extent Agent or any of its Affiliates is the purchaser of such Receivables.

2.6	Mandatory Prepayments

In addition to and without limiting any provision of any Loan Document:

(a) In no event shall the sum of the aggregate outstanding principal balance of the Advances exceed the lesser of (i) the Borrowing Base and (ii) the Maximum Loan Amount. If at any time, the outstanding unpaid principal balance of the Advances exceeds the Maximum Loan Amount, Borrower shall promptly, and in any event within two (2) Business Days after the occurrence thereof, whether or not a Default or Event of Default has occurred and is continuing, prepay the principal balance of the Advances in an amount equal to the difference between the then aggregate outstanding principal balance of the Advances and the Maximum Loan Amount. If, at any time and for any reason, (following application of any amounts in the Collection Account as of such date in accordance with Section 2.4) the outstanding unpaid principal balance of the Advances exceeds the Borrowing Base, including due to any Receivable failing to meet the eligibility criteria and thus no longer constituting an Eligible Receivable within the two (2) Business Days after the occurrence thereof (provided, however, that if such Receivable no longer constitutes an Eligible Receivable solely as a result of a Level Two Regulatory Event, within fifteen (15) Business Days after the occurrence thereof solely with respect to such Receivables), whether or not a Default or Event of Default has occurred and is continuing, either (1) prepay the principal balance of the Advances in an amount equal to the difference between the then aggregate outstanding principal balance of the Advances that exceeds the Borrowing Base, (2) increase the aggregate principal amount of Eligible Receivables or cash in the Collection Account, as applicable, pledged to Agent in accordance with this Agreement, or (3) effect some combination of clauses (1) and (2), so that (i) the Borrowing Base is equal to or exceeds the then outstanding principal balance of the Advances. The pledge and delivery to Agent of additional Eligible Receivables or cash, as applicable, shall comply with the document delivery requirements set forth in Section 4.2, as applicable, and shall be accompanied by a certification from Borrower that demonstrates that after giving effect to the pledge to Agent of such additional Eligible Receivables or cash and/or prepayment, as applicable, the outstanding unpaid principal balance of the Advances is equal to or less than the Borrowing Base.

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2.7	Payments by Agent; Protective Advances

(a) Should any amount required to be paid under any Loan Document be unpaid beyond any applicable cure period, such amount may be paid by Agent, for the account of Lenders, which payment shall be deemed a request for a Revolving Advance as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Agent, for the benefit of itself and the Lenders, by way of direct payment of the relevant amount, interest or Obligations in accordance with Section 2.4 without necessity of any demand whether or not a Default or Event of Default has occurred or is continuing. No payment or prepayment of any amount by Agent, Lenders or any other Person shall entitle any Person to be subrogated to the rights of Agent and/or Lenders under any Loan Document unless and until the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and paid indefeasibly in cash, the Revolving Loan Amount has been terminated and this Agreement has been terminated. Any sums expended or amounts paid by Agent and/or Lenders as a result of Borrower’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower’s account as a Revolving Advance and added to the Obligations.

(b) Notwithstanding any provision of any Loan Document, Agent, in its sole discretion shall have the right, but not any obligation, at any time that Borrower fails to do so as required pursuant to this Agreement, to: (i) discharge (at Borrower’s expense) Taxes or Liens affecting any of the Collateral that have not been paid in violation of any Loan Document or that jeopardize the Agent’s Lien priority in the Collateral, including any underlying collateral securing any Receivable; or (ii) make any other payment (at Borrower’s expense) for the administration, servicing, maintenance, preservation or protection of the Collateral, including any underlying collateral securing any Receivable or any advances on any Receivables or (iii) take such action as Agent may determine to preserve the performance, enforceability or value of the Receivables including any advances on any Receivables (each such advance or payment set forth in clauses (i), (ii) and (iii), a “Protective Advance”). Agent shall be reimbursed for all Protective Advances within two (2) Business Days of written demand by Agent, (provided, however, Agent may, at its election, be reimbursed for Protective Advances from available funds in the Collection Account prior to the occurrence of any Payment Date, and for the avoidance of doubt, all Protective Advances are immediately payable by Borrower in connection with any acceleration of the Loan after an Event of Default in accordance with this Agreement), and any Protective Advances shall bear interest at the Applicable Rate plus, if applicable, the Default Rate from the date the Protective Advance is paid by Agent until it is repaid. No Protective Advance by Agent shall be construed as a waiver by Agent, any Managing Agent or any Lender of any Default, Event of Default or any of the rights or remedies of Agent, any Managing Agent or any Lender. Any such Protective Advances may be charged to Borrower’s account as a Loan and added to the Obligations.

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2.8	Grant of Security Interest; Collateral

(a) To secure the payment and performance of the Obligations, subject to Permitted Liens, Borrower hereby grants to Agent, for the benefit of itself and the other Secured Parties, a valid, perfected and continuing first priority Lien upon all of Borrower’s right, title, and interest, whether now owned or existing or hereafter from time to time acquired or coming into existence, in, to, and under all of Borrower’s assets (collectively, the “Collateral”), including, but not limited to: (i) all Receivables and all amounts due or to become due under the Receivables, (ii) all Portfolio Documents and all rights, remedies, powers, privileges, and claims under the Portfolio Documents, (iii) the Intermediate Account, Custodial Account, Collection Account, the Collateral Reserve Account, the Blocked Account and all funds and other property credited to the Intermediate Account, Custodial Account, Collection Account, Blocked Account and Collateral Reserve Account, (iv) the Operating Account and all funds and other property credited to the Operating Account; provided, however, that that such Lien on any amounts transferred or paid out of the Operating Account in accordance the terms of this Agreement shall be automatically released upon such transfer or payment, (v) each Purchase and Sale Agreement, the Servicing Agreement and, if any, Multi-Party Agreement and the Backup Servicing Agreement and all rights, remedies, powers, privileges, and claims under those contracts, (vi) all Accounts, General Intangibles, Chattel Paper, Instruments, Documents, Goods, money and any rights to the payment of money or other forms of consideration of any kind, Deposit Accounts, Investment Property, letters of credit, Letter-of-Credit Rights, Contract Rights, Supporting Obligations, Equipment, Inventory, Fixtures, computer hardware, Software, securities, Permits, and intellectual property (capitalized terms used in this clause (vi) and not otherwise defined herein shall have the meaning set forth in Article 9 of the UCC), (vii) all other personal property and other types of property of Borrower (except as limited in clause (iv) above), and (viii) all Proceeds (as defined in Article 9 of the UCC) of all of the foregoing and all other types of property of Borrower (except as limited in clause (iv) above); provided, however, that such Lien on any dividends or distributions made by Borrower permitted in Section 7.4 hereof shall be automatically released upon the making of such dividends and distributions.

(b) Borrower has full right and power to grant to Agent, for the benefit of itself and the other Secured Parties, a perfected, first priority Lien on the Collateral pursuant to this Agreement, subject to Permitted Liens. Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and other documents and the taking of all other necessary action, Agent will have a valid and first priority perfected Lien on the Collateral, subject to (i) no Liens of any kind in favor of any other Person other than Permitted Liens and Liens under the Servicing Agreement, Backup Servicing Agreement, Verification Agreement and the Security Documents, if any and (ii) no transfer or other restrictions except for those in the Purchase and Sale Agreement, Servicing Agreement, Backup Servicing Agreement, Verification Agreement and the Security Documents, if any. As of the Closing Date, no financing statement naming Borrower as debtor and describing any of the Collateral is on file in any public office except those naming Agent as secured party and those related to the Permitted Liens.

(c) Borrower hereby authorizes Agent to prepare and file financing statements provided for by the UCC (which financing statements may describe the collateral covered thereby as “All assets of Debtor” or use a similar description) and to take such other action as may be required, in Agent’s sole judgment, in order to perfect and to continue the perfection of Agent’s Lien on the Collateral unless prohibited by law and subject to Permitted Liens.

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2.9	Collateral Administration

(a) All tangible Collateral, if any, (except tangible Collateral in the possession of Backup Servicer, Servicer, E-Vault Provider, Verification Agent or Agent) will at all times be kept by Borrower at the locations set forth in Section 5.15 of Schedule A, and shall not, without thirty (30) calendar days prior written notice to Agent, be moved therefrom other than to another such location, and in any case shall not be moved outside the continental United States. Borrower hereby agrees to deliver (or cause the E-Vault Provider to deliver or make available, as applicable), on or prior to the date of each Revolving Advance, (i) the Verification Deliverables to the Backup Servicer for each Receivable that is to be added to the Collateral in connection with such Revolving Advance and (ii) access to the Portfolio Documents to the Verification Agent for each Receivable that is to be added to the Collateral in connection with such Revolving Advance. All Receivables constituting Collateral, shall, regardless of their location, be deemed to be under Agent’s dominion and control and deemed to be in Agent’s possession. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. In addition to any provision of any Loan Document, Agent shall have the right at all times after the occurrence and during the continuance of an Event of Default (i) to notify Account Debtors and/or Servicer that all Receivables of Borrower including, if to Account Debtors, their Receivables have been assigned to Agent and that all collections from such Receivables shall be paid directly to Agent, for the benefit of itself and the other Secured Parties, and (ii) to charge Borrower for any collection costs and expenses, including reasonable attorney’s fees, incurred by Agent.

(b) As and when reasonably determined by Agent, Agent will perform the searches described in clauses (i) and (ii) below against Borrower and Originator: (i) UCC searches with the Secretary of State of the jurisdiction where such Person is organized; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches against the Borrower, in each jurisdiction where the Borrower maintains its executive office.

(c) Borrower shall, or shall use commercially reasonable efforts to cause Servicer to, keep accurate and complete records of the Collateral and all payments and collections thereon and shall submit to Agent such records on such periodic basis as Agent may request in its reasonable discretion.

(d) In respect of the portion of the Collateral consisting of any Receivable which is evidenced by an electronic record that is a “transferable record” as defined in Section 16 of the Uniform Electronic Transactions Act (as in effect in any relevant jurisdiction), Borrower shall, or shall use commercially reasonable efforts to cause Originator and/or Servicer and/or E-Vault Provider to, deliver to Agent the control of such transferable electronic record in accordance with Applicable Law, including the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction (to ensure, among other things, that Agent has a first priority perfected Lien in such Collateral), which shall be delivered, at Borrower’s expense, to Agent at its address as set forth herein or as otherwise specified by Agent and, except as otherwise expressly provided herein to the contrary, held in Agent’s possession, custody, and control until all of the Obligations have been fully satisfied, the Agent is required hereunder or by Applicable Law to release such documents or Agent otherwise expressly agrees to release such documents. Alternatively, Agent, in its sole discretion, may elect for the Servicer, Originator, E-Vault Provider or any other agent to accept delivery of and maintain possession, custody, and control of all such documents and any instruments on behalf of Agent during such period of time. Borrower shall identify (or shall use commercially reasonable efforts to cause Originator and/or Servicer and/or E-Vault Provider to identify) on the related electronic record the pledge of such Receivable by Borrower to Agent.

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(e) Borrower hereby agrees to, and shall use commercially reasonable efforts to cause Originator and/or Servicer to, take all applicable protective actions to prevent destruction of records pertaining to the Collateral in accordance with the Servicing Agreement and Multi-Party Agreement. Subject to the limitations set forth in Section 6.7 of this Agreement, the Multi-Party Agreement and the Backup Servicing Agreement, as applicable, Agent at all times shall have the right to access and review any and all Portfolio Documents in Borrower’s, Backup Servicer’s, Originator’s, E-Vault Provider and/or Servicer’s possession and any and all data and other information relating to Portfolio Documents as may from time to time be input to or stored within Borrower’s, Backup Servicer’s, Originator’s, E-Vault Provider’s or Servicer’s computers and/or computer records including diskettes, tapes and other computer software and computer systems.

(f) During the existence of any Event of Default, at Agent’s request, Borrower shall execute or obtain, at its expense, the notation or assignment of Liens in favor of Borrower or Agent on Titles for Financed Vehicles in form sufficient to effect such notation or assignment in the jurisdiction in which the applicable Title and lien notation documents have been issued. Agent is hereby authorized, after the occurrence and during the continuance of an Event of Default, to give directions under and exercise its rights under the Title Administrator Agreement and/or Nominee Agreement and/or use the powers of attorney granted pursuant to this Agreement and/or any other Loan Documents to execute any and all such Title documents that may be required to be executed by Originator or Borrower in connection therewith.

2.10	Power of Attorney

Borrower hereby agrees and acknowledges that Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring Agent to act as such) with full power of substitution to do the following: (i) indorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to Borrower and constitute collections on the Receivables; (ii) execute and/or file in the name of Borrower any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof, assignments, instruments or documents that it is obligated to execute and/or file under any of the Loan Documents (to the extent Borrower fails to so execute and/or file any of the foregoing within two (2) Business Days of Agent’s request or the time when Borrower is otherwise obligated to do so); (iii) execute and/or file in the name of Borrower assignments, instruments, documents, schedules and statements that it is obligated to give Agent under any of the Loan Documents (to the extent Borrower fails to so execute and/or file any of the foregoing within two (2) Business Days of Agent’s request or the time when Borrower is otherwise obligated to do so) and (iv) do such other and further acts and deeds in the name of Borrower that Agent may deem necessary to make, create, maintain, continue, enforce or perfect the Secured Parties’, Lien on or rights in any Collateral. In addition, if Borrower breaches its obligation hereunder to direct Collections to the Intermediate Account or Collection Account, as applicable, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Agent’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay Collections to the Collection Account or another account designated in writing by Agent.

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2.11	Collection Account

(a) Collection Account. Deposits made into the Collection Account shall be limited to amounts deposited therein by Borrower, Servicer, Originator or any Account Debtor in accordance with this Agreement.

(b) Withdrawals from the Collection Account. Except as set forth in Section 2.11(c) below, unless an Event of Default has occurred and is continuing, Borrower, upon the agreement of Agent pursuant to Section 2.4(e), has the right to withdraw or order a transfer of funds from the Collection Account, in all events in accordance with the terms and provisions of this Agreement but solely for application in accordance with Section 2.4(a); provided, that upon the occurrence and during the continuance of an Event of Default, Agent shall, in its election, have the sole and exclusive right to withdraw or order a transfer of funds from the Collection Account. Notwithstanding anything in the foregoing to the contrary, unless an Event of Default has occurred and is continuing, Borrower or Servicer may, in addition to rights under Section 2.4(a), also withdraw or order transfers of funds from the Collection Account, to the extent such funds either (i) have been mistakenly deposited into the Collection Account, (ii) relate to items subsequently returned for insufficient funds or as a result of stop payments, or (iii) represent Excess Collections and are available to Borrower after satisfaction of all conditions for release set forth in Section 2.11(c) below. In the case of any withdrawal or transfer pursuant to the foregoing sentence, Borrower shall, or shall cause Servicer to provide Agent with notice of such request of withdrawal or transfer, together with reasonable supporting details, two (2) Business Days prior to the date on which such requested withdrawal or transfer will occur. Borrower shall cause Servicer to deposit all proceeds of the Collateral received in the Collection Account in accordance with the Servicing Agreement. Borrower shall provide Agent with on-line access to view account related activity such as deposits to and withdrawals from the Collection Account. Borrower shall cause an email notice to be sent to Agent upon the disbursement of any funds from the Collection Account.

(c) Disbursement of Excess Collections to Borrower. So long as no Default, Early Wind-Down Trigger Event or Event of Default has occurred and is continuing or would result therefrom, Borrower may, on a daily basis, submit an Excess Collections Disbursement Request to Agent requesting Agent to approve in writing to Borrower transmission of the Excess Collections as of such date to Borrower in an amount of at least Two Hundred Fifty Thousand Dollars ($250,000), which Excess Collections Disbursement Request must be submitted with (i) a Borrowing Base Certificate, dated as of the date of such Excess Collections Disbursement Request and updated with data as of the date immediately preceding the date of such Borrowing Base Certificate, which evidences that Borrower is in compliance with the Borrowing Base (i.e. the amount of Obligations do not exceed the then applicable Borrowing Base as evidenced by the updated and current Borrowing Base Certificate delivered to Agent with such Excess Collections Disbursement Request) and (ii) a certification that no Default, Early Wind-Down Trigger Event or Event of Default exists or is expected to occur as a result of such transmission of Excess Collections, and Borrower expects compliance with the covenants set forth in Section 6.15 hereof both before and after such requested disbursement of Excess Collections, and, so long as such conditions are met, Agent agrees to upon receipt thereof, approve in writing Borrower’s transmission of such Excess Collections within two (2) Business Days of the submission of such Excess Collections Disbursement Request and updated Borrowing Base Certificate. Borrower covenants and agrees that all Excess Collections disbursed pursuant to this Section 2.11(c) shall only be used by Borrower for the acquisition of Eligible Assets pursuant to the Purchase and Sale Agreement. Borrower shall not distribute or transmit any Excess Collections pursuant to this Section 2.11(c) without the prior written approval and consent of Agent.

(d) Irrevocable Deposit. Any deposit made into the Collection Account hereunder shall, except as otherwise provided herein, be irrevocable, and the amount of such deposit and any money, instruments, investment property or other property on deposit in, carried in or credited to the Collection Account hereunder and all interest thereon shall be held in trust by Agent and applied solely as provided herein.

2.12	Inability to Determine Rates

(a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.12, if prior to the commencement of any Interest Period:

(i) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the applicable Benchmark (including because any screen rate necessary to determine such rate is not available or published on a current basis), for such Interest Period (or for such day); provided that no Benchmark Transition Event shall have occurred at such time with respect to such Benchmark; or

(ii) the Agent is advised by any Lender(s) that the applicable Benchmark for such Interest Period (or for such day) will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loan(s) for such Interest Period (or for such day);

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the interest rate applicable to Loans that would otherwise be funded or maintained based on the applicable Benchmark shall be the Base Rate.

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(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1), (2), or (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (4) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Requisite Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event or a Compounded SOFR Transition Event and, in any such case, its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (c) shall not be effective unless the Agent has delivered to the Lenders and the Borrower a Term SOFR Notice or a Compounded SOFR Notice, as the case may be.

(d) In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period, provided that any failure by the Agent to so notify any Lender shall not affect the Agent’s right to take or refrain from taking any action permitted under this Section 2.12(e). Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or nonoccurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(e).

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or nonrepresentative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

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(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Loan that would otherwise be funded or maintained based on the relevant Benchmark shall during such Benchmark Unavailability Period instead be funded or maintained based on the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

2.13	Exclusive Right to Finance.

At any time prior to the last day of the Revolving Period, so long as the then outstanding principal balance of the Revolving Advances is less than an amount equal to ninety percent (90%) of the then-applicable Maximum Loan Amount, Originator and Parent’s other direct or indirect Subsidiaries (other than Borrower) shall contribute to Borrower (and Borrower shall pledge as Collateral hereunder) one hundred percent (100%) of all Eligible Receivables or Receivables substantially similar to the criteria set forth in the definition of “Eligible Receivables” originated, acquired or held by Originator or Parent’s other direct and indirect Subsidiaries (other than Borrower) (calculated as a percentage of Receivables Balance) on the same terms and conditions set forth in this Agreement.

III.	FEES AND OTHER CHARGES

3.1	Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a 360-day year and shall be payable for the actual number of days elapsed. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of itself and the other Lenders, for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Agent or Lenders shall have received interest or any other charges of any kind which might be deemed to be interest under Applicable Law in excess of the Maximum Rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent and Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.1 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

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3.2	Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest then in effect at such time with respect to the Obligations shall be, unless waived by Agent, increased by three percent (3.0%) per annum (subject to the Maximum Rate) (the “Default Rate”). Interest at the Default Rate shall accrue from the initial date of such Event of Default until such Event of Default is waived or ceases to continue, and shall be payable upon demand.

3.3	Increased Costs; Capital Adequacy

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Secured Party;

(ii) impose on any Secured Party or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Secured Party or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Secured Party or such other Recipient of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Secured Party or such other Recipient hereunder, whether of principal, interest or otherwise, then Borrower will pay to such Secured Party or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Secured Party or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Secured Party determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Secured Party’s capital or on the capital of such Secured Party’s holding company, if any, as a consequence of this Agreement or the Loan made by such Secured Party to a level below that which such Secured Party or such Secured Party’s holding company could have achieved but for such Change in Law (taking into consideration such Secured Party’s policies and the policies of such Secured Party’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Secured Party’s such additional amount or amounts as will compensate such Secured Party’s or such Secured Party’s holding company for any such reduction suffered.

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(c) A certificate of a Secured Party’s related Managing Agent setting forth the amount or amounts necessary to compensate such Secured Party or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay the applicable Secured Party the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Secured Party to demand compensation pursuant to this Section shall not constitute a waiver of such Secured Party’s right to demand such compensation; provided that Borrower shall not be required to compensate a Secured Party pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Secured Party notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Secured Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender requests compensation under this Section 3.3, or Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 14.1, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 3.3 or Section 14.1, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.4	Upfront Fee

(a) On the Closing Date, Borrower shall pay to Agent, for the benefit of the Lenders, a nonrefundable upfront fee (the “Upfront Fee”) equal to one percent (1.00%) of the Maximum Loan Amount on the Closing Date, which shall be deemed fully earned and non-refundable on the Closing Date.

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IV.	CONDITIONS PRECEDENT

4.1	Conditions to Closing

(a) The obligations of Agent, Managing Agents and Lenders to consummate the transactions contemplated herein are subject to the satisfaction (or waiver), in the sole judgment of Agent, of the following:

(b) (i) Borrower shall have delivered to Agent the Loan Documents to which it or any Affiliate of Borrower is a party, each duly executed by a Responsible Officer of Borrower and the other parties thereto, and (ii) each other Person shall have delivered to Agent the Loan Documents to which it is a party, each duly executed and delivered by such Person and the other parties thereto;

(c) all in form and substance satisfactory to Agent in its sole discretion, Agent shall have received (i) a report of UCC financing statement, tax and judgment lien searches performed with respect to Borrower and Originator in each jurisdiction determined by Agent in its sole discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including any UCC financing statement) required by any Loan Document or under law or reasonably requested by Agent to be filed, registered or recorded to create, in favor of Agent, for the benefit of itself and the other Secured Parties, a first priority and perfected security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;

(d) Agent shall have received (i) the Charter and Good Standing Documents of Borrower and Indemnitor, all in form and substance acceptable to Agent in its reasonable discretion, (ii) a certificate of the secretary or assistant secretary of each of Borrower and Indemnitor in his or her capacity as such and not in his or her individual capacity dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of such Person in form and substance acceptable to Agent in its sole discretion, and (iii) a certificate executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Closing Date that the conditions contained in this Agreement have been satisfied;

(e) Agent shall have received the Multi-Party Agreement duly executed and delivered by Borrower, Servicer and Originator, in substance and form satisfactory to Agent in its sole discretion;

(f) Agent shall have received the written legal opinions of Borrower’s outside legal counsel including true sale, non-consolidation, covered fund matters under the Volcker Rule, Investment Company Act, enforceability, authority and other closing matters, all in form and substance satisfactory to Agent and its counsel;

(g) Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer or chief administrative officer) of Borrower, in his or her capacity as such and not in his or her individual capacity, in form and substance satisfactory to Agent in its sole discretion (each, a “Solvency Certificate”), certifying (i) the solvency of Borrower, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (ii) as to Borrower’s financial resources and anticipated ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date, and after giving effect to such transaction and Indebtedness: (A) the assets of Borrower, individually and on a consolidated basis, at a Fair Valuation, exceed the Total Liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to Borrower;

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(h) Agent shall have completed examinations, the results of which shall be satisfactory in form and substance to Agent, of Borrower, including (i) an examination of background checks with respect to the managers, officers and owners of Borrower, Indemnitor and Servicer and (ii) an examination of the Collateral, and Borrower shall have demonstrated to Agent’s satisfaction, in its sole discretion, that (x) the forms of Portfolio Documents used by Originator comply, in all respects deemed material by Agent, in its sole discretion, with all Applicable Law and (y) no operations of Borrower, Originator or Servicer are the subject of any governmental investigation, evaluation or any remedial action which reasonably could be expected to result in it being unable to perform its obligations in connection with these transactions, and (z) Borrower has no other liabilities or obligations (whether contingent or otherwise) that are deemed material by Agent, in its sole discretion;

(i) Agent shall have received (or is satisfied that it will receive simultaneously with the funding of the initial Revolving Advance) all fees, charges and expenses due and payable to Agent, Managing Agents and Lenders on or prior to the Closing Date pursuant to the Loan Documents, including the Upfront Fee;

(j) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including those relating to corporate and capital structures of Borrower) shall be satisfactory to Agent in its sole discretion;

(k) (i) no default (after any applicable grace or cure period has expired or been cancelled) shall exist pursuant to any obligations of Borrower, if any, under any material contract, and Borrower shall be in compliance in all material respects with all Applicable Laws, (ii) no Event of Default shall exist and be continuing under this Agreement or any other Loan Document and (iii) there shall exist no fact, condition or circumstance which, with the passage of time, the giving of notice or both, could reasonably be expected to result in a Material Adverse Effect;

(l) none of Borrower, Indemnitor or Servicer nor any of the officers of Borrower or Indemnitor (or with respect to Borrower, key management personnel) are under indictment for or under active investigation for a felony crime;

(m) Agent shall have received evidence of release and termination of, or Agent’s authority to release and terminate, any and all Liens and/or UCC financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);

(n) the Liens in favor of the Agent, for the benefit of itself and the other Secured Parties, shall have been duly perfected and shall constitute first priority Liens, and the Collateral shall be free and clear of all Liens other than Liens in favor of the Agent, for the benefit of itself and the other Secured Parties, in all cases subject to Permitted Liens;

(o) Borrower and Agent shall have established the Collection Account, Blocked Account and the Collateral Reserve Account and Agent shall have received a duly executed account control agreement in favor of Agent, and in form and substance acceptable to Agent, in relation to each of the same; and

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(p) Agent shall have received such other documents and items as Agent deems necessary, in its reasonable discretion.

4.2	Conditions to Revolving Advances and Funding of Borrowings

(a) The consideration of Lenders to make any Revolving Advances, including the initial Revolving Advance, during the Revolving Period are subject, at a minimum, to the satisfaction (or waiver), in the sole judgment of Agent, of the following:

(i) Borrower shall have delivered to Agent and each Managing Agent, not later than 12:59 p.m. (New York City time) on the date that is two (2) Business Days prior to the proposed date for such requested Revolving Advance, an irrevocable request for advance in the form of Exhibit E (a “Request for Revolving Advance”), and a Borrowing Base Certificate for such Revolving Advance with necessary supporting documentation executed by a Responsible Officer of Borrower, which shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this Section 4.2, have been satisfied;

(ii) each of the representations and warranties made by Borrower in or pursuant to the Loan Documents shall be accurate in all material respects before and after giving effect to the making of such Revolving Advance (except for those representations and warranties made as of a specific date), Borrower shall be in compliance with all covenants, agreements and obligations under the Loan Documents;

(iii) no Default, Event of Default or Early Wind-Down Trigger Event shall have occurred and be continuing or would exist after giving effect to the requested Revolving Advance on such date;

(iv) immediately after giving effect to the requested Revolving Advance, the aggregate outstanding principal amount of the Revolving Advances shall not exceed the lesser of (i) the Maximum Loan Amount and (ii) the Borrowing Base;

(v) Agent shall have received all fees, charges and expenses to the extent due and payable to Agent, Managing Agents and Lenders on or prior to such date pursuant to the Loan Documents;

(vi) there shall not have occurred any Material Adverse Effect;

(vii) in respect of the portion of the Collateral consisting of any Receivable which is evidenced by an electronic record that is a “transferable record” as defined in Section 16 of the Uniform Electronic Transactions Act (as in effect in any relevant jurisdiction), Borrower shall, or cause Originator, E-Vault Provider and/or Servicer, as applicable, to, deliver to Agent the control of such transferable electronic record in accordance with Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction;

(viii) no Regulatory Event impacting any Receivable to be pledged in connection with such Advance shall have occurred or be continuing on such date; notwithstanding anything set forth herein, and for the avoidance of doubt, the condition precedent to each Revolving Advance set forth in this clause (viii) shall in no way restrict, limit or have any effect whatsoever on the requirements set forth in this Agreement that each Receivable at all times comply with each and every requirement set forth in the definition of Eligible Receivables for such Receivable to constitute an Eligible Receivable hereunder;

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(ix) other than with respect to Receivables pledged in connection with the initial Advance, Verification Agent shall have received access to the Verification Deliverables and delivered to Agent a certification pursuant to the Verification Agreement without exceptions with respect to each Receivable included in the calculation of the Borrowing Base in relation to such applicable Revolving Advance;

(x) the initial Revolving Advance shall be in an amount no less than $4,500,000; and

(xi) all other documents requested by Agent and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

(b) Promptly following receipt of a Request for Revolving Advance in accordance with Section 4.2(a) and all other deliverables described therein, each Managing Agent shall advise each Lender in such Managing Agent’s Lender Group of the details thereof and of such Lender Group’s Pro Rata Share of such requested Advance. No later than 2:00 p.m (New York City time) on the date of a requested Advance, each Conduit Lender may, in its sole discretion, and each Bank Branch in a Lender Group that does include any Conduit Lenders may, in its sole discretion, make each Advance to be made by it hereunder on the proposed date thereof by initiation of a wire transfer of immediately available funds by 2:00 p.m (New York City time) to the account of Agent most recently designated by it for such purpose by notice to Lenders. If a Conduit Lender elects not to fund its Lender Group’s respective Pro Rata Share of the Request for Revolving Advance, such Conduit Lender’s related Bank Branch may make each Advance to be made by it hereunder on the proposed date thereof by initiation of a wire transfer of immediately available funds by 2:00 p.m (New York City time) to the account of Agent most recently designated by it for such purpose by notice to Lenders and each Managing Agent. Agent shall not, on behalf of any Lender, make Advances hereunder prior to receipt of funds from such Lender. No Bank Branch shall be obligated to make an Advance on behalf of another Bank Branch or Conduit Lender in a Lender Group other than such Bank Branch’s Lender Group.

(c) Agent, Lenders and Borrower hereby agree that upon funding of any Revolving Advance, the Borrowing Base Certificate prepared by Borrower and approved by Agent shall automatically supplement and add the Receivables described therein to any Receivables described in any previously-delivered Borrowing Base Certificate and shall constitute Collateral for purposes of this Agreement.

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V.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date and as of the date of each Revolving Advance as follows:

5.1	Organization and Authority

Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of its state of organization. Borrower (a) has all requisite power and authority to own its properties and assets (including the Collateral) and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (b) is duly qualified to do business in the jurisdictions set forth in Section 5.1 of Schedule A attached hereto, which are all of the jurisdictions in which failure to so qualify could reasonably be likely to have or result in a Material Adverse Effect. Borrower has all requisite power and authority (i) to execute, deliver and perform the Loan Documents to which it is a party, (ii) to acquire the Receivables and related Collateral under the Purchase and Sale Agreement, (iii) to consummate the transactions contemplated under the Loan Documents to which it is a party, and (iv) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. Borrower has no other operations or business other than owning the Receivables. Borrower has all requisite power and authority to borrow hereunder. Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), nor controlled by such an “investment company.” The Loan made by Agent and Lenders hereunder does not constitute an “ownership interest” in a covered fund as such terms are defined under the Volcker Rule. Although statutory or regulatory exemptions under the Investment Company Act may be available on or after the Closing Date, the Borrower on the Closing Date does not fall within the definition of an “investment company.”  Either (I) the Borrower is not a “covered fund” for purposes of regulations adopted under Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), or (II) the interest of the Lenders and the Agent hereunder (including, without limitation, the Loans) does not constitute an “ownership interest” in a “covered fund” for purposes of Dodd-Frank. No transaction contemplated in this Agreement or the other Loan Documents requires compliance with any bulk sales act or similar law.

5.2	Loan Documents

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the consummation by Borrower of the transactions contemplated thereby, (a) have been duly authorized by all requisite limited liability company action of Borrower and have been duly executed and delivered to Agent by Borrower; (b) do not violate any material provisions of (i) any Applicable Law or, order of any Governmental Authority binding on Borrower or any of its properties, or (ii) the operating agreement (or any other equivalent governing agreement or document) of Borrower, or any agreement between Borrower and its equity owners or among any such equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, could reasonably be expected to constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which Borrower is a party, or by which the properties or assets of Borrower is bound; (d) except as set forth herein or therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of Borrower, and (e) except for filings in connection with the perfection of Agent’s Liens, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person that has not been obtained except where the failure to so obtain could not reasonably be expected to result in a Material Adverse Effect. When executed and delivered, each of the Loan Documents will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether in a proceeding at law or in equity). The Purchase and Sale Agreement is the only agreement pursuant to which Borrower purchases the Receivables and the related Collateral, unless otherwise mutually agreed to in writing by Borrower and Agent. Borrower has furnished to the Agent true, correct and complete copies of the Purchase and Sale Agreement. Each purchase by Borrower under the Purchase and Sale Agreement constitutes a sale enforceable against creditors of Originator. Each Purchase and Sale Agreement constitutes the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with their respective terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether in a proceeding at law or in equity). There is no provision in the Purchase and Sale Agreement that would restrict the ability of Borrower to collaterally assign its rights thereunder to Agent, for the benefit of the Secured Parties.

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5.3	Subsidiaries, Capitalization and Ownership Interests

Borrower has no Subsidiaries as of the Closing Date, and 100% of the outstanding Equity Interests in Borrower are directly owned (in the aggregate and both beneficially and of record) by Originator. The outstanding ownership or Voting Interests of Borrower have been duly authorized and validly issued. Section 5.3 of Schedule A attached hereto, lists all holders of Equity Interests in, and administrators, managers or managing members or directors of, Borrower and Originator as of the Closing Date. Except as disclosed pursuant to Section 5.16, Borrower does not (i) own any Investment Property (as defined in Article 9 of the UCC) or (ii) own any interest or participate or engage in any joint venture, partnership or similar arrangements with any Person. Except as set forth in Section 5.3 of Schedule A attached hereto, no Person directly or indirectly owns greater than twenty percent (20%) of the outstanding Equity Interests of Parent on the Closing Date.

5.4	Receivables

Borrower is the lawful owner of, and has good title to, each Receivable, free and clear of any Liens (other than the Lien of this Agreement and any Permitted Liens).

5.5	Other Agreements

Neither Borrower nor Originator is (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which is reasonably expected to have a Material Adverse Effect on its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations or (b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default could reasonably be expected to be, have or result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, could reasonably be expected to be, have or result in a Material Adverse Effect.

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5.6	Litigation

Except as set forth in Section 5.6 of Schedule A, (a) neither Borrower nor Originator is a party to any material pending or threatened in writing action, suit, proceeding or investigation related to the business of such Person other than in connection with enforcing Customer Loan Documents against any Account Debtor or other obligor thereunder, (b) Parent is not party to any material pending or threatened action, suit, proceeding or investigation related to the business of Parent that could reasonably be expect to result in a Material Adverse Effect, (c) there is no pending or, to the knowledge of Borrower or Indemnitor, threatened action, suit, proceeding or investigation involving Borrower, or any Collateral, and, to Borrower’s knowledge, there is no pending or threatened action, suit, proceeding or investigation involving Indemnitor or Servicer or their respective businesses, in any case that could reasonably be expected to prevent or delay the consummation by Borrower, Parent, Originator or Servicer of the transactions contemplated herein, (d) Borrower has not had any reason to believe that any material action, suit, proceeding or investigation may be brought or threatened against Borrower’s business or the Collateral, (e) neither Borrower nor Indemnitor is a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority, nor is there any action, suit, proceeding, inquiry or investigation by any Governmental Authority, in either case, that could reasonably be expected to prevent or delay the consummation by Borrower, Parent or Indemnitor of the transactions contemplated herein, and (f) Borrower has had no existing accrued and/or unpaid penalties, fines or sanctions imposed by and owing to any Governmental Authority or any other governmental payor. Borrower agrees that, no later than January 31st of each year (commencing in 2023) it will provide an updated Section 5.6 of Schedule A attached hereto, with respect to any matters described in this Section 5.6 that continue to exist or arose during the prior calendar year, provided, that Borrower may provide an updated Section 5.6 of Schedule A as often as desired but shall provide such update within five (5) Business Days upon the request of Agent, provided, further, that the delivery of any updated Section 5.6 of Schedule A shall not cure any Default or Event of Default which occurred as a result of a misrepresentation under this Section 5.6 prior to the latest updated Section 5.6 of Schedule A.

5.7	Financial Statements and Reports

Any financial statements and financial information relating to Borrower and Indemnitor that may hereafter be delivered to Agent by Borrower (a) are consistent with the books of account and records of Borrower and Indemnitor, (b) have been prepared in accordance with GAAP, on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year-end adjustments and shall book the Receivable at cost, and (c) present fairly in all material respects the financial condition, assets and liabilities and results of operations of Borrower and Indemnitor at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied. Borrower and Indemnitor do not have any material obligations or liabilities of any kind required to be disclosed therein that are not disclosed in such financial statements, and since the date of the most recent financial statements submitted to Agent pursuant to Section 6.1, there has not occurred any Material Adverse Effect or, to Borrower’s knowledge, any other event or condition that could reasonably be expected to be, have or result in a Material Adverse Effect that has not been disclosed to Agent.

5.8	Compliance with Law

Except as set forth in Section 5.8 of Schedule A attached hereto, Borrower, Originator, and to Borrower’s knowledge, Servicer (in the case of Servicer, solely with respect to the servicing of the Receivables, as applicable) (a) are in compliance in all material respects with Applicable Laws, and (b) are not in violation of any order of any Governmental Authority or other governmental board or tribunal. Parent is in compliance in all material respects with Applicable Laws except where noncompliance, violation or lack thereof could not reasonably expected to have or result in a Material Adverse Effect. Borrower has not established and does not maintain or contribute to any “benefit plan” that is covered by Title IV of ERISA. Borrower, Indemnitor, and to Borrower’s knowledge, Servicer have maintained in all material respects all records required to be maintained by any applicable Governmental Authority with regard to the transaction contemplated hereby. Since its formation, Borrower has not engaged, directly or indirectly, in any business other than the activities set forth herein and in the Purchase and Sale Agreement, the Servicing Agreement, the Verification Agreement and the Loan Documents. Borrower agrees that, no later than January 31st of each year (commencing in 2023) it will provide an updated Section 5.8 of Schedule A attached hereto, with respect to any matters described in this Section 5.8 that continue to exist or arose during the prior calendar year, provided, that Borrower may provide an updated Section 5.8 of Schedule A as often as desired but shall provide such update within five (5) Business Days upon the request of Agent, provided, further, that the delivery of any updated Section 5.8 of Schedule A shall not cure any Default or Event of Default which occurred as a result of a misrepresentation under this Section 5.8 prior to the latest updated Section 5.8 of Schedule A.

5.9	Licenses and Permits

Borrower, Originator, and to Borrower’s knowledge, Servicer are in compliance with and have all Permits necessary or required by Applicable Law or any Governmental Authority for the operation of their respective businesses as presently conducted and as to the Borrower and Originator, as proposed to be conducted. All Permits necessary or required by Applicable Law or Governmental Authority for the operation of Borrower’s, Originator’s, and to the knowledge of Borrower, Servicer’s, businesses are not in known conflict with the rights of others.

5.10	No Default; Solvency

There does not exist any Event of Default. Borrower is and, after giving effect to the transactions and the incurrence of Indebtedness contemplated by the Loan Documents, will be solvent and able to meet its obligations and liabilities as they become due, and the assets of Borrower, at a Fair Valuation, exceed the Total Liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower, and no unreasonably small capital base exists with respect to Borrower.

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5.11	Disclosure

No Loan Document nor any other agreement, document, certificate, or written statement furnished to Agent, Managing Agents and Lenders and prepared by or on behalf of Borrower or Indemnitor in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower or Indemnitor in any Loan Document, contained when made any untrue statement of fact or omits to state any fact necessary to make the factual statements therein taken as a whole not misleading in light of the circumstances under which it was furnished. There is no fact known to Borrower or Indemnitor which has not been disclosed to Agent in writing which could reasonably be expected to be, have or result in a Material Adverse Effect.

5.12	Existing Indebtedness; Investments, Guarantees and Certain Contracts

Borrower does not (a) have any outstanding Indebtedness, except Indebtedness under the Loan Documents, or (b) own or hold any equity investments in, or have any outstanding guarantees for, the obligations of any other Person, except as permitted under Section 7.1.

5.13	Affiliated Agreements

As of the Closing Date, other than the Loan Documents, except as set forth in Section 5.13 of Schedule A, there are no existing or proposed agreements or transactions between Borrower, on the one hand, and Borrower’s members, managers, administrators, trustees, managing members, investors, officers, directors, stockholders, other equity holders, employees, or Affiliates or any members of their respective families, on the other hand.

5.14	Insurance

As of the Closing Date, Borrower has in full force and effect such insurance policies as are listed in Section 5.14 of Schedule A.

5.15	Names; Location of Offices, Records and Collateral

Neither Borrower nor any of its predecessors has conducted business under or used any name (whether corporate, partnership or assumed) other than as shown in Section 5.15 of Schedule A attached hereto. Borrower is (or Borrower’s predecessors were) the sole owner(s) of all of its names listed in Section 5.15 of Schedule A, and any and all business done in such names are Borrower’s (or any such predecessors’) business. Borrower and Originator on the Closing Date each maintains, and since its inception, its predecessors maintained, respective places of business and chief executive office only at the locations set forth in Section 5.15 of Schedule A or, after the Closing Date, as additionally disclosed to Agent in writing, and all copies of the Portfolio Documents and all books and records in connection therewith or in any way relating thereto are located and shall be only, in and at the locations set forth in Section 5.15 of Schedule A (other than (i) Deposit Accounts, and (ii) Collateral in the possession or control of Agent, Servicer, Backup Servicer, E-Vault Provider or Verification Agent). All of the Portfolio Documents are located only in the continental United States.

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5.16	Deposit Accounts

Section 5.16 of Schedule A, lists all of Borrower’s Deposit Accounts and Investment Property as of the Closing Date.

5.17	Non-Subordination

The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.

5.18	Receivables

(a) With respect to each Receivable designated as an Eligible Receivable on any Borrowing Base Certificate or in any Monthly Collateral and Servicing Report, Borrower warrants and represents to Agent, Managing Agents and Lenders as of the date of delivery of each such Borrowing Base Certificate (or such other date as set forth in the definition of “Eligible Receivables”, as applicable) that: (i) such Receivable constitutes an Eligible Receivable, and (ii) in determining which Receivables are “Eligible Receivables,” Lender may rely upon all statements or representations made by Borrower.

(b) To Borrower’s knowledge, all Receivables selected by Originator and offered to be sold to Borrower pursuant to the Purchase and Sale Agreement from all other similar Receivables that are included in Originator’s pipeline of loans for acquisition from the Originator were selected by Originator at random and with no intention to select receivables that would be more adverse to Borrower, Agent, Managing Agents, Lenders or Originator or its investors than those similar receivables.

5.19	Servicing

Borrower has entered into the Servicing Agreement and Multi-Party Agreement with Servicer pursuant to which Borrower has engaged Servicer, as servicer and as Borrower’s agent, to monitor, manage, enforce and collect the applicable Receivables and disburse any collections in respect thereof as provided by the Servicing Agreement and Multi-Party Agreement.

5.20	Legal Investments; Use of Proceeds

Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

5.21	Broker’s or Finder’s Commissions

No broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by Borrower or any of its officers, directors or agents with respect to the Loan or the transactions contemplated by this Agreement except for fees payable to Agent, Managing Agents and Lenders. Borrower agrees to indemnify Agent and hold each harmless from and against any claim, demand or liability for broker’s, finder’s or placement fees or similar commissions, whether or not payable by Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Agent, Managing Agents and/or Lenders without the knowledge of Borrower.

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5.22	Anti-Terrorism; OFAC

(a) (i) Neither Borrower, Indemnitor, nor any Person controlling or controlled by Borrower or Indemnitor, nor any Person for whom Borrower or Indemnitor is acting as agent or nominee in connection with this transaction (“Transaction Persons”) (1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

(b) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) Borrower undertakes not to use the funds advanced under this Agreement for business activities relating to Cuba, Iran, North Korea, Sudan, Syria and the region of Crimea and/or any other country or region that is the subject to economic and/or trade sanctions as notified in writing by Agent to the Borrower from time to time (“Restricted Countries”). The Borrower also undertakes not to use the funds advanced under this Agreement for business activities that are subject to sanctions, restrictions or embargoes administered by the United Nations (“UN”), the European Union (“EU“), the State Secretariat for Economic Affairs of Switzerland (”SECO“) or the Swiss Directorate of International Law (“DIL”), the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), Her Majesty’s Treasury of the United Kingdom (“HMT”), the Hong Kong Monetary Authority (“HKMA”), the Monetary Authority of Singapore (“MAS”) and/or any other body notified in writing by Agent to Borrower from time to time. This includes, in particular, business activities involving or providing benefits to persons, entities or other parties (“Restricted Parties”) that are (i) governments of Restricted Countries, (ii) located, domiciled, resident or incorporated in a Restricted Country, (iii) subject to any sanctions or named on any sanctions lists administered by one of the aforementioned bodies, or (iv) owned or controlled by persons, entities or other parties referred to in (i) to (iii).

(d) Borrower acknowledges by executing this Agreement that each Lender has notified Borrower and Indemnitor that, pursuant to the requirements of the Patriot Act, such Lender is required to obtain, verify and record such information as may be necessary to identify Borrower, Indemnitor, or any Person owning twenty percent (20.00%) or more of the direct or indirect Equity Interests of Borrower or Indemnitor (including the name and address of such Person) in accordance with the Patriot Act. Borrower shall cooperate, and shall cause its Affiliates to cooperate, with Agent in connection with its compliance with the Patriot Act including providing such evidence as Agent may reasonably request to verify Borrower’s representations set forth in this Section 5.22. Additionally, Borrower shall provide Agent with written notice of any transfer known to the Borrower of the direct or indirect Equity Interests in Borrower or Indemnitor after the Closing Date resulting in any Person owning, directly or indirectly, more than twenty percent (20%) of the direct or indirect Equity Interests in Borrower, in order for Agent to complete, to the extent required by Applicable Law, its standard “Know Your Customer” diligence in relation to such Person(s). Borrower shall cooperate, and shall cause its Affiliates to cooperate, with Agent in connection with its compliance with the Patriot Act including providing such evidence as Agent may reasonable request to verify Borrower’s representations set forth in this Section 5.22.

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(e) Borrower represents that it and each Indemnitor is in compliance, and will continue to be in compliance, with all applicable anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the PATRIOT Act, and the regulations thereunder, and FINRA Conduct Rule 3011. Borrower represents that it and each Indemnitor has established an Anti-Money Laundering Program (“AML Program”) that is designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes.

(f) Borrower represents its AML Program shall comply with all applicable United States laws and regulations relating to anti-money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) and the Bank Secrecy Act, as amended by the USA PATRIOT Act, where applicable.  Borrower represents its AML program shall have in place written policies, procedures and controls designed to detect, prevent and report money laundering or other suspicious activity as well as a written customer identification program.  The its AML Program shall require the identification and verification of the identities of Borrower’s customers and, if required by applicable anti-money laundering laws and regulations, the underlying beneficial owner(s).  In addition, Borrower or an Indemnitor, as soon as practicable, shall have a designated anti-money laundering compliance officer, and provide anti-money laundering training to its staff.   Borrower will promptly inform Agent in writing, to the extent not prohibited by Applicable Law, if Borrower becomes aware of any violations of the USA Patriot Act, any regulation implementing the USA Patriot Act, or its anti-money laundering program.

(g) Neither Indemnitor, Borrower nor any of their subsidiaries nor, to Borrower’s knowledge, any director or Responsible Officer of Indemnitor, Borrower or any of their subsidiaries nor any agent acting on behalf of Indemnitor or Borrower or any of their subsidiaries has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anticorruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. Indemnitor, Borrower and their subsidiaries have instituted, maintained and enforced, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

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5.23	Tax Status.

(a) Borrower is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3.

(b) Borrower is not and will not at any relevant time become an association (or a publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes.

5.24	Security Interest

Borrower has full right and power to grant to Agent, for the benefit of itself and the other Lenders, a perfected, first priority security interest and Lien on the Collateral pursuant to this Agreement, subject to the following sentence. Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and/or appropriate filings and/or delivery of the necessary certificates evidencing an equity interest, control and/or possession, as applicable, without any further action, Agent will have a good, valid and first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person (other than Permitted Liens). As of the Closing Date, no financing statement naming Borrower as “Debtor” and relating to any of the Collateral is on file in any public office except those on behalf of Agent and those related to the Permitted Liens. As of the Closing Date, Borrower is not party to any agreement, document or instrument that conflicts with this Section 5.24.

5.25	Survival

Borrower hereby makes the representations and warranties contained herein with the knowledge and intention that Agent, Managing Agents and Lenders are relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the making of any and all Advances.

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VI.	AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that, unless otherwise consented to by Agent in writing in its sole discretion, until the full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending), the termination of the Revolving Loan Amount and termination of this Agreement:

6.1	Financial Statements, Reports and Other Information

(a) Financial Reports. Borrower shall furnish to Agent each of the following:

(i) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, the unaudited financial statements of Borrower and Originator (on a consolidated or consolidating basis), consisting of a balance sheet and statements of income as of the end of the immediately preceding calendar month; provided, further, with respect to Parent, as soon as available and in any event within sixty (60) calendar days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet and statements of income of the Parent as of the end of the immediately preceding fiscal quarter;

(ii) as soon as available and in any event within one hundred twenty (120) calendar days after the end of each fiscal year commencing with the fiscal year ending December 31, 2021, the audited financial statements of Borrower individually (which may be on a consolidating basis with Parent) and Parent (on a consolidated or consolidating basis)(provided, further, that Borrower financials are only required to be included on a consolidated and consolidating basis beginning with the year ending December 31, 2022), including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified without any “going concern” or like qualification or exception (other than solely as a result of the final maturity date of any Loans being scheduled to occur within twelve (12) months from the date of such opinion or any prospective or actual default under any financial covenant) by a nationally recognized independent certified public accounting firm and accompanied by related management letters, if available; and

(iii) within thirty (30) calendar days after the end of each calendar month, Borrower shall also deliver a compliance certificate in the form attached hereto as Exhibit F executed by a Responsible Officer stating that (1) such Person has reviewed the relevant terms of the Loan Documents and the condition of Borrower, (2) no Default, Event of Default or Early Wind-Down Trigger Event has occurred or is continuing or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (3) that Borrower is in compliance with all of the financial covenants set forth in Section 6.15 hereof, with supporting calculations.

(iv) No later than each Payment Date, Borrower shall deliver Borrowing Base Certificate with calculations as of the last day of the immediately preceding calendar month, which shall include calculations of each financial covenant set forth in Section 6.15 with supporting calculations with respect to such financial covenant set forth in Section 6.15.

(v) All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to lack of footnotes and year-end adjustments and booking the Receivables at cost).

(vi) Documents required to be delivered pursuant to Sections 6.1(a)(i) and 6.1(a)(ii) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet; or (ii) on which such documents are posted on the Parent’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) upon written request by the Agent, the Borrower shall deliver paper copies of such documents to the Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Agent and maintaining its copies of such documents.

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(b) Monthly Collateral and Servicing Report. As soon as available, and in any event not later than fifteen (15) calendar days after the end of each calendar month beginning March 15, 2022, Borrower shall furnish to Agent and Backup Servicer, or shall cause Servicer to furnish to Agent and Backup Servicer, a report, in computer file form reasonably accessible and usable by Agent and Backup Servicer, with respect to the Receivables pledged as Collateral, which report shall include, as of the end of the immediately preceding calendar month, (i) the information contained in the form of Monthly Collateral and Servicing Report attached hereto as Exhibit C, (ii) a summary of any third party fees and expenses to be paid from the Available Amounts during the current calendar month and (iii) any other information with respect to the Collateral as Agent may reasonably request, all prepared by Borrower or Servicer, as applicable, and certified as to being true, correct and complete in all material respects by Borrower.

(c) Additional Reports. No later than seven (7) Business Day after receipt thereof by Borrower, Borrower shall deliver to Agent any correspondence, reports, certificate or other document received by Borrower from Servicer, Backup Servicer or any other Person which could reasonably be expected to have a Material Adverse Effect in Borrower’s reasonable discretion. In addition to the forgoing, Borrower shall provide such additional information as Agent may reasonably request in relation to the financial condition and/or operations of Borrower or Indemnitor or the Collateral generally within fifteen (15) days of such request by Agent. Additionally, to the extent Parent provides financial statements described in Section 6.1(a)(i) and (ii) above on a more frequent basis to OakTree under its credit facility with OakTree, Parent shall also provide copies of such financial statements to Agent under this Agreement on the same frequent basis.

(d) Notices. Borrower shall promptly, and in any event within five (5) Business Days after the occurrence thereof, notify Agent in writing of (i) any notices Borrower or Indemnitor has received of any material claims, offsets or disputes asserted in writing by any Account Debtor with respect to any material portion of the Receivables, (ii) any pending legal action, litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought, initiated or threatened in writing by or against Borrower or, solely as it may relate to the Collateral or the obligations of the Indemnitor under the Loan Documents, Indemnitor or otherwise affecting or involving or relating to Borrower or any of the Collateral, (iii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iv) any other development, event, fact, circumstance or condition that is reasonably expected to have or result in a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (v) any matter(s) in existence that Borrower becomes aware of affecting in any material respect the enforceability or collectability of any significant portion of the Collateral, (vi) any Regulatory Event, (vii) any receipt, by Borrower or Indemnitor of any notice or request from any Governmental Authority regarding any liability of Borrower, Parent, Servicer or Originator asserting any claim or liability against, or assertion of noncompliance with any Applicable Laws by Borrower or Indemnitor, or otherwise notifying Borrower or Indemnitor of the commencement of any investigation by any Governmental Authority of Borrower or Indemnitor, including any civil investigative demand; provided however, with respect to this clause (vii) as it relates to Parent, such notice shall not be required unless it relates to or impacts (a) the Receivables or (b) the business operations of Parent material to the transactions contemplated under this Agreement or to the extent such event could reasonably be expected to result in a Material Adverse Effect (viii) the filing, recording or assessment of any federal, state, local or foreign tax lien against the Collateral or Borrower, (ix) any action taken or threatened in writing to be taken by any Governmental Authority (or any written notice of any of the foregoing) with respect to Borrower, Indemnitor or any Collateral, that, solely with respect to Parent, could reasonably be expected to have or result in a Material Adverse Effect, (x) any change in the corporate name of Borrower or Indemnitor, and/or (xi) the loss, termination or expiration of any contract to which Borrower or Indemnitor is a party or by which its properties or assets are subject or bound that is reasonably expected to have or result in a Material Adverse Effect.

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(e) Account Debtor Bankruptcies. Borrower shall use commercially reasonable efforts, and shall cause Servicer to use commercially reasonable efforts, to ensure that Borrower and Servicer are promptly notified upon any Account Debtor becoming the subject of a proceeding under any Debtor Relief Law.

(f) Quarterly Review Meeting. If requested by Agent, Borrower and Indemnitor shall be available in person or via teleconference as and when requested by Agent for a quarterly review meeting regarding the status of Borrower, the Collateral and performance of the same.

(g) Approved Make. From time to time Borrower may deliver to Agent in writing an amended Schedule F for Agent’s approval in its sole discretion. If Agent approves the amended Schedule F within five (5) Business Days after receipt thereof, then Schedule F hereto shall be deemed replaced without any further action or consent of any other party to this Agreement. If Borrower does not receive Agent’s approval within five (5) Business Days, then such amended Schedule F shall be deemed rejected by Agent.

(h) Deposit Accounts. Borrower hereby agrees that, with respect to any deposit account or securities account of Borrower (including, without limitation, each Deposit Account, but excluding any account having the sole purpose of holding funds owned by, or being transmitted to or from, any other purchasers, owners or investors having an ownership or participation interest in any other Receivables acquired from Originator), Borrower shall provide (or shall cause the applicable depository bank or securities intermediary to provide) informational access to the Agent to such deposit account or securities account, including access to daily balance information and transaction summaries, which covenant may be satisfied, to the extent available, by either (a) providing Agent with read-only login credentials to access such deposit accounts or securities accounts or (b) causing the applicable depository bank or securities intermediary to provide automated notices of information with respect to such deposit accounts or securities accounts on a frequency acceptable to Agent, in its sole discretion.

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6.2	Payment of Obligations

Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loan and all other Obligations when due and payable.

6.3	Conduct of Business and Maintenance of Existence and Assets

Borrower shall (a) collect (or shall use commercially reasonable efforts to require Servicer to collect) all Receivables in the ordinary course of business, (b) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and remain in good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and (c) remain in good standing and maintain operations in all jurisdictions in which currently located.

6.4	Compliance with Legal and Other Obligations

Borrower and Originator shall (a) comply in all material respects with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (b) pay all Taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind for which it is liable when due and payable, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied, (c) perform in accordance with its terms each material contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, and (d) properly file all reports required to be filed by Borrower with any Governmental Authority.

6.5	Insurance

Borrower shall keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses of similar size engaging in similar activities or lines of business or owning similar assets or properties and at least the minimum amount required by this Agreement, Applicable Law and any agreement to which any such Person is a party or pursuant to which such Person provides any services; all such insurance policies and coverage levels shall (a) be satisfactory in form and substance to Agent in its Permitted Discretion, (b) name Agent, for the benefit of itself and the other Secured Parties, as a loss payee or additional insured thereunder, as applicable; provided, that Borrower shall have sixty (60) days to provide such endorsements and (c) expressly provide that such insurance policies and coverage levels cannot be altered, amended or modified in any manner which is adverse to Agent and/or and the other Secured Parties, or canceled or terminated without thirty (30) calendar days prior written notice to Agent, and that they inure to the benefit of Agent and the other Secured Parties, notwithstanding any action or omission or negligence of or by Borrower, or any insured thereunder.

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6.6	True Books

Borrower shall (a) keep true, complete and accurate (in accordance with GAAP, except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all Taxes, assessments, charges, levies and claims and with respect to its business and (c) maintain a revenue recognition method in accordance with GAAP.

6.7	Inspection; Periodic Audits

Borrower shall permit the representatives of Agent, or in Agent’s sole discretion, Managing Agents and each Lender (including any third-party auditors or consultants), at the expense of Borrower, from time to time during normal business hours upon reasonable advance notice (provided that prior to the occurrence and continuance of an Event of Default, Borrower shall not be responsible for the costs associated with more than two (2) inspections or audits in the aggregate described below during any calendar year) to (a) visit and inspect Borrower’s and Indemnitor’s offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine and/or audit all of Borrower’s and Indemnitor’s books of account, records, reports and other papers, (b) make copies and extracts therefrom, and (c) discuss Borrower’s and Indemnitor’s business operations, prospects, properties, assets, liabilities and financial condition and/or Receivables with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing); provided, that so long as an Event of Default has occurred and is continuing, no such notice shall be required with respect to inspections of Borrower or Indemnitor. Notwithstanding the foregoing, absent an Event of Default or unless there has been a disclosure to Agent pursuant to Section 6.1(d)(x) with respect to Parent, Agent shall limit the above referenced audits and inspections to Borrower, Originator and the Collateral absent exigent circumstances. Borrower shall require Servicer to cooperate with Agent and its representatives in connection with any inspections or audits requested by Agent pursuant to and in accordance with the Multi-Party Agreement. In addition to the forgoing, Agent shall have the right, at the expense of Borrower, to conduct a legal review regarding the compliance of Borrower and Originator, as well as the forms of Portfolio Documents, with all Applicable Laws, and Borrower shall, and shall require Servicer and Originator to, cooperate with Agent and its internal and/or outside legal counsel in such legal review; provided that, prior to the occurrence and continuance of a Regulatory Event or Event of Default, Borrower shall not be responsible for any costs associated with such legal review in excess of $25,000 during any calendar year.

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6.8	Further Assurances; Post Closing

At Borrower’s cost and expense, Borrower shall (i) take the actions set forth on Schedule 6.8 within the time periods set forth therein or such longer period as the Agent may agree in its sole discretion and (ii) (a) within five (5) Business Days (or such longer period in the case of actions involving third parties as determined by Agent in its sole discretion) after Agent’s reasonable demand, take such further actions, obtain such consents and approvals and shall duly execute and deliver such further agreements, assignments, instructions or documents as Agent may reasonably request in its Permitted Discretion in order to effectuate the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence and during the continuation of a Default or Event of Default, (b) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth in any agreement regarding post-closing matters executed by Agent and Borrower, and (c) upon the proper exercise by Agent or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under Applicable Law or at equity which requires any consent, approval, registration, qualification or authorization of a Person (including any Governmental Authority), execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization.

6.9	Other Liens

If Liens other than Permitted Liens exist on the Collateral, Borrower shall immediately take all actions, and execute and deliver all documents and instruments necessary to promptly release and terminate such Liens. Immediately upon discovery of any Lien other than a Permitted Lien, Borrower shall notify Agent.

6.10	Use of Proceeds

Borrower shall use the proceeds from each Revolving Advance only for the purposes set forth in the recitals to this Agreement.

6.11	Collateral Documents; Security Interest in Collateral

On demand of Agent, Borrower shall make available to Agent copies of any and all documents, instruments, materials and other items that relate to, secure, evidence, give rise to or generate or otherwise involve Collateral, including the Receivables, in each case to the extent Borrower has access to such documents, instruments, materials and other items. Borrower shall (a) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise requested by Agent, in its sole discretion, to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect Borrower’s interest in the Collateral and Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) Lien on the Collateral (and Borrower irrevocably grants Agent the right, at Agent’s option, to file any or all of the foregoing), (b) maintain, or cause to be maintained, at all times, Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) Lien on the Collateral, and (c) defend the Collateral and Agent’s first priority (other than with respect to property or assets covered by Permitted Liens) and perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Agent (other than Permitted Liens), and pay all costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such defense, which may, at Agent’s discretion, be added to the Obligations, in any event as necessary pursuant to this Agreement.

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6.12	Servicing Agreement; Backup Servicer

(a) Upon Agent’s request, Borrower shall promptly provide (or use commercially reasonable efforts to require the Servicer to promptly provide) Agent with true and complete copies of all notices, reports, statements and other documents sent or received by Servicer under the Servicing Agreement. Borrower shall use commercially reasonable efforts to require Servicer to service all Receivables in accordance with the terms of the Servicing Agreement and Multi-Party Agreement. Borrower shall comply in all material respects with all provisions, terms and conditions set forth in the Servicing Agreement and Multi-Party Agreement and Borrower shall not modify, amend, or terminate the Servicing Agreement without Agent’s prior written consent. Borrower shall promptly request from the Servicer any information or document requested by Agent, which such information or document Borrower has the right to request from Servicer pursuant to the Servicing Agreement, and Borrower shall promptly deliver to Agent such information or document upon receipt from Servicer.

(b) Borrower shall be required to provide the Monthly Collateral and Servicing Report in such form and in a manner reasonably acceptable to Agent as described in Section 6.1(b) hereof. If applicable, Borrower agrees not to, and will use commercially reasonable efforts to cause Servicer not to, interfere with Backup Servicer’s performance of its duties under any Backup Servicing Agreement or to take any action that would be inconsistent in any way with the terms of such Backup Servicing Agreement. Borrower covenants and agrees to, and will use commercially reasonable efforts to cause Servicer to, provide any and all information and data reasonably requested by Agent to be provided promptly to Backup Servicer in the manner and form reasonably requested by Agent. Upon the occurrence and continuance of any Event of Default, Agent shall have the right to immediately substitute Agent, Backup Servicer or another third party servicer acceptable to Agent for Servicer in all of Servicer’s roles and functions as contemplated by the Loan Documents, Portfolio Documents and the Servicing Agreement and upon and after such substitution, Agent or the Backup Servicer as a substituted Servicer, or such other third party servicer acceptable to Agent, shall be entitled to receive the applicable Servicing Fee.

6.13	Special Purpose Entity

Borrower has not, and shall not:

(a) engage in any business or activity other than the ownership, operation and maintenance of the Receivables and activities incidental thereto;

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(b) acquire or own any material assets other than the Receivables (or such similar loan assets as Agent may reasonably approve), and such incidental personal property as may be necessary for the operation of the Receivables;

(c) merge into or consolidate with any Person or dissolve, divide, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (except as permitted hereunder) or change its legal structure, without in each case Agent’s consent;

(d) own any Subsidiary or make any equity investment in any Person without the consent of Agent;

(e) commingle its assets with the assets of any of its members, general partners, shareholders, Affiliates, principals or of any other Person;

(f) incur any debt for borrowed money, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Obligations;

(g) fail to maintain its records, books of accounts and bank accounts separate and apart from those of the members, partners, shareholders, principals and Affiliates of Borrower or any other Person;

(h) other than any Loan Documents or as otherwise required by the Loan Documents, enter into any contract or agreement with any member, general partner, shareholder, principal or Affiliate of Borrower or any member, general partner, shareholder, principal or Affiliate of any of the foregoing, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, shareholder, principal or Affiliate of Borrower, or any member, general partner, shareholder or Affiliate of any of the foregoing;

(i) seek the dissolution or winding up in whole, or in part, of Borrower;

(j) fail to correct any known misunderstandings regarding the separate identity of Borrower, as applicable;

(k) hold itself out to be responsible for the debts of another Person;

(l) other than owning the Receivables purchased from Originator pursuant to the Purchase and Sale Agreement, make any loans or advances to any third party, including any member, general partner, shareholder, principal or Affiliate of Borrower, Originator or Servicer, or any member, general partner, shareholder, principal or Affiliate of any of the foregoing;

(m) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any member, general partner, shareholder, principal or Affiliate of Borrower, Servicer or Originator, or any member, general partner, shareholder, principal or Affiliate of any of the foregoing);

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(n) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(o) except for invoicing for collections and servicing of Receivables, share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, shareholder, principal, member or Affiliate of Borrower, (ii) any Affiliate of a general partner, shareholder, principal or member of Borrower, or (iii) any other Person;

(p) without the unanimous written consent of its directors, managers or managing members, or general or limited partners, as the case may be, and the consent of any independent directors or independent managers required herein, file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors; or

(q) fail at any time to have at least one (1) of its directors or managers being independent directors or managers that is not and has not been for at least five (5) years a director, manager, officer, employee, trade creditor, supplier or shareholder (or spouse, parent, sibling or child of the foregoing) of (or a Person who directly or indirectly controls) (i) Borrower, (ii) any general or limited partner, shareholder, principal, member or Affiliate of Borrower, or (iii) any Affiliate of any general or limited partner, shareholder, principal or member of Borrower; provided, however, no Person shall be excluded as an independent director or manager solely because such Person (or spouse, parent, sibling or child of such Person) directly or indirectly owns a de minimus amount of the publicly traded shares of Parent.

6.14	Collections.

Borrower agrees and covenants that it shall:

(a) at all times comply, and to require Servicer to comply, with the terms of Section 2.3; and

(b) prevent the deposit into any Deposit Account of any funds other than collections from Receivables, capital contributions to the Borrower from the Originator or other funds to be or permitted to be deposited into such Deposit Accounts under this Agreement or the other Loan Documents (provided that, this covenant shall not be breached to the extent that funds are inadvertently deposited into any Deposit Account and upon discovery are promptly segregated and removed from such Deposit Account).

6.15	Financial Covenants and Collateral Performance

(a) Originator Tangible Net Worth. (i) At all times prior to the date that the aggregate outstanding Advances under this Agreement is less than $25,000,000, Originator shall maintain a Tangible Net Worth (excluding funds in the Blocked Account) of at least $5,000,0000 and (ii) at all times after the date that the aggregate outstanding Advances under this Agreement is greater than $25,000,000, Originator shall maintain a Tangible Net Worth (excluding funds in the Blocked Account) of at least $10,000,0000.

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(b) Borrower Tangible Net Worth. Borrower shall maintain a Tangible Net Worth of at least $2,500,000; measured as of the last day of each calendar quarter.

(c) Leverage Ratio. The Leverage Ratio of Originator shall not exceed 6.00 to 1.00 measured as of the last day of each calendar quarter of Originator.

(d) Liquidity. (i) At all times prior to the date that the aggregate outstanding Advances under this Agreement exceeds $25,000,000, Originator shall maintain Liquidity (excluding funds in the Blocked Account) of at least $2,000,000 and (ii) at all times after the date that the aggregate outstanding Advances under this Agreement exceeds $25,000,000, Originator shall maintain Liquidity of at least $3,000,000 (excluding funds in the Blocked Account).

(e) Borrower Additional Cash. At all times, Borrower shall maintain at least $5,000,000 in unrestricted cash in the Blocked Account.

(f) Minimum Three-Month Average Excess Spread. As of the end of any calendar month, the Three-Month Average Excess Spread shall not be less than zero percent (0.00%).

(g) Maximum Three-Month Average Defaulted Ratio. As of the end of each calendar month, the Three-Month Average Defaulted Ratio shall not be greater than four percent (4.00%).

(h) Maximum Three-Month Average Delinquency Ratio. As of the end of each calendar month, the Three-Month Average Delinquency Ratio shall not be greater than six percent (6.00%).

(i) Minimum Vintage Quarter Charged-Off Percentage. As of the end of any calendar month, the actual Vintage Quarter Charged-Off Percentage, with respect to any Vintage Quarter Pool with respect to any Vintage Quarter, shall not be greater than the percentage set forth below corresponding to the applicable Month From Vintage Quarter Pool Origination Date:

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Month From Vintage Quarter Pool Origination Date	Vintage Quarter Charged-Off Percentage
1	3.00%
2	4.00%
3	5.00%
4	6.00%
5	7.00%
6	8.00%
7	9.00%
8	10.00%
9	11.00%
10	11.50%
11	12.00%
12	12.50%
13	13.00%
14	13.50%
15 and each month thereafter	14.00%

6.16	Changes to Underwriting Guidelines

Borrower shall promptly furnish to Agent any changes or proposed changes it receives from Originator to any Underwriting Guidelines, and, unless and until any such changes are agreed to by Agent in its sole discretion (which shall not be unreasonably withheld or delayed), any Receivables originated pursuant to such amended Underwriting Guidelines shall constitute Eligible Receivables solely upon Agent’s approval in its sole discretion.

6.17	Right of First Refusal

(a) Borrower hereby agrees that, if at any time prior to the ROFR Termination Date (as defined below), Borrower, Parent or their Affiliates shall have obtained a bona fide third-party offer (the “Third-Party Securitization Offer”) to enter into a securitization transaction in respect of assets meeting the criteria necessary to be Receivables under this Agreement that Borrower, Parent or their Affiliates wish to pursue, Borrower or such Affiliates shall, in writing within five (5) Business Days of receipt of such offer, inform Agent (for the benefit of the Lenders and Agent will notify the Lenders) (such writing to Agent is referred to herein as the “Securitization First Refusal Offer”) of such Third-Party Securitization Offer and the terms and conditions of such Third-Party Securitization Offer (and shall attach a copy of such Third-Party Securitization Offer to such Securitization First Refusal Offer) and, in such Securitization First Refusal Offer, shall offer to Lenders a right of first refusal in respect of such securitization transaction. Lender’s right of first refusal shall grant Lenders the right, within fifteen (15) Business Days, (or, if good faith negotiations are ongoing, twenty (20) Business Days) after the receipt of such Securitization First Refusal Offer, to deliver a writing to Borrower, Parent or such Affiliates (the “Securitization Acceptance”) stating that Lender(s) agree to enter into such securitization transaction on economic and material non-economic terms which shall be the same or more favorable to the Borrower, Parent, Originator or their Affiliates than the corresponding terms under such Third-Party Securitization Offer (as such material terms were communicated to Agent by Borrower or included (or excluded) in the Third-Party Securitization Offer, including any specific material conditions (if any) in respect of due diligence, documentation or conditions precedent set forth in such Third-Party Securitization Offer). Upon receipt of the Securitization Acceptance by Borrower or such Affiliates, one or more Lenders or their respective Affiliates, on the one hand, and Borrower or such of their Affiliates, on the other hand, shall, in good faith enter into an agreement for such transaction on the terms set forth in such Securitization Acceptance (subject to the satisfaction of appropriate conditions in respect of due diligence, documentation and other customary and commercial conditions precedent). If such Lenders have declined to exercise its right under such Securitization First Refusal Offer, or shall have failed to respond to such Securitization First Refusal Offer or shall have offered a counterproposal to Borrower in respect of such Securitization First Refusal Offer, Lenders shall in each such case be deemed to have declined to exercise its right under such Securitization First Refusal Offer and the Borrower and its Affiliates shall be free to close such Third-Party Securitization Offer within one hundred fifty (150) days of the date of such Securitization First Refusal Offer on terms substantially similar to the terms thereof set forth in such Third-Party Securitization Offer so long as such transaction does not otherwise violate this Agreement. If Borrower or such Affiliates shall have failed to so close such transaction within said one hundred fifty (150) days or if the material terms of such transaction are materially modified from the description of such terms in the Third-Party Securitization Offer, then a new right of first refusal for the benefit of Lenders with respect to such transaction shall immediately arise subject to the terms hereof. As used herein, “ROFR Termination Date” means the earlier of the date that is six (6) months prior to the Maturity Date and the first date after the Closing Date upon which Lenders shall have received one or more Securitization First Refusal Offers which, in the aggregate, offered Lenders the opportunity to enter into securitization transactions in respect of assets meeting the criteria necessary to be Receivables under this Agreement with an aggregate outstanding principal balance of $200,000,000.

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(b) Borrower hereby agrees that, if Borrower, Parent or their Affiliates shall have obtained prior to the date that is six (6) months prior to the Maturity Date a bona fide third-party offer (the “Third-Party Finance Offer”) for any senior debt financing, hypothecation financing, whole loan purchase financing or similar financing in an aggregate amount up to $200,000,000 proposed to be secured by Receivables, including the financing or refinancing of any such Receivables originated, acquired or otherwise held by Borrower, Parent or their Affiliates, Borrower, Parent or their Affiliates wishes to pursue, Borrower or such Affiliates shall, in writing within five (5) Business Days of receipt of such offer, promptly inform Agent (such writing to Agent is referred to herein as the “Finance First Refusal Offer”) of such Third-Party Finance Offer and the terms and conditions of such Third-Party Finance Offer (and shall attach a copy of such Third-Party Finance Offer to such Finance First Refusal Offer) and, in such Finance First Refusal Offer, shall offer to Agent a right of first refusal in respect of such transaction. Agent’s right of first refusal shall grant Agent the right to, fifteen (15) Business Days, (or, if good faith negotiations are ongoing, twenty (20) Business Days) after the receipt of such Finance First Refusal Offer, to deliver a writing to Borrower, Parent or such Affiliates (the “Finance Acceptance”) stating that Agent agrees to extend such financing on economic and material non-economic terms which shall be the same or more favorable to the Borrower, Parent, Originator or their Affiliates than the corresponding terms under such Third-Party Finance Offer as such material terms were communicated to Agent by Borrower or included (or excluded) in the Third-Party Finance Offer, including any specific material conditions (if any) in respect of due diligence, documentation or conditions precedent set forth in such Third-Party Finance Offer). Upon receipt of the Finance Acceptance by Borrower or such Affiliates, Agent and one or more of the Lenders or their respective Affiliates, on the one hand, and Borrower or such of their Affiliates, on the other hand, shall, in good faith enter into an agreement for such transaction on the terms set forth in such Finance Acceptance (subject to the satisfaction of appropriate conditions in respect of due diligence, documentation and other customary and commercial conditions precedent), it being understood and agreed that all Lenders and their Affiliates shall have the option, but shall have no obligation, to participate in such Finance First Refusal Offer based on their respective then pro rata shares of the aggregate outstanding principal balance of the Loans held by such Lenders at such time. If Agent shall have declined to exercise its right under such Finance First Refusal Offer, or shall have failed to respond to such Finance First Refusal Offer or shall have offered a counterproposal to Borrower in respect of such Finance First Refusal Offer, Agent and Lenders shall in each such case be deemed to have declined to exercise its right under such Finance First Refusal Offer and Borrower and its Affiliates shall be free to close such Third-Party Finance Offer within one hundred fifty (150) days of the date of such Finance First Refusal Offer on terms substantially similar to the terms thereof set forth in such Third-Party Finance Offer (as communicated to Agent) so long as such transaction does not violate this Agreement. If Borrower or such Affiliates shall have failed to so close such transaction within said one hundred fifty (150) days or if the material terms of such transaction are modified from the description of such terms in the Third-Party Finance Offer, then a new right of first refusal for the benefit of Agent with respect to such transaction shall immediately arise subject to the terms hereof.

(c) Borrower hereby agrees that, if Borrower, Parent or their Affiliates shall have obtained a bona fide third-party offer (the “Third-Party Whole Loan Sale Offer”) for any sale that would constitute a Permitted Whole Loan Sale in an aggregate amount up to $200,000,000 of Receivables that Borrower, Parent or their Affiliates wishes to consummate prior to the Maturity Date, Borrower or such Affiliates shall, in writing within five (5) Business Days of receipt of such offer, promptly inform Agent (such writing to Agent is referred to herein as the “Whole Loan Sale First Refusal Offer”) of such Third-Party Whole Loan Sale Offer and the terms and conditions of such Third-Party Whole Loan Sale Offer (and shall attach a copy of such Third-Party Whole Loan Sale Offer to such Whole Loan Sale First Refusal Offer) and, in such Whole Loan Sale First Refusal Offer, shall offer to Agent a right of first refusal in respect of such transaction. Agent’s right of first refusal shall grant Agent the right to, fifteen (15) Business Days, (or, if good faith negotiations are ongoing, twenty (20) Business Days) after the receipt of such Whole Loan Sale First Refusal Offer, to deliver a writing to Borrower, Parent or such Affiliates (the “Whole Loan Sale Acceptance”) stating that Agent agrees to extend such financing on economic and other material non-economic terms which shall be the same or more favorable to the Borrower, Parent, Originator or their Affiliates than the corresponding terms under such Third-Party Whole Loan Sale Offer (as such material terms were communicated to Agent by Borrower or included (or excluded) in the Third-Party Whole Loan Sale Offer, including any specific material conditions (if any) in respect of due diligence, documentation or conditions precedent set forth in such Third-Party Whole Loan Sale Offer). Upon receipt of the Whole Loan Sale Acceptance by Borrower or such Affiliates, Agent and one or more of the Lenders or their respective Affiliates, on the one hand, and Borrower or such of their Affiliates, on the other hand, shall, in good faith enter into an agreement for such transaction on the terms set forth in such Whole Loan Sale Acceptance (subject to the satisfaction of appropriate conditions in respect of due diligence, documentation and other customary and commercial conditions precedent), it being understood and agreed that all Lenders and their Affiliates shall have the option, but shall have no obligation, to participate in such Whole Loan Sale First Refusal Offer based on their respective then pro rata shares of the aggregate outstanding principal balance of the Loans held by such Lenders at such time. If Agent shall have declined to exercise its right under such Whole Loan Sale First Refusal Offer, or shall have failed to respond to such Whole Loan Sale First Refusal Offer or shall have offered a counterproposal to Borrower in respect of such Whole Loan Sale First Refusal Offer, Agent and all Lenders shall in each such case be deemed to have declined to exercise its right under such Whole Loan Sale First Refusal Offer and Borrower and its Affiliates shall be free to close such Third-Party Whole Loan Sale Offer within one hundred fifty (150) days of the date of such Whole Loan Sale First Refusal Offer on terms substantially similar to the terms thereof set forth in such Third-Party Whole Loan Sale Offer (as communicated to Agent) so long as such transaction does not otherwise conflict with the terms of (and obligations of Borrower under) this Agreement. If Borrower or such Affiliates shall have failed to so close such transaction within said one hundred fifty (150) days or if the material terms of such transaction are modified from the description of such terms in the Third-Party Whole Loan Sale Offer, then a new right of first refusal for the benefit of Agent with respect to such transaction shall immediately arise subject to the terms hereof.

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VII.	NEGATIVE COVENANTS

Borrower covenants and agrees that, unless otherwise consented to by Agent in writing in its sole discretion, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and termination of this Agreement.

7.1	Indebtedness

Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except Indebtedness under the Loan Documents.

7.2	Liens

Borrower shall not create, incur, assume, or suffer to exist, any Lien upon, in or against, or pledge of, any of the Collateral, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (a) Liens under the Loan Documents or otherwise arising in favor of Agent, for the benefit of itself and the other Secured Parties, (b) any right of set-off granted in favor of any financial institution in respect of Deposit Accounts opened and maintained in the ordinary course of business or pursuant to the requirements of this Agreement; provided, that with respect to any such Deposit Account, Agent has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to Agent in its sole discretion and (c) Liens imposed by law for Taxes that are not yet due and payable or are being contested in good faith.

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7.3	Investments; Investment Property; New Facilities or Collateral; Subsidiaries

Other than any securities issued pursuant to a securitization, Borrower shall not, directly or indirectly, (a) divide or merge with, purchase, own, hold, invest in or otherwise acquire any Equity Interests of, or any other interest in, all or substantially all of the assets of, any Person or any joint venture, (b) purchase, own, hold, invest in or otherwise acquire any Investment Property (except (i) Investment Property set forth in Section 5.16 of Schedule A as of the Closing Date, and (ii) Deposit Accounts with financial institutions and investments in the ordinary course of business or as required by this Agreement; provided, that with respect to any such Deposit Accounts, Agent has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to Agent in its sole discretion and (iii) the indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) or (c) make or permit to exist any loan, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person except as provided in clause (b). Borrower shall not purchase, lease, own, operate, hold, invest in or otherwise acquire any property or asset or any Collateral that is located outside of the continental United States except as provided in clause (b). Borrower shall not have any Subsidiaries.

7.4	Dividends; Redemptions; Equity

(a) Except as otherwise agreed to by Agent in its sole discretion, Borrower shall not (i) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests, (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing, (iii) otherwise make any payments, dividends or distributions to any member, manager, managing member, stockholder, director or other equity owner in such Person’s capacity as such, (iv) make any payment of any management, service or related or similar fee to any Affiliate or holder of Equity Interests of Borrower or (v) issue, sell or create any Equity Interests; provided, however, that so long as the Amortization Period has not begun and no Event of Default or Early Wind-Down Trigger Event has occurred and is continuing, or would be caused by such dividend or distribution, Borrower may make distributions and/or dividends without the written consent of Agent using amounts distributed to or on behalf of Borrower in accordance with Section 2.4(a)(ix).

(b) Except as otherwise agreed to by Agent in its sole discretion, Originator shall not (i) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests, (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing, (iii) otherwise make any payments, dividends or distributions to any member, manager, managing member, stockholder, director or other equity owner in such Person’s capacity as such, (iv) make any payment of any management, service or related or similar fee to any Affiliate or holder of Equity Interests of Originator or (v) issue, sell or create any Equity Interests; provided, however, that so long as no Event of Default or Early Wind-Down Trigger Event has occurred and is continuing, or would be caused by such dividend or distribution, Originator may make distributions and/or dividends.

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7.5	Transactions with Affiliates

Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates other than (a) the transactions contemplated hereby and by the other Loan Documents, including any sale or assignment of Receivables pursuant to a securitization, subject to compliance with the requirements set forth in Section 2.6 hereof, and (b) to the extent not otherwise prohibited under this Agreement, other transactions upon fair and reasonable terms materially no less favorable to Borrower than would be obtained in a comparable arms-length transaction with a Person not an Affiliate.

7.6	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Trade Names

Borrower shall not (a) amend, modify, restate or change its certificate of formation, operating agreement or similar charter or governance documents in a manner that would be adverse to Agent or any other Secured Party, (b) change its state of organization or change its corporate name without thirty (30) calendar days prior written notice to Agent, (c) change its fiscal year, (d) amend, alter, suspend, terminate or make provisional in any material way, any Permit, the suspension, amendment, alteration or termination of which could reasonably be expected to be, have or result in a Material Adverse Effect without the prior written consent of Agent, which consent shall not be unreasonably withheld, (e) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (f) use any proceeds of any Loan for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System for any use not contemplated or permitted by this Agreement, (g) amend, modify, restate or change any insurance policy in a manner adverse to Agent or any other Secured Party in any material respect, (h) engage, directly or indirectly, in any business other than as set forth herein or (i) establish new or additional trade names without providing not less than thirty (30) days advance written notice to Agent.

7.7	Transfer of Collateral; Amendment of Receivables

(a) Other than pursuant to Permitted Dispositions, Borrower shall not sell, lease, transfer, pledge, encumber, assign or otherwise dispose of any Collateral without the prior consent of Agent.

(b) Borrower shall not extend, amend, waive or otherwise modify the terms of any Receivable or permit the rescission or cancellation of any Receivable, whether for any reason relating to a negative change in the related Account Debtor’s creditworthiness or inability to make any payment under the Receivable or otherwise, except as required by Applicable Law and as permitted by the Underwriting Guidelines or as otherwise permitted in the applicable Servicing Agreement.

(c) Except as required by Applicable Law, Borrower shall not terminate or reject any Receivable prior to the end of the term of such Receivable, unless prior to such termination or rejection, such Receivable and any related Collateral have been released from the Lien created by this Agreement.

[RumbleOn] Loan Agreement

7.8	Contingent Obligations and Risks

Except as otherwise expressly permitted by this Agreement, Borrower shall not enter into any Contingent Obligations or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than indemnities to managers, officers and directors of such Person to the extent permitted by Applicable Law); provided, however, that nothing contained in this Section 7.8 shall prohibit Borrower from indorsing checks in the ordinary course of its business.

7.9	Truth of Statements

Borrower shall not furnish to Agent any certificate or other document that when furnished contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.10	Modifications of Agreements

Borrower shall not make, or agree to make, any modification, amendment or waiver of any of the terms or provisions of any Purchase and Sale Agreement or the Charge-Off Policy without the prior written consent of Agent. Borrower hereby represents and warrants that, as of the date hereof, it is the sole “Purchaser” (as defined in each Purchase and Sale Agreement) under each Purchase and Sale Agreement.

7.11	Anti-Terrorism; OFAC

Borrower shall not (a) be or become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (c) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

7.12	Deposit Accounts and Payment Instructions

(a) Borrower shall not open a Deposit Account (other than those listed in Section 5.16 of Schedule A as of the Closing Date) without the prior written consent of Agent.

(b) Borrower shall not make any change in the instructions to Servicer with respect to the deposits of collections regarding Receivables to the Intermediate Account in accordance with this Agreement, the Servicing Agreement and the Multi-Party Agreement.

(c) Borrower shall not, and shall require Servicer to not, make any change in the instructions to any Account Debtor on any Receivable that is Collateral with respect to any instructions to such Account Debtors regarding payment to be made to the Intermediate Account.

[RumbleOn] Loan Agreement

7.13	Servicing Agreement

Borrower shall not, without the prior written consent of Agent in its sole discretion:

(a) with respect to the Servicing Agreement, terminate, amend or modify any Servicing Agreement in any manner;

(b) except in connection with the replacement of the Servicer by the Backup Servicer or third party servicer acceptable to Agent after an Event of Default and in accordance with Section 6.12(b), allow Servicer to transfer, assign or delegate any of its duties or functions under the Servicing Agreement, as applicable, to any Person, or otherwise engage any such Person to perform any such duties or functions for or on behalf of Servicer, or Borrower, in each case other than in accordance with the Servicing Agreement (to the extent Borrower’s or Originator’s consent is not required for such transfer, assignment or delegation) or the Multi-Party Agreement; and

(c) except in connection with the replacement of the Servicer by the Backup Servicer or third party servicer acceptable to Agent after an Event of Default and in accordance with Section 6.12(b) and the Multi-Party Agreement, transfer the duties and functions of Servicer under the Servicing Agreement to any other Persons.

7.14	No Adverse Selection

Borrower covenants and agrees that all Receivables selected to be purchased by Borrower pursuant to the Purchase and Sale Agreement from all other similar receivables originated or owned by Originator shall, at all times, be selected at random and with no intention to select receivables that would be more adverse to Agent or any other Secured Party than those similar receivables.

7.15	Bank Partnership Agreement

Borrower covenants and agrees that neither Borrower nor Originator shall enter into any agreement with a bank partner with respect to the origination of Receivables by such bank without the prior consent of Agent in its Permitted Discretion.

VIII.	EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) Borrower shall fail to pay (i) any principal component of any Obligation or provided for in any Loan Document when due (in all cases, whether on a specific due date, pursuant to Section 2.6, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise) or (ii) any interest, fee or other Obligation within two (2) Business Days after the date due;

(b) any representation, statement or warranty made or deemed made by Borrower in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party (other than representations or warranties with respect to whether a Receivable was an Eligible Receivable), shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect) except those made as of a specific date;

[RumbleOn] Loan Agreement

(c) Borrower shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement of it set forth in this Agreement (other than any violation, breach or default in the covenants set forth in Sections 2.11, 6.1, 6.15 or Article VII or the misappropriation of any funds to be delivered to the Collection Account pursuant to Section 2.3 and applied pursuant to Section 2.4, for which there shall be no cure period) such violation, breach, default or failure shall continue or not be cured within a period of thirty (30) days after such violation, breach, default or failure or such other applicable period set forth in this Agreement;

(d) Borrower or Indemnitor shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, or any event of default occurs under, any Loan Document other than this Agreement and such violation, breach, default, event of default or failure shall not be cured within the applicable period set forth in the applicable Loan Document or, if no cure period is provided for therein, within a period of ten (10) days;

(e) (i) any of the Loan Documents ceases to be in full force and effect (other than in accordance with its terms); (ii) the obligations of Indemnitor under the Indemnity Agreement are limited or terminated by operation of law or by Indemnitor or (iii) any Lien created under any Loan Document ceases to constitute a valid first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien on the Collateral in accordance with the terms thereof, except with respect to Collateral that is released from the Lien of Agent as permitted under the Loan Documents or the Security Documents;

(f) one or more final judgments or decrees is rendered against Borrower in an amount in excess of $250,000 individually or $500,000 in the aggregate (excluding judgments to the extent covered by insurance of Borrower) or Parent or Originator in an amount in excess of $5,000,000 individually (excluding judgments to the extent covered by insurance), which is/are not bonded pending appeal, satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered;

(g) (i) any default or breach occurs, which is not cured within any applicable grace period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of Borrower for borrowed money having an aggregate principal amount in excess of $250,000 individually, or (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which Borrower is a party or to which any of its properties or assets are subject or bound under or pursuant to which any Indebtedness having an aggregate principal amount in excess of $250,000 individually or in the aggregate with respect to Borrower was issued, created, assumed, guaranteed or secured and such default or breach continues for more than any applicable grace period and permits the holder of any such Indebtedness to accelerate the maturity thereof; or (ii) any Indebtedness of Borrower for borrowed money having an aggregate principal amount in excess of $250,000 individually or in the aggregate with respect to Borrower is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment or a payment due on the voluntary termination of a capital lease) prior to the stated maturity thereof or (iii) any Indemnitor (A) fails to make any payment beyond the applicable grace period with respect thereto (as the same may be extended), if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount exceeding $5,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than (x) with respect to Indebtedness consisting of swap contracts, termination events or equivalent events pursuant to the terms of such swap contracts and (ii) any event requiring prepayment pursuant to customary asset sale provisions), the effect of which default or other event is to cause all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause shall not apply to secured Indebtedness that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

[RumbleOn] Loan Agreement

(h) Any of Borrower or Indemnitor shall (i) admit in writing that it is unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other Applicable Law;

(i) (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any of Borrower or Indemnitor or the whole or any substantial part of the properties of Borrower or Indemnitor, which shall continue un-stayed and in effect for a period of ninety (90) calendar days, (B) approve a petition filed against Borrower or Indemnitor seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other Applicable Law, which is not dismissed within ninety (90) calendar days or, (C) under the provisions of any Debtor Relief Law or other Applicable Law, assume custody or control of Borrower or Indemnitor or of the whole or any substantial part of the properties of Borrower or Indemnitor, which is not irrevocably relinquished within ninety (90) calendar days, or (ii) there is commenced against Borrower or Indemnitor any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other Applicable Law or statute, which (A) is not unconditionally dismissed within ninety (90) calendar days after the date of commencement, or (B) is with respect to which Borrower or Indemnitor takes any action to indicate its approval of or consent;

(j) any Change of Control occurs; provided, however, that any Change of Control resulting from any disposition of Equity Interests of the Parent held by any RideNow Permitted Holder or Oaktree and its Affiliates pursuant to a negotiated transaction with a third party shall not mature into an Event of Default until thirty (30) days following the occurrence of such Change of Control (it being understood and agreed any such Default may not be cured as a result of a transaction or series of transactions whereby the original Change of Control ceases to exist);

(k) the suspension, loss, revocation, or failure to renew or file for renewal of any legally required registration, approval, license, permit, or franchise now held or hereafter acquired by Borrower or Indemnitor that is reasonably likely to result in a Material Adverse Effect or the issuance of any stay order, cease and desist order or similar judicial or non-judicial sanction prohibiting the collection of the Receivables;

(l) the occurrence of a Level Two Regulatory Event with respect to more than fifteen percent (15%) of the Receivables pledged as Collateral (as determined by aggregate Receivables Balance); provided, however, to the extent Borrower has timely made any mandatory prepayment required under Section 2.6 of this Agreement after the occurrence of such Level Two Regulatory Event, then such Level Two Regulatory Event shall no longer constitute an Event of Default and shall be deemed to be an Early Wind-Down Trigger Event in lieu thereof (unless waived by Agent and Required Lenders in their sole and absolute discretion);

(m) at any time, both of the following are true:  (i) Borrower is a “covered fund” under the Volcker Rule and (ii) the interests of the Lenders or the Agent hereunder (including, without limitation, the Loan made by the Lenders) is an “ownership interest” under the Volcker Rule;

(n) Borrower, Parent, Originator or any of Borrower’s, Parent’s or Originator’ directors, managers, managing members or executive officers is criminally indicted or convicted (i) of a felony, or (ii) under any law, which indictment or conviction is reasonably likely to lead to a forfeiture of any material (as determined by Agent in its Permitted Discretion) portion of the Collateral; or

(o) the occurrence of any Servicer Default that is not cured or waived (by Agent in its sole discretion) within five (5) Business Days after the occurrence thereof, provided, however, that so long as Servicer is not an Affiliate of Borrower or Indemnitor, such Servicer Default shall not constitute an Event of Default to the extent that following the occurrence of such Servicer Default, Borrower is diligently working to find a replacement Servicer and such replacement (i) is identified by Borrower within ten (10) Business Days thereof (or such later date consented to in writing by the Agent in its Permitted Discretion), (ii) is appointed and accepts the role of replacement Servicer within thirty (30) days thereof (or such later date consented to in writing by the Agent in its Permitted Discretion) and (iii) is otherwise acceptable to Agent in its Permitted Discretion;

[RumbleOn] Loan Agreement

In any such event, notwithstanding any other provision of any Loan Document, (a) Agent may (and at the request of Requisite Lenders, shall), by notice to Borrower (i) terminate its obligations hereunder and/or the Revolving Loan Amount of each of the Lenders, whereupon the same shall immediately terminate, (ii) substitute immediately Backup Servicer or any other third party servicer acceptable to Agent, in its sole discretion, for Servicer in all of Servicer’s roles and functions as contemplated by the Loan Documents and the Servicing Agreement and any fees, costs and expenses of, for or payable to Backup Servicer or other third party servicer acceptable to Agent, in its sole discretion, and reasonably acceptable to Borrower shall be at Borrower’s sole cost and expense, (iii) with respect to the Collateral, (1) terminate the Servicing Agreement and service the Collateral, including the right to institute collection, foreclosure and other enforcement actions against the Collateral; (2) enter into modification agreements and make extension agreements with respect to payments and other performances; (3) release Account Debtors and other Persons liable for performance; (4) settle and compromise disputes with respect to payments and performances claimed due, all without notice to Borrower, and all in Agent’s sole discretion and without relieving Borrower from performance of the obligations hereunder or under any other Loan Document; (5) receive, collect, open and read all mail of Borrower for the purpose of obtaining all items pertaining to the Collateral and any collateral described in any Loan Document; (6) collect all interest, principal, prepayments (both voluntary and mandatory), and other amounts of any and every description payable by or on behalf of any Account Debtor pursuant to any Receivable, the related Portfolio Documents, or any other related documents or instruments directly from such Account Debtor; and (7) apply all amounts in or subsequently deposited in any Deposit Account to the payment of the unpaid Obligations or otherwise as Agent in its sole discretion shall determine; and (iv) declare all or any of the Loan and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(h), (i) (other than an Event of Default under Section 8(h) or (i) with respect to Indemnitor)), in which event all of the foregoing shall automatically and without further act by Agent, Managing Agents or Lenders be due and payable and Agent, Managing Agents or Lenders’ obligations hereunder shall terminate, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and (b) effective immediately upon receipt of notice from Agent (unless specifically prohibited and provided for in Article VII, in which case effective immediately upon an Event of Default without any action of Agent, any Managing Agent or any Lender), no action permitted to be taken under Article VII hereof may be taken.

IX.	RIGHTS AND REMEDIES AFTER DEFAULT

9.1	Rights and Remedies

(a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and during the continuation of an Event of Default, Agent shall have the right to (and at the request of Requisite Lenders, shall) exercise any and all rights, options and remedies provided for in any Loan Document, Portfolio Document, under the UCC or at law or in equity, including the right to (i) apply any property of Borrower held by Agent to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral is located or dispose of the Collateral on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent in its sole discretion, (viii) reduce or otherwise change the Borrowing Base and/or the Maximum Loan Amount and/or any component of the Maximum Loan Amount and/or (ix) relinquish or abandon any Collateral or any Lien thereon. Notwithstanding any provision of any Loan Document, Agent, in its sole discretion, shall have the right, at any time that Borrower fails to do so after an Event of Default, without prior notice, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; (B) pay for performance of any of the Obligations; (C) discharge Taxes, levies and/or Liens on any of the Collateral that are in violation of any Loan Document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (D) pay for the maintenance, repair and/or preservation of the Collateral. Such expenses and advances shall be deemed Protective Advances hereunder and shall be added to the Obligations until reimbursed to Agent, for its own account and for the benefit of the other Secured Parties, and shall be secured by the Collateral, and such payments by Agent, for its own account and for the benefit of any other Secured Party, shall not be construed as a waiver by Agent or any other Secured Party of any Event of Default or any other rights or remedies of Agent or any other Secured Party.

[RumbleOn] Loan Agreement

(b) Borrower agrees that notice received at least ten (10) calendar days before the time of any intended public sale, private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. At any sale or disposition of Collateral, Agent may (to the extent permitted by Applicable Law) purchase all or any part thereof free from any right of redemption by Borrower, which right is hereby waived and released, to the extent permitted by law. Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, Agent shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2	Application of Proceeds

Notwithstanding any other provision of this Agreement (including Section 2.4), in addition to any other rights, options and remedies Agent and the other Secured Parties, have under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied as set forth in Section 2.4(c); provided, that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) or any of the other items referred to in this Section to the extent the Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have not been indefeasibly paid in full in cash.

9.3	Right to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Agent and the other Secured Parties have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent and/or any other Secured Party to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

[RumbleOn] Loan Agreement

9.4	Attorney-in-Fact

Borrower hereby irrevocably appoints Agent as its attorney-in-fact for the limited purpose of taking any action permitted under the Loan Documents that Agent deems necessary or desirable (in Agent’s sole discretion) upon the occurrence and continuation of an Event of Default to protect and realize upon Agent’s Lien in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in Borrower’s name, and said appointment shall create in Agent a power coupled with an interest.

9.5	Rights and Remedies not Exclusive

Agent shall have the right in its sole discretion to determine which rights, Liens and/or remedies Agent and the other Secured Parties may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Agent or any other Secured Party’s rights, Liens or remedies under any Loan Document, Applicable Law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent and the other Secured Parties described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent and the other Secured Parties otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.	WAIVERS AND JUDICIAL PROCEEDINGS

10.1	Waivers

Except as expressly provided for herein, Borrower hereby waives set off, counterclaim, demand, presentment, protest, all defenses (other than payment or satisfaction in full) with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrower hereby waives any and all defenses (other than payment or satisfaction in full) and counterclaims it may have or could interpose in any action or procedure brought by Agent to obtain an order of court recognizing the assignment of, or Lien of Agent in and to, any Collateral.

10.2	Delay; No Waiver of Defaults

No course of action or delay or omission of the Agent or any other Secured Party to exercise any right or remedy hereunder or under any other Loan Document shall impair any such right or operate as a waiver thereof. No single or partial exercise by the Agent or any other Secured Party of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, no Secured Party waives any breach of any representation or warranty of under any Loan Document, and all of Agent’s or any other Secured Party’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

[RumbleOn] Loan Agreement

10.3	Jury Waiver

EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4	Amendment and Waivers

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by Borrower or Indemnitor therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Requisite Lenders (or by Agent on their behalf) without taking into account the Loans held by Non-Funding Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, without the consent of all Lenders: (i) change the number of Lenders required for the Lenders or any of them to take any action hereunder; (ii) amend any of the provisions of Sections 9.2 or this Section 10.4; (iii) amend the sharing of payments by Lenders according to their Pro Rata Shares pursuant to Section 13.3 or the definitions of “Pro Rata Share” or “Requisite Lenders; (iv) release all or substantially all of the value of guaranties delivered by the Indemnitor or all or substantially all of the Collateral; (v) release Borrower from all of the Obligations other than upon payment in full of the Obligations; (vi) consent to the assignment or other transfer by Borrower or any other party to any Loan Documents (other than Agent or any Lender) of any of their rights and obligations under any Loan Document; or (vii) extend the scheduled due date, or reduce the amount due on any scheduled due date, of any installment of principal, interest (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2), or fees payable with respect to any portion of the Loan, or waive, forgive, extend, defer or postpone the payment thereof; provided, further, that no amendment, waiver or consent shall, without the consent of each Lender directly affected thereby: (i) reduce the amount of principal of, or interest on (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2), or the interest rate (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2) applicable to, the Loans or any fees or other amounts payable hereunder; (ii) postpone any date on which any payment of principal of, or interest on (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2), the Loans or any fees or other amounts payable hereunder is required to be made; (iii) increase or extend the Revolving Loan Amount of any Lender; or (iv) reduce the principal of, rate of interest on (other than a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2) or fees payable with respect to any portion of the Loan.

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(b) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.

(c) Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon Agent, Managing Agents, Lenders and Borrower.

(d) No consent or agreement by Borrower shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of Article XIII, so long as no additional duties are required to be assumed by Borrower or as otherwise set forth in such Article.

(e) Notwithstanding the foregoing, the Agent and Borrower shall be permitted to amend any provision of the Loan Documents (and any such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency of omission of a technical or immaterial nature in any such provision.

XI.	EFFECTIVE DATE AND TERMINATION

11.1	Effectiveness and Termination

Subject to Agent’s right to accelerate the Loan and terminate the Revolving Loan Amount and cease making and funding Advances upon the occurrence and during the continuation of any Event of Default, this Agreement shall continue in full force and effect until the Maturity Date, unless terminated sooner as provided in Sections 2.5 or 2.6. All of the Obligations shall be immediately due and payable upon the earlier of the Maturity Date, the Prepayment Date (only in the case of a prepayment in full of the Loans) or the date upon which Agent declares all or any of the Loan and/or Note, all interest thereon and all other Obligations to be due and payable pursuant to the terms of Article VIII, as applicable (the “Termination Date”). Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Agent’s or any other Secured Party’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in cash in full. The Liens granted to Agent, under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Agent shall continue in full force and effect until all of the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in full in cash.

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11.2	Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making and funding of the Loan and any termination of this Agreement until all Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.1, 3.3, 3.4, 6.17, 10.1, 10.3, 11.1, 11.2, 12.1, 12.3, 12.4, 12.7, 12.9, 12.10, 12.11, 12.19, 12.20 and 14.1 shall survive termination of the Loan Documents and any payment in full of the Obligations, until the applicable date, if any, set forth in such Sections.

XII.	MISCELLANEOUS

12.1	Governing Law; Jurisdiction; Service of Process; Venue

(a) THE LOAN DOCUMENTS ARE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK IN RELIANCE ON NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES THAT WOULD RESULT IN APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b) BY EXECUTION and delivery of each Loan Document to which it is a party, each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Agent, ANY MANAGING AGENT or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

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(c) EACH OF the PARTIES HERETO hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 12.1. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) EACH of the parties hereto waives personal service of process and irrevocably consents to service of process in the manner provided for notices in Section 12.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

12.2	Successors and Assigns; Assignments and Participations

(a) Subject to Sections 12.2(f) and (h), a Lender may at any time, with the consent of the Agent and such Lender’s Managing Agent (such consent not to be unreasonably withheld), assign all or a portion of its rights and delegate all or a portion of its Loans and/or, in the case of any Bank Branch, its Revolving Loan Amount under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Persons (a “Transferee”). Notwithstanding anything to the contrary in this Agreement, there shall be no limitation or restriction on any Lender’s ability to assign, pledge or otherwise transfer any Note or other Obligation. The Transferee and such Lender shall execute and deliver for acceptance and recording in the Lender Register, a Lender Addition Agreement, which shall be in form and substance reasonably acceptable to Agent in its sole discretion (“Lender Addition Agreement”). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Addition Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Lender Addition Agreement, have the same rights, benefits and obligations as it would if it were a Lender hereunder, (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Loans or assigned portion thereof, as the case may be, to the extent that such obligations shall have been expressly assumed by the Transferee pursuant to such Lender Addition Agreement (and, in the case of a Lender Addition Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but, with respect to matters occurring before such assignment, shall nevertheless continue to be entitled to the benefits of Sections 12.4 and 12.7). Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the Transferee and that the Transferee shall be considered to be a “Lender” hereunder. Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder.

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(b) Lenders may at any time sell participations in all or any part of its rights and obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Persons with the prior written consent of Agent (each, a “Participant”). In the event of any such sale by Lender of a participation to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of the participated portion of the Loan (and any Note evidencing the Loan) for all purposes under this Agreement and the other Loan Documents, (iv) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (v) all amounts payable pursuant to Section 6.2 by Borrower hereunder shall be determined as if such Lender had not sold such participation. Any agreement pursuant to which any Lender shall sell any such participation shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender’s rights hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Loan Documents; provided, that such participation agreement may provide that such Lender will not agree, without the consent of the Participant, to any amendment, supplement, modification or waiver of: (A) any reduction in the principal amount, interest rate or fees payable with respect to the Loan in which such holder participates; (B) any extension of the termination date of this Agreement or the date fixed for any payment of principal, interest or fees payable with respect to the Loan in which such holder participates; and (C) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the Loan Documents).

(c) Agent, on behalf of Borrower, shall maintain at its address referred to in Section 12.5 a copy of each Lender Addition Agreement delivered to it and a written or electronic register (the “Lender Register”) for the recordation of the names and addresses of the Lenders and the Loans made by, and the principal amount (and stated interest) of the Loan owing to, and the Revolving Loan Amount of and any Notes evidencing the Loan owned by, each Lender and each Participant from time to time. Borrower and the Agent shall treat each Person whose name is recorded in the Lender Register as the owner of the Loan, any Notes, the Revolving Loan Amount and the Loans recorded therein for all purposes of this Agreement. The Lender Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The foregoing language is intended to cause the Loan, and any assignments and participation thereof, to be in “registered form” as defined in Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and shall be interpreted and applied consistently therewith.

(d) Notwithstanding anything in this Agreement to the contrary, no assignment under Section 12.2(a) of any rights or obligations under or in respect of the Loan or any Notes evidencing the Loan shall be effective unless and until Agent shall have recorded the assignment pursuant to Section 12.2(c). Upon its receipt of a Lender Addition Agreement executed by an assigning Lender and a Transferee, Agent shall (i) promptly accept such Lender Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Lender Register and give prompt notice of such acceptance and recordation to the Lender and Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it, all or a portion of which are being assigned, and Borrower, at its own expense, shall, upon the request of Agent by the assigning Lender or the Transferee, as applicable, execute and deliver to Agent, within five (5) Business Days of any request, new Notes to reflect the interest held by the assigning Lender and its Transferee.

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(e) Except as otherwise provided in this Section 12.2 Agent shall not, as between Borrower and Agent, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loan or other Obligations owed to Agent and Lenders. Agent may furnish any information concerning Borrower in the possession of Agent from time to time to assignees and participants (including prospective assignees and participants), subject to confidentiality requirements hereunder.

(f) Notwithstanding any other provision set forth in this Agreement, Agent may at any time create a security interest in all or any portion of its rights under this Agreement, including the Loan owing to it and the Notes held by it and the other Loan Documents and Collateral.

(g) Borrower agrees to use commercially reasonable efforts to assist Agent in assigning or selling participations in all or any part of the Loan made by any Lender to another Person identified by such Lender.

(h) Notwithstanding anything in the Loan Documents to the contrary, (i) Agent and its Affiliates shall not be required to execute and deliver a Lender Addition Agreement in connection with any transaction involving its Affiliates or lenders, (ii) no lender to or funding or financing source of Agent or its Affiliates shall be considered a Transferee, (iii) there shall be no limitation or restriction on Agent’s ability to assign or otherwise transfer any Loan Document to any such Affiliate or lender or funding or financing source, and (iv)  there shall be no limitation or restriction on Agent’s Affiliates’ or lenders’ or financing or funding sources’ ability to assign or otherwise transfer any Loan Document, Loan, Note or Obligation (or any of its rights thereunder or interest therein); provided, however, Agent shall continue to be liable as a “Lender” under the Loan Documents unless such Affiliate or lender or funding or financing source executes a Lender Addition Agreement and thereby becomes a “Lender.”

(i) The Loan Documents shall inure to the benefit of Agent, Managing Agent, Lenders, Transferee and all future holders of any Notes, the Obligations and/or any of the Collateral, and each of their respective successors and permitted assigns. Each Loan Document shall be binding upon the Persons other than Agent that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Agent. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in any Loan Document shall be construed as a delegation to Agent of any other Person’s duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT AGENT AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND REISSUE (WITHOUT SUBSTANTIVE CHANGES OTHER THAN THOSE RESULTING FROM SUCH DIVISION) ANY NOTES, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS, IN EACH CASE ON THE TERMS AND CONDITIONS PROVIDED HEREIN. Each Transferee shall have all of the rights, obligations and benefits with respect to the Obligations, Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof; provided, that, notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Agreement to any Transferee or Participant any sum in excess of the sum which it would have been obligated to pay to Agent had such participation not been effected. Agent may disclose to any Transferee or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document; provided, that Transferees and Participants shall be subject to the confidentiality provisions contained herein that are applicable to Agent.

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(j) Any Lender may assign or pledge all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security to secure obligations of such Lender, including any assignment or pledge pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided, that any payment in respect of such assigned Loans or Notes made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder. Notwithstanding anything to the contrary herein, without prior notice or consent or fee from the Borrower or the Agent or such Conduit Lender’s Managing Agent and without any expense payment obligation from such Conduit Lender, each Conduit Lender may assign or pledge from time to time all of or any part of its rights under, interest in and title to the Loan, Advances, the Collateral, this Agreement, and the other Loan Documents to any Program Support Provider, Agent, Managing Agent or other Lender in its Lender Group or any Affiliate of such Conduit Lender supported by any Program Support Provider or to any collateral agent or trustee of a Conduit Lender pursuant to which any Conduit Lender is pledging or assigning any interest in the Loan, Advances, the Collateral, this Agreement, and the other Loan Documents hereunder to such collateral agent or trustee.

12.3	Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent. Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Agent shall decide in its sole discretion.

12.4	Indemnity

(a) Borrower hereby agrees that it will indemnify, defend and hold harmless the Agent and the other Secured Parties, and their respective successors and permitted assigns and their respective directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including reasonable out-of-pocket fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them in connection with or related to this Agreement and/or the transaction contemplated in connection herewith (collectively, “Claims”) (except, in the case of each Indemnified Person, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Person’s gross negligence or willful misconduct). Without limiting or being limited by the foregoing, Borrower shall indemnify each Indemnified Person arising out of or related to any of the following: of (i) any litigation, investigation, claim or proceeding related to (1) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (2) any actual or proposed use by Borrower of the proceeds of the Revolving Advances, (3) the Agent’s or any Lender’s entering into this Agreement, or the other Loan Documents (other than consequential damages and loss of anticipated profits or earnings), including amounts paid in settlement, court costs and the reasonable out-of-pocket fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) any remedial or other action taken or required to be taken by Borrower, Servicer, Originator or Indemnitor in connection with compliance by such party, or any of its properties, with any Applicable Law, (iii) any pending, threatened or actual action, claim, proceeding or suit by any shareholder or director of Borrower, Servicer, Originator or Indemnitor or any actual or purported violation of Borrower’s or Indemnitor’s governing documents or any other agreement or instrument to which Borrower or Indemnitor is a party or by which any of its properties is bound, (iv) any breach of a representation or warranty with respect to Borrower or the Collateral, (v) any acts of fraud by Borrower or Indemnitor related to the Loan or made in connection with the Loan Agreement or any Loan Document, (vi) any Change of Control not approved in writing by Agent, (vii) any material waste, transfer, sale, encumbrance or other disposal of the Collateral not permitted by the Loan Agreement or the other Loan Document or (viii) any failure to comply with the special purpose entity covenants set forth in Section 6.13 hereof. In addition, Borrower shall, upon demand, pay to the Agent all reasonable costs and expenses incurred by the Agent (including the reasonable fees and disbursements of counsel and other professionals) in connection with the preparation, execution, delivery, administration (any internal “administrative” charges that are not out-of-pocket not to exceed $5,000 in any fiscal year), modification and amendment of the Loan Documents, and pay to the Agent and each Secured Party all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Agent or such other Secured Party in (1) enforcing or defending its rights under or in respect of this Agreement, the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (2) collecting the Obligations and (3) foreclosing or otherwise realizing upon the Collateral or any part thereof. If and to the extent that the obligations of Borrower or Indemnitor hereunder or any other Loan Document are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under Applicable Law. Without limiting any of the foregoing, Borrower indemnifies the Indemnified Person for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Person has directly contracted in writing) which may be made in connection with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby.

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(b) Borrower’s obligations under Sections 3.3 and 14.1 and this Section 12.4 shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

(c) All payments due under this Section 12.4 are payable promptly (and in any event within three (3) Business Days) after written demand therefor.

12.5	Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice for any Lender shall be sent to Agent. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) Electronic Transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt.

12.6	Severability; Captions; Counterparts; Facsimile Signatures

In case any provision in or obligation under this Agreement, any Notes or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by telecopier, facsimile transmission or Electronic Transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart. Delivery of an executed signature page of this Agreement and each of the other Loan Documents by telecopier, facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

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12.7	Expenses

Borrower shall pay, whether or not the Closing occurs, all fees, costs and expenses incurred or earned by Agent and, to the extent any actual or perceived conflict of interest exists and a secured party affected by such conflicts retains its own counsel, then any other Secured Party, and/or its Affiliates including portfolio management, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other charges and expenses (including UCC and judgment and tax lien searches and UCC filings and fees for post-closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses) (provided the foregoing amounts together with the attorney’s fees and expenses in clause (b) below payable by Borrower in connection with the initial Closing shall not exceed $250,000), and reasonable external attorneys’ fees and expenses, (a) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (b) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (c) arising in any way out of administration of the Obligations (any internal “administrative” charges that are not out-of-pocket not to exceed $5,000 in any fiscal year) or the taking or refraining from taking by Agent of any action requested by Borrower, (d) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Agent’s Liens on any of the Collateral under the Loan Documents, whether through judicial proceedings or otherwise, (e) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Agent’s or any other Secured Party’s transactions with Borrower, (f) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (g) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof, (h) subject to the limitations set forth in Section 6.7, in connection with all actions, visits, audits and inspections undertaken by Agent or its Affiliates pursuant to the Loan Documents, and/or (i) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations.

12.8	Entire Agreement

This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower, Agent, Managing Agents and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including the term sheet dated on or about September 9, 2021), if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Agent, and Requisite Lenders as appropriate. Except as set forth in and subject to Section 10.4, no provision of any Loan Document may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Borrower, Agent, Requisite Lenders and the other parties thereto. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof. The schedules attached hereto may be amended or supplemented by Borrower upon delivery to Agent of such amendments or supplements and, except as expressly provided otherwise in this Agreement, the written approval thereof by Agent. The preparation of this Agreement has been a joint effort of the parties hereto and their counsel. The resulting document shall not as matter of judicial construction be construed more severely against one of the parties or against any particular draftsman.

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12.9	Approvals and Duties

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent with respect to any matter that is subject of any Loan Document may be granted or withheld by Agent in its sole and absolute discretion. Except as otherwise required by law, Agent shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

12.10	Release of Collateral

(a) So long as no Event of Default has occurred and is continuing, upon request of Borrower, Agent shall release any Lien granted to or held by Agent upon any Collateral being sold or disposed of in compliance with the provisions of the Loan Documents, which compliance will be determined by Agent in its reasonable discretion. In furtherance of the foregoing, so long as no Event of Default or Early Wind-Down Trigger Event exists, if the terms and conditions set forth this in Agreement with respect to any Permitted Disposition are fully complied with (including, without limitation, the receipt of the proceeds of such sale or disposition in accordance with this Agreement), then Agent’s Lien on such Assets shall be deemed automatically released without any further action. If requested by Borrower, upon, or simultaneously with the, receipt of the proceeds of such sale or disposition in accordance with this Agreement, Agent shall execute and deliver such documents, at Borrower’s expense, as are necessary to further evidence the release of Agent’s Liens on the applicable Collateral and shall return the applicable Collateral to Borrower; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received of the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver or custodian of the Borrower or Indemnitor or any other similar Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent. Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts.

(b) Subject to Section 12.3, promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations (other than indemnity obligations of Borrower under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and the termination of this Agreement, the Liens created hereby shall terminate and Agent shall execute and deliver such documents, at Borrower’s expense, as are necessary to release Agent’s Liens on the Collateral and shall return the Collateral to Borrower; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received of the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver or custodian of the Borrower or Indemnitor or any other similar Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent. Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts.

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12.11	Times of Day

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

12.12	Rounding

Any ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

12.13	No Advisory or Fiduciary Responsibility

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Managing Agents and Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and the Managing Agents and Lenders and their Affiliates, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Managing Agents and Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) no Managing Agents or Lender or any of their Affiliates has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Managing Agent and a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Managing Agents and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and no Managing Agent or Lender or any of their Affiliates has any obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against each of the Managing Agents and Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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12.14	Independent Effect of Covenants

Borrower expressly acknowledges and agrees that each covenant contained in Articles VI or VII hereof shall be given independent effect. Accordingly, Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI or VII, if, before or after giving effect to such transaction or act, Borrower shall or would be in breach of any other covenant contained in Articles VI or VII.

12.15	Right of Setoff

If an Event of Default shall have occurred and be continuing, each Secured Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Secured Party or Affiliate to or for the credit or the account of Borrower against any of and all of the Obligations held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that, in the event that any Non-Funding Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 13.3 and, pending such payment, shall be segregated by such Non-Funding Lender from its other funds and deemed held in trust for the benefit of Agent and the other Secured Parties, and (ii) the Non-Funding Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Non-Funding Lender as to which it exercised such right of setoff. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have. Each Secured Party agrees to notify Borrower and Agent promptly after any such setoff and application by such Secured Party; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

12.16	Confidentiality and Publicity

(a) Borrower agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose any provision of any Loan Document to any Person, other than to any Person described in clauses (c)(i) through (x) below, and subject to the various requirements set forth within such clause (c), without Agent’s prior written consent. Borrower agrees to submit to Agent and Agent reserves the right to review and, except as set forth in clauses (c)(vii), (c)(ix) and (c)(x) below, approve all materials that Borrower or any of its Affiliates prepare that contain Agent’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Borrower shall not, and shall not permit any of its Affiliates to, use Agent’s name (or the name of any of Agent’s affiliates) in connection with any public advertising, marketing or press releases or such other similar purposes, except as set forth in clauses (c)(vii), (c)(ix) and (c)(x) below without Agent’s prior written consent. Nothing contained in any Loan Document is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Agent, any Managing Agent or any Lender.

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(b) Borrower hereby agrees that Agent or any Affiliate of Agent may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (ii) with Borrower’s prior written consent (which consent will not be unreasonably withheld or delayed) use Borrower’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes. Borrower or any Affiliate of Borrower may, with the prior written consent of Agent, (x) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (y) use Agent’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

(c) Agent and Lenders shall exercise commercially reasonable efforts to maintain in confidence, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound practices of comparable financial institutions, all non-public information of Borrower and Indemnitor that Borrower and/or Indemnitor furnishes on a confidential basis (“Confidential Information”) and not to disclose such Confidential Information to any Person, other than any such Confidential Information that becomes generally available to the public, individually developed by or obtained by Agent or a Lender from a source other than Borrower or Indemnitor other than as a result of a disclosure by an Agent or Lender in violation of this Section 12.16; provided, that Agent and its Affiliates and Lenders and their Affiliates shall have the right to disclose Confidential Information to (and in each case (other than with respect to clauses (viii), (xi) and (x) below) only in connection with its execution, delivery, administration, assignment or enforcement of this Agreement):

(i) Borrower, Indemnitor or their Affiliates;

(ii) Agent’s and Lender’s Affiliates;

(iii) Agent’s, Lender’s and their Affiliates,’ or Indemnitor’s, lenders, funding or financing sources;

(iv) Agent’s and Lender’s Affiliates’, and Borrower’s and Indemnitor’s Affiliates’, directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, dealers, investors, professional consultants, portfolio management services and/or service providers who, in each case, are obligated, or instructed, to keep such information confidential;

(v) to credit enhancers and dealers and investors in respect of CP of any Conduit Lender in accordance with the customary practices of such Conduit Lender for disclosures to credit enhancers, dealers or investors, as the case may be, it being understood that any such disclosure to dealers or investors will not identify the Borrower or any of its Affiliates by name;

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(vi) any Person that is a potential interest rate hedge provider of a Lender or any Person to whom Agent or a Lender offers or proposes to offer to sell, assign or transfer the Loan or any part thereof or any interest or participation therein and any such Person’s Program Support Providers (provided that such Person shall enter into a confidentiality agreement or similar agreement to keep such information confidential);

(vii) any rating agency;

(viii) any Person that provides statistical analysis and/or information services to Agent or its Affiliates (provided, that such Person shall enter into a confidentiality agreement or similar agreement to keep such information confidential);

(ix) (a) the Securities and Exchange Commission or to any Person in regard to any other public filing required or potentially required under Applicable Law (as reasonably determined by Borrower or Indemnitor) by Borrower or any Indemnitor and (b) any Governmental Authority to which Agent, Lender, Borrower or Indemnitor is subject at the request or pursuant to any requirement of such Governmental Authority, or in connection with an examination of Agent, Borrower or Indemnitor by any such Governmental Authority; and

(x) any Person (A) to the extent required by Applicable Law, (B) in response to any subpoena or other legal process or informal investigative demand, (C) in connection with any litigation, or (D) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document.

(d) The obligations of Agent and its Affiliates under this Section 12.16 shall supersede and replace any other confidentiality obligations agreed to by Agent or its Affiliates.

12.17	Inconsistencies with Other Documents

In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on Borrower or any of its Subsidiaries or further restricts the rights of Borrower or any of its Subsidiaries or gives Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

12.18	Patriot Act

Each Lender that is subject to the requirements of the Patriot Act and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Agent and each Lender to identify Borrower in accordance with the Patriot Act. Borrower shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

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12.19	Bankruptcy Petition

Each of the parties hereto hereby covenants and agrees with respect to each Conduit Lender that, prior to the date which is one year and one day (or, if longer, any applicable preference period plus one day) after the payment in full of all outstanding indebtedness of such Conduit Lender (or its related issuer), it will not institute against or join any other Person in instituting against such Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States, any state of the United States or any other jurisdiction. The provisions of this Section shall survive the termination of this Agreement. Each of the parties hereto (other than the Agent) hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States, any state of the United States or any other jurisdictionso long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the payment of all Obligations hereunder and termination of this Agreement.

12.20	Limitation on Liability

Notwithstanding anything to the contrary contained in this Agreement, no Conduit Lender shall have any monetary liability or payment obligation hereunder unless and until such Conduit Lender has received such amounts pursuant to this Agreement (provided the foregoing shall not be interpreted to relieve any Conduit Lender of any of its non-payment obligations hereunder in its capacity as a Conduit Lender). In addition, the parties hereto hereby agree that no Conduit Lender shall have any obligation to pay any amounts constituting fees, reimbursement for expenses or indemnities (collectively, “Expense Claims”) and such Expense Claims shall not constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code or similar law in another jurisdiction) against such Conduit Lender, unless or until such Conduit Lender has received amounts sufficient to pay such Expense Claims pursuant to this Agreement and such amounts are not required to pay the outstanding indebtedness of such Conduit Lender. The provisions of this Section shall survive the termination of this Agreement.

XIII.	AGENT PROVISIONS; SETTLEMENT

13.1	Agent

(a) Appointment. Each Lender and each Managing Agent hereby designates and appoints Credit Suisse as the administrative agent, payment agent and collateral agent under this Agreement and the other Loan Documents, and each Lender and each Managing Agent hereby irrevocably authorizes Credit Suisse, as Agent for such Lender and such Managing Agent, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Agent agrees to act as such on the conditions contained in this Article XIII. The provisions of this Article XIII are solely for the benefit of Agent, Managing Agents and Lenders, and Borrower shall have no rights as a third-party beneficiary of any of the provisions of this Article XIII other than pursuant to Section 13.1(h)(iii) and Section 13.7. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents, employees or sub-agents.

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(b) Nature of Duties. In performing its functions and duties under this Agreement, Agent is acting solely on behalf of Lenders and Managing Agents, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders and Managing Agents, other than as expressly set forth herein and in the other Loan Documents, or Borrower. Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or any Managing Agents. Each Lender and each Managing Agent shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower. Except for information, notices, reports and other documents expressly required to be furnished to Lenders and Managing Agents by Agent hereunder or given to Agent for the account of or with copies for Lenders and Managing Agents, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or any Managing Agent with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If Agent seeks the consent or approval of any Lenders or any Managing Agents to the taking or refraining from taking any action hereunder, then Agent shall send prior written notice thereof to each Lender and Managing Agents. Agent shall promptly notify each Lender and each Managing Agent in writing any time that the applicable percentage of Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Lender or any Managing Agent for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith; provided that the foregoing shall not prevent Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis. Notwithstanding the foregoing, Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender and any Managing Agent to whom payment was due but not made shall be to recover from the other Lenders or other Managing Agents any payment in excess of the amount to which they are determined to be entitled (and such other Lenders and Managing Agents hereby agree promptly to return to such Lender or such Managing Agent any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account. Agent shall not be responsible to any Lender or any Managing Agent for any recitals, statements, representations or warranties made by Borrower herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Borrower. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of Lenders. Without limiting the foregoing, no Lender or any Managing Agent shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith, believes that such action exposes Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Agent receives an indemnification satisfactory to it from Lenders with respect to such action.

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(d) Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by Agent in its sole discretion.

(e) Indemnification. Each Bank Branch, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Agent and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by Borrower), ratably according to its respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with its Pro Rata Share immediately prior to such date of the total outstanding Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents; provided, however, that no Bank Branch shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis. The obligations of Lenders and Managing Agents under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Agent in its Individual Capacity. With respect to the Loans made by it, if any, Credit Suisse and its successors as the Agent shall have, and may exercise, the same rights and powers under the Loan Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Loan Documents, as any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall include Agent in its individual capacity as a Lender. Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Borrower or any Subsidiary or Affiliate of Borrower as if it were not acting as Agent pursuant hereto.

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(g) Successor Agent.

(i) Resignation. Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower, Managing Agents and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

(ii) Appointment of Successor. Upon any such notice of resignation pursuant to clause (g)(i) of this Section 13.1, Requisite Lenders shall appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Default or Event of Default exists). If a successor Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (g)(i) above, the retiring Agent, upon notice to Borrower, may, on behalf of Lenders and Managing Agents, appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Default or Event of Default exists), who shall serve as Agent until such time as Requisite Lenders appoint a successor Agent as provided above. If no successor Agent has been appointed pursuant to the foregoing within said thirty (30) calendar day period, the resignation shall become effective and Requisite Lenders thereafter shall perform all the duties of Agent hereunder, until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(iii) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, upon the earlier of such acceptance or the effective date of the retiring Agent’s resignation, the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, provided that any indemnity rights or other rights in favor of such retiring Agent shall continue after and survive such resignation and succession. After any retiring Agent’s resignation as Agent under the Loan Documents, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

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(h) Collateral Matters.

(i) Collateral. Each Lender and each Managing Agent agrees that any action taken by Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater number of Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents relating to the Collateral, and the exercise by Agent or the Requisite Lenders (or, where so required, such greater number of Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders, Managing Agents and Agent. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders and Managing Agents with respect to all payments and collections arising in connection herewith and with the Loan Documents in connection with the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Borrower; (iii) act as collateral agent for Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents relating to the Collateral; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all right and remedies given to such Agent and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, Applicable Law or otherwise.

(ii) Release of Collateral. Lenders and Managing Agents hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent, for the benefit the of Secured Parties, upon any Collateral covered by the Loan Documents (A) upon termination of this Agreement, the termination of the Revolving Loan Amount and the indefeasible payment and satisfaction in full in cash of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted); (B) constituting Collateral being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of the Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry); or (C) constituting Collateral leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended.

(iii) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders or Managing Agents (as set forth in Section 13.1(h)(i) and (ii)), each Lender and each Managing Agent agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under Section 13.1(h)(ii). So long as no Event of Default exists, upon receipt by Agent of confirmation from the requisite percentage of Lenders of its authority to release any particular item or types of Collateral covered by this Agreement or the other Loan Documents, and upon at least five (5) Business Days’ prior written request by Borrower, Agent shall (and hereby is irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent, for the benefit itself and the other Secured Parties, herein or pursuant hereto upon such Collateral; provided, however, that (A) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts), and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any Subsidiary of Borrower in respect of) all interests retained by Borrower or any Subsidiary of Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral covered by this Agreement or the Loan Documents.

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(iv) Absence of Duty. Agent shall have no obligation whatsoever to any Lender, any Managing Agent or any other Person to assure that the Collateral covered by this Agreement or the other Loan Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent, on behalf of the Secured Parties, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 13.1(h) or in any of the Loan Documents; it being understood and agreed that in respect of the Collateral covered by this Agreement or the other Loan Documents, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in Collateral covered by this Agreement or the Loan Documents as one of Lenders, Managing Agents and Agent shall have no duty or liability whatsoever to any of the other Secured Parties; provided, that Agent shall exercise the same care which it would in dealing with loans for its own account.

(i) Agency for Perfection. Each Lender and each Managing Agent hereby appoints Agent as agent for the purpose of perfecting its security interest, on behalf of all Secured Parties, in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Secured Party (other than Agent) obtain possession of any such Collateral, such Secured Party shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Secured Parties, notify Agent thereof and, promptly upon Agent’s request therefor, deliver such Collateral to Agent or otherwise act in respect thereof in accordance with Agent’s instructions.

(j) Exercise of Remedies. Except as set forth in Section 13.3, each Lender and each Managing Agent agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any Collateral security for the Loans or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Agent in accordance with the terms of the Loan Documents.

13.2	Lender Consent

(a) In the event Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have given such consent so long as such request contained a notice stating that such failure to respond within five (5) Business Days would be deemed to be a consent by such Lender.

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(b) In the event Agent requests the consent of a Lender in a situation where such Lender’s consent would be required and such Lender’s consent (when combined with the consent of other Lenders would cause the consent threshold of the Requisite Lenders to be met) and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Loans and Revolving Loan Amount to Agent for a price equal to the then outstanding principal amount thereof due to such Lender and each other Lender in such Lender’s Lender Group plus accrued and unpaid interest and fees due to such Lender and each other Lender in such Lender’s Lender Group, which principal, interest and fees shall be paid to the Lenders in such Lender Group when collected from Borrower. In the event that Agent elects to require any Lender to assign its interest to Agent pursuant to this Section 13.2 Agent will so notify such Lender and such Lender’s Managing Agent in writing within forty-five (45) days following such Lender’s denial, and such Lender and the other Lenders in such Lender’s Lender Group will assign its interest to Agent no later than five (5) calendar days following receipt of such notice.

13.3	Sharing of Payments

Any Lender that has exercised its right to set-off pursuant to Section 12.15 or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set off or payment exceeds its Pro Rata Share of payments obtained by all of the Lenders on account of such Obligations, purchase for cash (and the other Lenders or holders of the Loans shall sell) participations in each such other Lender’s or holder’s Pro Rata Share of Obligations as would be necessary to cause such Lender to share such excess with each other Lenders or holders in accordance with their respective Pro Rata Shares; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery. Borrower agrees, to the fullest extent permitted by law, that (y) any Lender or holder may exercise its right to set-off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (z) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans and other Obligations in the amount of such participation.

13.4	Reserved.

13.5	Payments; and Information

(a) Reserved.

(b) Lenders’ Pro Rata Share.

(i) Unless Agent has been notified by a Bank Branch prior to any proposed funding date of such Bank Branch’s intention not to fund its Pro Rata Share of a Loan, Agent may assume that such Bank Branch or its related Conduit Lender will make such amount available to Agent on the proposed funding date; provided, however, nothing contained in this Agreement shall obligate a Lender to make a Revolving Advance at any time including without limitation if any Default or Event of Default exists. If such amount is not, in fact, made available to Agent by such Bank Branch or its related Conduit Lender when contemplated, Agent will be entitled to recover such amount on demand from such Bank Branch without set-off, counterclaim or deduction of any kind.

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(ii) Nothing contained in this Section 13.5(b) will be deemed to prejudice any rights Agent or Borrower may have against such Bank Branch as a result of any default by such Bank Branch under this Agreement.

(c) Return of Payments.

(iii) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender, or, if such Lender is a Conduit Lender, such Conduit Lender’s related Bank Branch without set-off, counterclaim or deduction of any kind.

(iv) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Bank Branch will repay to Agent on demand any portion of such amount that Agent has distributed to such Bank Branch and such Bank Branch’s related Conduit Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

13.6	Dissemination of Information

Upon request by a Lender or a Managing Agent, Agent will distribute promptly to such Lender or Managing Agent, as applicable, unless previously provided by Borrower to such Lender or Managing Agent, as applicable, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information, including financial and reporting information received from Borrower or generated by a third party (and excluding only internal information generated by Credit Suisse for its own use as a Lender or as Agent and any attorney-client privileged communications or work product), as provided for in this Agreement and the other Loan Documents as received by Agent. Agent shall not be liable to any of the Lenders or Managing Agents for any failure to comply with its obligations under this Section 13.6, except to the extent that such failure is attributed to Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender or Managing Agent as determined, in each case, by a court of competent jurisdiction on a final and non-appealable basis.

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13.7	Non-Funding Lender.

The failure of any funding Lender to make any Loan (the “Non-Funding Lender”) on the date specified therefor shall not relieve any other Bank Branch (each such other Lender, an “Other Lender”) of its opportunity to make such Loan, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” for any voting or consent rights under or with respect to any Loan Document. At Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the rights of that Non-Funding Lender to make Revolving Advances hereunder for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and each other Lender in such Non-Funding Lender’s Lender Group and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Lender Addition Agreement.

13.8	Managing Agents

(a) Appointment. Each Lender hereby designates and appoints Credit Suisse AG, New York Branch as its related Managing Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Credit Suisse AG, New York Branch, as Managing Agent for such Lender’s Lender Group, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to a Managing Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Managing Agent agrees to act as such on the conditions contained in this Article XIII. Each Managing Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents, employees or sub-agents.

(b) Nature of Duties. In performing its functions and duties under this Agreement, each Managing Agent is acting solely on behalf of the Lenders in such Managing Agent’s Lender Group, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders, other than as expressly set forth herein and in the other Loan Documents, or Borrower. Each Managing Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Each Managing Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower. Except for information, notices, reports and other documents expressly required to be furnished to Lenders in a Managing Agent’s Lender Group by such Managing Agent hereunder or given to such Managing Agent for the account of or with copies for Lenders in such Managing Agent’s Lender Group, no Managing Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If any Managing Agent seeks the consent or approval of any Lenders in such Managing Agent’s Lender Group to the taking or refraining from taking any action hereunder, then such Managing Agent shall send prior written notice thereof to each Lender in such Managing Agent’s Lender Group. Each Managing Agent shall promptly notify each Lender in such Managing Agent’s Lender Group in writing any time that the applicable percentage of Lenders in such Managing Agent’s Lender Group have instructed Agent to act or refrain from acting pursuant hereto.

[RumbleOn] Loan Agreement

(c) Rights, Exculpation, Etc. No Managing Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Lender for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith; provided that the foregoing shall not prevent a Managing Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis. Notwithstanding the foregoing, each Managing Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder. No Managing Agent shall be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree promptly to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, each Managing Agent shall exercise the same care which it would in dealing with loans for its own account. No Managing Agent shall be responsible to any Lender for any recitals, statements, representations or warranties made by Borrower herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Borrower. No Managing Agent shall be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower, or the existence or possible existence of any Default or Event of Default. Each Managing Agent may at any time request instructions from Lenders in such Managing Agent’s Lender Group with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents such Managing Agent is permitted or required to take or to grant, and Managing Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Managing Agent as a result of such Managing Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of Lenders in such Managing Agent’s Lender Group and, notwithstanding the instructions of such Lenders, no Managing Agent shall have any obligation to take any action if it, in good faith, believes that such action exposes such Managing Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless such Managing Agent receives an indemnification satisfactory to it from Lenders in such Managing Agent’s Lender Group with respect to such action.

(d) Reliance. Each Managing Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by such Managing Agent in its sole discretion.

[RumbleOn] Loan Agreement

(e) Indemnification. Each Bank Branch in a Managing Agent’s Lender Group, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless such Managing Agent and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by Borrower), ratably according to their respective pro rata share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations of such Bank Branch and its related Conduit Lender, if any (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with their pro rata share immediately prior to such date of the total outstanding Obligations of such Bank Branch and its related Conduit Lender, if any), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Managing Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Managing Agent under this Agreement or any of the other Loan Documents; provided, however, that no Bank Branch shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from such Managing Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis. The obligations of Bank Branches under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Managing Agent in its Individual Capacity. With respect to the Loans made by it, if any, Credit Suisse AG, New York Branch and its successors as a Managing Agent shall have, and may exercise, the same rights and powers under the Loan Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Loan Documents, as any other Lender. The terms “Lenders” or ” “Requisite Lenders” or any similar terms shall include each Managing Agent in its individual capacity as a Lender. Each Managing Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Borrower or any Subsidiary or Affiliate of Borrower as if it were not acting as a Managing Agent pursuant hereto.

(g) Successor Managing Agent.

(i) Resignation. Each Managing Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower and Lenders in such Managing Agent’s Lender Group. Such resignation shall take effect upon the acceptance by a successor Managing Agent for such Lender Group of appointment pursuant to clause (ii) below or as otherwise provided below.

[RumbleOn] Loan Agreement

(ii) Appointment of Successor. Upon any such notice of resignation pursuant to clause (g)(i) of this Section 13.8, the Bank Branches in the applicable Managing Agent’s Lender Group shall appoint a successor Managing Agent for such Lender Group with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Default or Event of Default exists). If a successor Managing Agent shall not have been so appointed for the applicable Lender Group within said thirty (30) calendar day period referenced in clause (g)(i) above, the retiring Managing Agent, upon notice to Borrower, may, on behalf of Lenders in such Managing Agent’s Lender Group, appoint a successor Managing Agent with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Default or Event of Default exists), who shall serve as Managing Agent for such Lender Group until such time as Bank Branches for such Lender Group appoint a successor Managing Agent as provided above. If no successor Managing Agent has been appointed pursuant to the foregoing within said thirty (30) calendar day period, the resignation shall become effective and Bank Branches in such Lender Group thereafter shall perform all the duties of Managing Agent for such Lender Group hereunder, until such time, if any, as Bank Branches for such Lender Group appoint a successor Managing Agent as provided above.

(h) Successor Managing Agent. Upon the acceptance of any appointment as a Managing Agent under the Loan Documents by a successor Managing Agent, such successor Managing Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Managing Agent and, upon the earlier of such acceptance or the effective date of the retiring Managing Agent’s resignation, the retiring Managing Agent shall be discharged from its duties and obligations under the Loan Documents, provided that any indemnity rights or other rights in favor of such retiring Managing Agent shall continue after and survive such resignation and succession. After any retiring Managing Agent’s resignation as Managing Agent under the Loan Documents, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Managing Agent under the Loan Documents.

XIV.	TAXES

14.1	Taxes

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 14.1(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

[RumbleOn] Loan Agreement

(b) Payment of Other Taxes by Borrower. Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify each Recipient, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 14.1(c)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which Agent or such Lender first made demand therefore. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 14.1, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Status of Agent and Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 14.1(e)(ii)(A), (ii)(B), (ii)(D), (iii), and (iv) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

[RumbleOn] Loan Agreement

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall to the extent it is legally entitled to do so deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, or acting as a “conduit entity” within the meaning of Treasury Regulation Section 1.881-3 with respect to amount under any Loan Document (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exception, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

[RumbleOn] Loan Agreement

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) If Agent is a U.S. Person, it shall deliver to Borrower on or prior to the date on which it becomes Agent under this Agreement two duly completed copies of IRS Form W-9. If Agent is not a U.S. Person, it shall provide to Borrower on or prior to the date on which it becomes Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) (A) two executed copies of Form W-8ECI with respect to any amounts payable to Agent for its own account, and (B) two executed copies of Form W-8IMY with respect to any amounts payable to Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with Borrower to be treated as a United States person with respect to such payments (and Borrower and Agent agree to so treat Agent as a United States Person with respect to such payments as contemplated by Treasury Regulation Section 1.1441-1(b)(2)(iv)).

(iv) Each Person that shall become a Participant pursuant to Section 12.2 shall, on or before the date of the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this Section 14.1(e), provided that the obligations of such Participant, pursuant to this Section 14.1(e) shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Agent.

Each Agent and Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

[RumbleOn] Loan Agreement

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 14.1 (including by the payment of additional amounts pursuant to this Section 14.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 14.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Notwithstanding anything herein to the contrary, if Agent is required by law to deduct or withhold any Taxes from or in respect of any sum payable to any Lender by Borrower or Agent, the Agent shall not be required to make any gross-up payment to or in respect of such Lender, except to the extent that a corresponding gross-up payment is actually received by Agent from Borrower.

(h) Survival. Each party’s obligations under this Section 14.1 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW]

[RumbleOn] Loan Agreement

IN WITNESS WHEREOF, each of the parties has duly executed this Loan and Security Agreement as of the date first written above.

BORROWER:

ROF SPV I, LLC,
a Delaware limited liability company

By:	/s/ Scott Raymer
Name:	Scott Raymer
Title:	President

Address:

1160 North Town Center Drive
Suite 130 Las Vegas, Nevada 89144
Attention: Mr. Scott Raymer
Email: scott@rumbleon.com

[RumbleOn] Loan Agreement

AGENT AND MANAGING AGENT
CREDIT SUISSE AG, NEW YORK BRANCH

By:	/s/ Patrick Duggan
Name:	Patrick Duggan
Title:	Authorized Signatory

By:	/s/ Patrick J. Hart
Name:	Patrick J. Hart
Title:	Authorized Signatory

Address:
11 Madison Avenue, 4th Floor
New York, NY 10010
Attention: Ken Aiani
Email: kenneth.aiani@credit-suisse.com
With a copy to:

11 Madison Avenue, 4th Floor
New York, NY 10010
Attention: Conduit Monitoring
Email: list.afconduitreports@credit-suisse.com
abcp.monitoring@credit-suisse.com

With a copy to:

Sector Financial Inc.
11 Madison Avenue, 4th Floor
New York, NY 10010
Attention: Alan Leland
Email: Alan.Leland@sectorfinancial.com

With a copy to:

Holland & Knight LLP
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: Stephen Ratliff, Esq.
Email: Stephen.Ratliff@hklaw.com

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LENDER:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Patrick Duggan
Name:	Patrick Duggan
Title:	Authorized Signatory

By:	/s/ Patrick J. Hart
Name:	Patrick J. Hart
Title:	Authorized Signatory

Address:
11 Madison Avenue, 4th Floor
New York, NY 10010
Attention: Ken Aiani
Email: kenneth.aiani@credit-suisse.com

With a copy to:

11 Madison Avenue, 4th Floor
New York, NY 10010
Attention: Conduit Monitoring
Email: list.afconduitreports@credit-suisse.com;
abcp.monitoring@credit-suisse.com

[RumbleOn] Loan Agreement

CONDUIT LENDER:

GIFS CAPITAL COMPANY, LLC

By:	/s/ Carey D. Fear
Name :	Carey D. Fear
Title:	Manager

Address:
227 West Monroe Street, Suite 4900
Chicago, IL 60606
Attention: Operations
Email: chioperations@guggenheimpartners.com

[RumbleOn] Loan Agreement